Prospectus Supplement Filed pursuant to Rule 424(b)(3)
Registration No. 333-135325

PROSPECTUS SUPPLEMENT NO. 6
DATED MARCH 30, 2007
(To Prospectus Dated October 23, 2006)

UNITED FUEL & ENERGY CORPORATION

18,297,127 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated October 23, 2006, of United Fuel & Energy Corporation. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus. The Prospectus relates to the public sale, from time to time, of up to 18,297,127 shares of our common stock by the selling shareholders identified in the Prospectus.

This prospectus supplement includes the attached Form 8-K, as filed by us with the Securities and Exchange Commission on March 30, 2007.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated October 23, 2006, as previously supplemented) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 30, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 27, 2007
Date of report (Date of earliest event reported)

UNITED FUEL & ENERGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-68008	91-2037688
(Commission File Number)	(IRS Employer Identification No.)

405 N. Marienfeld, 3rd Floor, Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

(432) 571-8000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 27, 2007, United Fuel & Energy Corporation, a Texas corporation formerly known as Eddins-Walcher Company (“United”), and Three D Oil Co. of Kilgore, Inc., a Texas corporation (“Three D”), entered into a second amended and restated financing agreement with The CIT Group/Business Credit, Inc., as agent and a lender, SunTrust Bank, as documentation agent and a lender, and PNC Bank, National Association, and Wachovia Bank, N.A., as lenders. United and Three D are subsidiaries of United Fuel & Energy Corporation, a Nevada corporation.

The Amended and Restated Financing Agreement amended the terms of our existing revolving credit facility to, among other things, (a) extend the maturity to September 30, 2012, (b) increase the line of credit to $70,000,000, (c) reduce the interest rate to LIBOR plus 1.75% or prime, at our option, for 2007 and thereafter based on levels of fixed charge coverage, (d) provide for improved advance rates on certain collateral, (e) eliminate a financial covenant to provide more flexibility for borrowing, and (f) release the personal guarantee of our principal shareholder. In addition to the amendment to the existing revolving credit facility, the Amended and Restated Financing Agreement also provides for certain term loan borrowing of up to $20,000,000. The Amended and Restated Financing Agreement provides for an initial term loan of $5,000,000, which was advanced at closing and is secured by certain existing assets, including certain assets which secured three previously outstanding term notes, which had balances of approximately $2,000,000, that were paid off from the $5,000,000 proceeds. In addition, the Amended and Restated Financing Agreement also provides for an acquisition term loan line of credit in an aggregate original principal amount of up to $15,000,000. The acquisition term loans provide for certain advance rates for subsequently purchased equipment and real estate based upon appraised values. The term loans have a maturity of September 30, 2012, are payable in monthly principal installments based upon a 72 month amortization and bear interest at LIBOR plus 2.5% or prime plus .5%, at our option.

 The Amended and Restated Financing Agreement includes usual and customary covenants for credit facilities of this type, including financial covenants requiring the maintenance of certain financial ratios and covenants limiting the following: liens, mergers, substantial asset sales and other fundamental changes. The Amended and Restated Financing Agreement is collateralized by substantially all of our assets. United Fuel & Energy Corporation, a Nevada corporation, guarantees the obligations of both United and Three D under the Amended and Restated Financing Agreement and such guarantee is secured by the capital stock of United. In the event of a default by United and Three D under the Amended and Restated Financing Agreement, the lenders may terminate the commitments under the Amended and Restated Financing Agreement and declare the amounts outstanding, including all accrued interest and unpaid fees, payable immediately. The Amended and Restated Financing Agreement specifies certain customary events of default, including, among others, failure to pay principal, interest or other amounts; inaccuracy of representations and warranties; violation of covenants; cross events of default; certain bankruptcy and insolvency events; and certain undischarged judgments.

The foregoing description of the Amended and Restated Financing Agreement is not complete and is qualified in its entirety by reference to the full text of the Amended and Restated Financing Agreement, a copy of which is filed herewith as Exhibit 10.20 and is incorporated herein by reference.

The Amended and Restated Financing Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about us. The representations, warranties and covenants contained in the Amended and Restated Financing Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Amended and Restated Financing Agreement, and may be subject to limitations agreed upon by the contracting parties, instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Amended and Restated Financing Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of United Fuel & Energy Corporation. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Amended and Restated Financing Agreement, which subsequent information may or may not be fully reflected in the public disclosures of United Fuel & Energy Corporation.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth above in Item 1.01 regarding the Amended and Restated Financing Agreement is hereby incorporated into Item 2.03(a) by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

The following exhibits are filed or furnished herewith:

Exhibit No.	Description

10.20
The Second Amended and Restated Financing Agreement dated March 27, 2007, by and among United Fuel & Energy Corporation, formerly known as Eddins-Walcher Company as a borrower, Three D Oil Co., of Kilgore, Inc., as a borrower, The CIT Group/Business Credit, Inc., as agent and a lender, SunTrust Bank, as documentation agent and a lender, and PNC Bank, National Association, and Wachovia Bank, N.A., as lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED FUEL & ENERGY CORPORATION

Date: March 30, 2007	By:	/s/ Bobby W. Page
Bobby W. Page
Vice-President and Chief Financial Officer

 EXHIBIT INDEX

Exhibit No.	Description

10.20
The Second Amended and Restated Financing Agreement dated March 27, 2007, by and among United Fuel & Energy Corporation, formerly known as Eddins-Walcher Company as a borrower, Three D Oil Co., of Kilgore, Inc., as a borrower, The CIT Group/Business Credit, Inc., as agent and a lender, SunTrust Bank, as documentation agent and a lender, and PNC Bank, National Association, and Wachovia Bank, N.A., as lenders.

SECOND AMENDED AND RESTATED FINANCING AGREEMENT

The CIT Group/Business Credit, Inc.
(as Agent)

SunTrust Bank
(as Documentation Agent)

The Lenders that are parties hereto

and

United Fuel & Energy Corporation
and
Three D Oil Co. of Kilgore, Inc.
(as Companies)

Dated: March 27, 2007

EXHIBITS

Exhibit A - Form of Assignment and Transfer Agreement
Exhibit B - Form of Initial Term Loan Promissory Note
Exhibit C - Form of Acquisition Term Loan Promissory Note
Exhibit D - Form of Revolving Loan Promissory Note
Exhibit E - Form of Swingline Note
Exhibit F - Form of Three D Real Property Term Loan Promissory Note

SCHEDULES

Schedule 1 - Existing Liens
Schedule 7(1) - Company Information
Schedule 7(15)(e) - Permitted Indebtedness; Other Lending Agreements
Schedule 7(15)(g) - Real Property Owned and Leased/Collateral Locations

i

Schedule 7(15)(h) - Litigation
Schedule 7(15)(l) - Environmental Matters
Schedule 7(15)(q) - Subsidiaries
Schedule 7(15)(r) - Intellectual Property

ii

SECOND AMENDED AND RESTATED FINANCING AGREEMENT

THE CIT GROUP/BUSINESS CREDIT, INC. (“CIT”) a New York corporation, with offices located at Two Lincoln Centre, 5420 LBJ Freeway, Suite 200, Dallas, Texas 75240, and SUNTRUST BANK (“SunTrust”), a Georgia banking corporation (CIT and SunTrust in their respective capacity as a Lender [as defined below], being hereinafter referred to as “Existing Lenders”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), a national banking association, and WACHOVIA BANK, N.A. (“Wachovia”), a national banking association (PNC and Wachovia, in their respective capacities as a Lender, being hereinafter referred to as the “Additional Lenders”) (CIT, SunTrust, PNC, Wachovia and the Swingline Lender and any other entity becoming a Lender hereunder pursuant to Paragraph 13.4(b) of Section 13 of this Financing Agreement, are collectively referred to as the “Lenders” and individually as a “Lender”), CIT, as the administrative and collateral agent for the Lenders (the “Agent”), and SunTrust, as documentation agent for the Lenders (the “Documentation Agent”), are pleased to confirm the terms and conditions under which the Lenders, acting through the Agent, shall make revolving loans and term loans and other financial accommodations to UNITED FUEL & ENERGY CORPORATION (“United”), a Texas corporation formerly known as Eddins-Walcher Company, United being the surviving entity of the merger of United Fuel & Energy Corporation, a Texas corporation, into Eddins-Walcher Company, with Eddins-Walcher Company having changed its name to United Fuel & Energy Corporation in connection with such merger and being a wholly-owned Subsidiary of United Fuel & Energy Corporation, a Nevada corporation (“Parent”), United having a principal place of business at 405 N. Marienfeld, Suite 300, Midland, Texas 79701, and THREE D OIL CO. OF KILGORE, INC. (“Three D”), a Texas corporation, Three D being a wholly-owned Subsidiary of United and having a principal place of business at 405 N. Marienfeld, Suite 300, Midland, Texas 79701 (United and Three D being herein individually referred to as a “Company” and collectively referred to as the “Companies”).

RECITALS:

A.  CIT and the Companies are parties to that certain Financing Agreement, dated as of October 10, 2003, as amended by (i) an Agreement Regarding Brands Shopping Network, Inc. Transaction and August 2004 Amendment To Financing Agreement dated as of August 6, 2004, (ii) a September 2004 Extension of Financing Agreement dated as of September 30, 2004, (iii) an Agreement Regarding Sterling Bank Transaction and November 2004 Amendment dated as of November 1, 2004, and (iv) a December 2004 Amendment to Financing Agreement dated as of December __, 2004 (as amended, the “Original Financing Agreement”).

B.  CIT, SunTrust, Agent and Companies entered into that certain Amended and Restated Financing Agreement dated April 8, 2005 (as amended and modified from time to time, the “Existing Financing Agreement”).

C.  Companies have requested that Agent and Lenders agree and, subject to the terms and conditions of this Financing Agreement, Agent and Lenders have agreed, to entirely amend and restate the Existing Financing Agreement to, among other things:

(i)
Increase the maximum total credit facility to $90,000,000, including increasing the Revolving Line of Credit to $70,000,000, making a new term loan in the amount of $5,000,000 on the Closing Date, and providing for future additional term loans of up to the aggregate amount of $15,000,000, and for the making by Lenders of their respective Pro Rata Percentage of new advances made on the Closing Date; and

(ii)
Provide for the assignment by Existing Lenders to Additional Lenders and otherwise for the extension by all Lenders of amounts necessary for all Lenders to hold their respective Pro Rata Percentage of the Commitments, it being the intent of Companies, Agent and Lenders that the Revolving Loans and Letters of Credit existing under the Existing Financing Agreement as of the Closing Date shall continue, remain outstanding and not be repaid on the Closing Date, but shall be assigned and reallocated among the Lenders as provided in this Financing Agreement, and accordingly the Loans and Commitments are not in novation or discharge thereof; and

(iii)	Amend certain provisions of the credit facility provided for in the Existing Financing Agreement.

D.  The parties hereto desire to amend, restate and modify, but not extinguish, the Existing Financing Agreement in its entirety as hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Companies, the Agent and the Lenders agree to amend and restate the Existing Financing Agreement in the following manner:

SECTION 1.   Definitions

Accounts shall mean all of each of the Companies’ now existing and future: (a) accounts (as defined in the UCC), and any and all other receivables (whether or not specifically listed on schedules furnished to the Agent), including, without limitation, all accounts created by, or arising from, all of each Company’s sales, leases, rentals of goods or renditions of services to their customers, including but not limited to, those accounts arising under any Company’s trade names or styles, or through any Company’s divisions; (b) any and all instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software thereto; (i) notes, deposits or property of account debtors securing the obligations of any such account debtors to the Companies (or any of them); and (j) cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

Acquisition Term Loan Line of Credit shall mean the aggregate commitment of the Lenders to make after the Closing Date Acquisition Term Loans to Companies in aggregate original principal amount of up to $14,000,000 pursuant to Paragraph 4.3 of Section 4 of this Financing Agreement.

Acquisition Term Loans shall mean the term loans to be made to the Companies by the Lenders upon the satisfaction of the conditions set forth in Paragraph 4.3 of Section 4 of this Financing Agreement.

Additional Lender shall have the meaning given to such term in the opening paragraph of this Financing Agreement.

Adjustment Date shall mean (a) initially, the Initial Adjustment Date, and (b) thereafter, the first day of each thereafter occurring May, August, November and February; provided, however, that if the financial statements of Companies to be delivered to Agent pursuant to Paragraph 7.8(c) of Section 7 hereof for the month ending as of the last day of the Fiscal Quarter immediately preceding such first day of such calendar month (for example, as to May 1, 2008, the financial statements to be delivered pursuant to Paragraph 7.8(c) of Section 7 hereof for the month ending March 31, 2008) have not been delivered by the due date for such financial statements, such “Adjustment Date” shall instead be the tenth day after delivery to Agent of such financial statements.

Affiliate shall mean, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Capital Stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 10% or more of the Capital Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

Agent shall have the meaning given such term in the opening paragraph of this Financing Agreement.

Anniversary Date shall mean September 30, 2012.

Applicable Base Rate Margin means, with respect to any amount outstanding under the Revolving Loans or the Term Loans, as the case may be, which are Base Rate Loans, the rate of interest per annum determined as set forth below:

(a)  as to the amount of Revolving Loans outstanding on any day:

(i)  during the period beginning the Closing Date and continuing until the Initial Adjustment Date - 0.00%; and

(ii)  thereafter, on each Adjustment Date (beginning on the Initial Adjustment Date) and continuing until the next Adjustment Date, the applicable percent per annum set forth in the pricing table below opposite the relevant Fixed Charge Coverage Ratio calculated as of the last day of the relevant Fiscal Quarter for the four Fiscal Quarter period ending on such day:

APPLICABLE BASE RATE
MARGIN PRICING TABLE

Fixed Charge Coverage Ratio	Applicable Base Rate Margin
(A) Greater than or equal to 1.20 to 1.00	(A) 0.00%
(B) Less than 1.20 to 1.00	(B) 0.25%

All adjustments to the Applicable Base Rate Margin shall be implemented by the Agent based on the financial statements and related officer’s certificate for the relevant period delivered by the Companies to the Agent pursuant to Paragraph 7.8(c) of Section 7 hereof, and shall take effect retroactively on the Adjustment Date immediately succeeding the date of the Agent’s receipt of such financial statements. Notwithstanding the foregoing: (a) no reduction in Applicable Base Rate Margin shall occur on an Adjustment Date if a Default or an Event of Default shall have occurred and be continuing on such Adjustment Date or the date of the Agent’s receipt of the financial statements on which such reduction is to be based; and (b) if the Companies fail to deliver the financial statements on which any reduction in applicable margins is to be based within ten (10) days of the due date for such items set forth in Paragraph 7.8(c) of Section 7, then effective as of the due date for such financial statements, the Applicable Base Rate Margin shall increase to the highest margin set forth in the table above until the following Adjustment Date. Without limitation of any other provision of this Financing Agreement or any other remedy available to Agent or Lenders under any of the Loan Documents, if, as a result of any restatement of or other adjustment to the financial statements delivered by the Companies to the Agent pursuant to Paragraph 7.8(c) of Section 7 hereof or for any other reason, the Agent determines that (y) the Fixed Charge Coverage Ratio as calculated by the Companies as of any applicable date was inaccurate by more than 0.04 (for example, the Fixed Charge Coverage Ratio is initially reported as 1.20 to 1.00, but as corrected is 1.159 to 1.00) (a “Material Adjustment”) and (z) a proper calculation of the Fixed Charge Coverage Ratio would have resulted in a different Applicable Base Rate Margin for any period, then in the event of a Material Adjustment (but not if a Material Adjustment has not occurred) (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in a higher Applicable Base Rate Margin for such period, the Companies shall automatically and retroactively be obligated to pay to the Agent promptly on demand by the Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in a lower Applicable Base Rate Margin for such period, the Agent shall have no obligation to repay any interest or fees to the Companies; provided that if, as a result of any Material Adjustment a proper calculation of the Fixed Charge Coverage Ratio would have resulted in a higher Applicable Base Rate Margin for one or more periods and a lower Applicable Base Rate Margin for one or more other periods (due to the shifting of income or expenses form one period to another period or any similar reason), then the amount payable by the Companies pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

(b)  as to the amount of Term Loans outstanding on any day - 0.50%.

Applicable LIBOR Margin means, on any specific date, with respect to any amount outstanding under the Revolving Loans or Term Loans, as the case may be, which are LIBOR Loans, the rate of interest per annum determined as set forth below:

(a)  as to the amount of Revolver Loans outstanding on any day:

(i)  during the period from the Closing Date until the Initial Adjustment Date - 1.75%; and

(ii)  thereafter, on each Adjustment Date (beginning on the Initial Adjustment Date) and continuing until the next Adjustment Date, the applicable percent per annum set forth in the pricing table below opposite the relevant Fixed Charge Coverage Ratio calculated as of the last day of the relevant Fiscal Quarter for the four Fiscal Quarter period ending on such day:

APPLICABLE LIBOR MARGIN
PRICING TABLE

Fixed Charge Coverage Ratio	Applicable LIBOR Margin
(A) Greater than or equal to 2.25 to 1.00	(A) 1.00%
(B) Less than 2.25 to 1.00, but equal to or greater than 1.75 to 1.00	(B) 1.25%
(C) Less than 1.75 to 1.00, but equal to or greater than 1.40 to 1.00	(C) 1.50%
(D) Less than 1.40 to 1.00, but equal to or greater than 1.20 to 1.00	(D) 1.75%
(E) Less than 1.20 to 1.00	(E) 2.00%

All adjustments to the Applicable LIBOR Margin shall be implemented by the Agent based on the financial statements and related officer’s certificate for the relevant period delivered by the Companies to the Agent pursuant to Paragraph 7.8(c) of Section 7 hereof, and shall take effect on the Adjustment Date immediately succeeding the date of the Agent’s receipt of such financial statements. Notwithstanding the foregoing: (a) no reduction in Applicable Margins shall occur on an Adjustment Date if a Default or an Event of Default shall have occurred and be continuing on such Adjustment Date or the date of the Agent’s receipt of the financial statements on which such reduction is to be based; and (b) if the Companies fail to deliver the financial statements on which any reduction in applicable margins is to be based within ten (10) days of the due date for such items set forth in Paragraph 7.8(c) of Section 7, then effective as of the due date for such financial statements, the Applicable LIBOR Margin shall increase to the highest margin set forth in the table above until the following Adjustment Date. Without limitation of any other provision of this Financing Agreement or any other remedy available to Agent or Lenders under any of the Loan Documents, if, as a result of any restatement of or other adjustment to the financial statements delivered by the Companies to the Agent pursuant to Paragraph 7.8(c) of Section 7 hereof or for any other reason, the Agent determines that (y) the Fixed Charge Coverage Ratio as calculated by the Companies as of any applicable date was inaccurate and such inaccuracy constitutes a Material Adjustment and (z) a proper calculation of the Fixed Charge Coverage Ratio would have resulted in a different Applicable LIBOR Margin for any period, then in the event of a Material Adjustment (but not if a Material Adjustment has not occurred) (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in a higher Applicable LIBOR Margin for such period, the Companies shall automatically and retroactively be obligated to pay to the Agent promptly on demand by the Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in a lower Applicable LIBOR Margin for such period, the Agent shall have no obligation to repay any interest or fees to the Companies; provided that if, as a result of any Material Adjustment a proper calculation of the Fixed Charge Coverage Ratio would have resulted in a higher Applicable LIBOR Margin for one or more periods and a lower Applicable LIBOR Margin for one or more other periods (due to the shifting of income or expenses form one period to another period or any similar reason), then the amount payable by the Companies pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

(b)  as to the amount of Term Loans outstanding on any day - 2.50%.

Approved Acquisition shall mean (a) a transaction pursuant to or as a result of which a Company acquires new Equipment or acquires new Real Estate or acquires the Capital Stock in or all or a substantial portion of the assets of a target Person and (b) as to which acquisition Agent has given its prior written consent (the parties hereto agreeing that such prior written consent by Agent shall satisfy the consent otherwise required pursuant to the provisions of Paragraph 7.9(g) of Section 7 of this Financing Agreement and that in connection with any such written consent by Agent that Agent intends to supply the Lenders with such information as Agent has regarding such proposed acquisition, provided that there shall nonetheless not be any impact on any such consent given by Agent or liability on part of Agent if Agent in fact fails to supply such information to Lenders); provided, however, notwithstanding the foregoing, if the purchase price payable in connection with such acquisition (exclusive of any amount payable in connection with Accounts or Inventory) is greater than $3,000,000 or if, when combined with the aggregate purchase price payable in connection with all Approved Acquisitions (exclusive of any amount payable in connection with Accounts or Inventory) previously consented to during such Fiscal Year, the aggregate purchase price (exclusive of any amount payable in connection with Accounts or Inventory) of all Approved Acquisitions during such Fiscal Year which have not previously been consented to in writing by Required Lenders will exceed $8,000,000, each of Agent and the Required Lenders must have given its prior written consent to such acquisition in order for such acquisition to constitute an “Approved Acquisition.”

Approved Acquisition Term Loan shall mean a loan made in conjunction with an Approved Acquisition otherwise in conformity with the provisions of this Financing Agreement pursuant to or as a result of which a Company (a) acquires new Equipment and in connection therewith has requested that Lenders fund an Acquisition Term Loan in an amount equal to eighty-five percent (85%) of the net orderly liquidation value of such new Equipment (as determined by an appraisal in form and substance reasonably satisfactory to Agent, prepared by an appraiser satisfactory to Agent), (b) acquires new Real Estate and in connection therewith has requested that Lenders fund an Acquisition Term Loan in an amount equal to seventy-five percent (75%) of the fair market value of such new Real Estate (as determined by an appraisal in form and substance reasonably satisfactory to Agent, prepared by an appraiser satisfactory to Agent), or (c) acquires the Capital Stock in or all or a substantial portion of the assets of a target Person and in connection therewith has requested that Lenders fund an Acquisition Term Loan in an amount satisfactory to Agent (Agent’s determination of the amount of such Acquisition Term Loan in such case to include, but not be limited to, the net orderly liquidation value of any Equipment and the fair market value of any Real Estate acquired in such acquisition, respectively determined in a manner and pursuant to documentation and materials reasonably satisfactory to Agent) and in the case of (a), (b) or (c) above, Agent, in its sole discretion, has approved Companies’ request that an Acquisition Term Loan be made to Companies in connection with such acquisition; provided, however, no Company may request an Acquisition Term Loan if at the time of such request a Default or Event of Default is continuing and no Acquisition Term Loan shall be made if at the date of funding of such Acquisition Term Loan a Default or Event of Default is continuing or if Agent shall not have received all documentation and materials requested by Agent in connection with such acquisition (including, without limitation, such environmental assessments as to Real Estate as shall be required by Agent, to be in form and substance satisfactory to Agent).

Assignment and Transfer Agreement shall mean the Assignment and Transfer Agreement in the form of Exhibit A attached hereto.

Availability shall mean the amount by which: (a) the Borrowing Base exceeds (b) the outstanding aggregate amount of all outstanding Revolving Loans (with the aggregate undrawn amount of the outstanding Letters of Credit not to be included in the calculation of the aggregate amount of all outstanding Revolving Loans).

Availability Reserve shall mean, as to any Company, the sum of: (a) (i) three (3) months rental payments or similar charges for any of such Company’s leased premises or other Collateral locations for which such Company has not delivered to the Agent a landlord’s waiver in form and substance reasonably satisfactory to the Agent, plus (ii) three (3) months estimated payments plus any other fees or charges owing by such Company to any applicable warehousemen or third party processor (as determined by the Agent in its reasonable business judgment), provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) delivery to the Agent of any such acceptable waiver, (y) the opening or closing of a Collateral location, and/or (z) any change in the amount of rental, storage or processor payments or similar charges; (b) any reserve which the Agent in its credit judgment requires in connection with fuel taxes and sales taxes; (c) any reserve which the Agent may reasonably require from time to time pursuant to this Financing Agreement, including without limitation, for Letters of Credit pursuant to Paragraph 5.1 of Section 5 hereof; (d) any reserves which the Agent in its sole discretion deems advisable in connection with the Permitted Indebtedness or the Sterling Intercreditor Agreement; and (e) such other reserves as the Agent deems necessary in its reasonable judgment as a result of (i) negative forecasts and/or trends in such Company’s business, industry, prospects, profits, operations or financial condition, or (ii) other issues, circumstances or facts that could otherwise negatively impact the Companies, or any one of them, their business, prospects, profits, operations, industry, financial condition or assets.

Banking Services shall mean each and any of the following bank services provided to any Company: (a) commercial credit cards, and (b) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

Banking Services Obligations shall mean as to Companies any and all obligations of Companies, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services

Base Rate shall mean the rate of interest per annum announced by the JPMorgan Chase Bank, N.A. from time to time as its prime rate in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by the JPMorgan Chase Bank, N.A. to its borrowers).

Base Rate Loans shall mean any loans or advances pursuant to this Financing Agreement made or maintained at a rate of interest based upon the Base Rate.

Borrowing Base shall mean, as to Companies, the amount calculated as follows: (a) the lesser of (i) Revolving Line of Credit or (ii) the sum of (A) eighty-five percent (85%) of Companies’ aggregate outstanding Eligible Accounts Receivable and Companies’ aggregate outstanding Eligible Unbilled Card-Lock Customer Accounts; provided, however, that if the then Dilution Percentage is greater than five percent (5.0%), then the rate of advance herein shall be reduced by the percentage points by which the Dilution Percentage exceeds five percent (5.0%), plus (B) the sum of (x) sixty-five percent (65%) of the aggregate value of Companies’ Eligible Inventory, valued at the lower of cost or market, on an average cost basis, plus (y) sixty-five percent (65%) of the aggregate value of Companies’ Eligible Card-Lock Inventory, valued at the lower of cost or market, on an average cost basis, plus (C) the Eligible Equipment Based Amount, plus (D) one hundred percent (100%) of the aggregate Eligible Cash Surrender Value of Eligible Life Insurance Policy, plus (E) the lesser of (x) one hundred percent (100%) of the Dollar balance of the Eligible Cash Collateral or (y) $10,000,000, minus (b) any applicable Availability Reserves.

Business Day shall mean any day on which the Agent and the JPMorgan Chase Bank are open for business.

Capital Expenditures shall mean, for any period, the aggregate of all expenditures of the Companies during such period on account of property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be included in or reflected in the balance sheet of the Companies.

Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure in the balance sheet of the Companies.

Capital Stock shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated) of such Person’s equity, including all common stock and preferred stock, any limited or general partnership interest and any limited liability company membership interest.

Cash Collateral Account shall mean a demand deposit, money market or other account satisfactory to Agent, in its sole discretion, maintained at a bank or financial institution satisfactory to Agent, in its sole discretion, which is at all times under the “control” of Agent for the benefit of Agent and Lenders pursuant to Section 9-104 of the UCC as collateral for the Obligations in a manner and pursuant to documentation satisfactory to Agent, in its sole discretion, and as to which (a) Agent, for the benefit of itself and the Lenders, shall have a valid enforceable first priority security interest, (b) no defense, counterclaim, set off or dispute shall exist or be asserted with respect thereto (other than any right of setoff permitted to the relevant bank or other financial institution pursuant to the provisions of the control agreement executed in connection with such account), and (c) no security interests exist other than the security interest of Agent (other than any security interest which may be permitted to the relevant bank or other financial institution pursuant to the provisions of the control agreement executed in connection with such account).

Casualty Proceeds shall mean (a) payments or other proceeds from an insurance carrier with respect to any loss, casualty or damage to Collateral and (b) payments received on account of any condemnation or other government taking of any Collateral.

CIT shall have the meaning given such term in the opening paragraph of this Financing Agreement.

Citibank Texas shall mean Citibank, N.A., successor by merger to Citibank Texas, N.A., formerly known as First American Bank SSB.

Closing Date shall mean the date that this Financing Agreement has been duly executed by the parties hereto and delivered to the Agent.

Collateral shall mean all present and future property of the Companies, including, without limitation, all present and future Accounts, Equipment, Inventory, Documents of Title, General Intangibles, Real Estate and Other Collateral of each of the Companies.

Commitment shall mean, as to any Lender, the amount of the commitment for such Lender set forth on the signature page to this Financing Agreement or in the Assignment and Transfer Agreement to which such Lender is a party, as such amount may be reduced or increased in accordance with the provisions of Paragraph 13.4(b) of Section 13 or any other applicable provision of this Financing Agreement.

Companies shall have the meaning given to such term in the opening paragraph of this Financing Agreement.

Consolidated Balance Sheet shall mean a consolidated or compiled, as applicable, balance sheet for the Parent, the Companies and the consolidated subsidiaries of each, eliminating all inter-company transactions and prepared in accordance with GAAP.

Copyrights shall mean all of each of the Companies’ present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, goodwill, any and all general intangibles, intellectual property and rights pertaining thereto, and all cash and non-cash proceeds thereof.

Current Assets shall mean those assets of the Companies which, in accordance with GAAP, are classified as current.

Current Liabilities shall mean those liabilities of the Companies which, in accordance with GAAP, are classified as “current.”

Default shall mean any event specified in Section 10 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has been satisfied.

Default Rate of Interest shall mean a rate of interest per annum on any Obligations hereunder, equal to the lesser of: (a) the Maximum Legal Rate, or (b) the sum of: (i) two percent (2%), and (ii) the applicable increment over the Base Rate (as set forth in Paragraph 8.1 of Section 8 hereof) plus the Base Rate, or the applicable increment over the LIBOR Rate (as set forth Paragraph 8.14 of Section 8 hereof) plus the LIBOR Rate, which the Agent and the Lenders shall be entitled to charge the Companies on all Obligations due to the Agent and the Lenders by the Companies, as further set forth in Paragraph 10.2 of Section 10 hereof.

Depository Accounts shall mean the collection accounts, which are subject to the Agent’s instructions, as specified in Paragraph 3.4 of Section 3 hereof.

Dilution Percentage shall mean, as of any time of calculation, the then sum of Companies’ credits, claims, allowances, discounts, write-offs, credits issued as a result of actual customer contra charges made, offsets and deductions divided by the then sum of Trade Accounts Receivables, all calculated on a rolling ninety (90) day average, as determined by and calculated by the Agent from time to time.

Documentation Agent shall have the meaning given such term in the opening paragraph of this Financing Agreement.

Documentation Fee shall mean the Agent’s standard fees relating to any and all modifications, waivers, releases, amendments or additional collateral with respect to this Financing Agreement, the Collateral and/or the Obligations.

Documents of Title shall mean all of each of the Companies’ present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

Dollars or $ shall mean lawful currency of the United States of America.

EBITDA shall mean, in any period, all net earnings of the Companies for said period before (a) all interest and tax obligations, (b) depreciation, (c) amortization of the Companies for said period, (d) other non-cash items for said period agreed to by Agent as long as the aggregate amount of such non-cash items does not exceed three percent (3.00%) of the amount of EBITDA in such period as calculated prior to the non-cash items referred to in this clause d, and (e) other non-cash items for said period agreed to by Required Lenders, determined in accordance with GAAP on a basis consistent with the latest audited financial statements of the Companies, but excluding the effect of extraordinary or non-recurring gains or losses for such period.

Eligible Accounts Receivable shall mean, as to any Company, the gross amount of such Company’s Trade Accounts Receivable that are subject to a valid, exclusive, first priority and fully perfected security interest in favor of the Agent, for the benefit of the Lenders, which conform to the warranties contained herein and which, at all times, continue to be acceptable to the Agent, in the exercise of its reasonable business judgment, less, without duplication, the sum of: (a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), and (b) reserves for any such Trade Accounts Receivable that arise from or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which such Company has complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation, to the Agent’s satisfaction in the exercise of its reasonable business judgment; provided, however, the foregoing provisions of this clause (b)(i) shall not apply to sales to a municipality or a school district unless the Agent determines in its sole discretion that payments of accounts by such municipality or school district are covered by a statute, rule or regulation similar to the Assignment of Claims Act of 1940 as to sales to the United States of America, in which case such Accounts will be ineligible unless such Company has complied with such statute, rule or regulation to the Agent’s satisfaction in the exercise of its reasonable business judgment; (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are (x) secured by letters of credit (in form and substance satisfactory to the Agent and with respect to which the Companies have complied with the provisions of Paragraph 6.9 of Section 6 hereof) issued or confirmed by, and payable at, banks having a place of business in the United States of America, or (y) to customers residing in Canada provided such Accounts do not exceed $500,000 in the aggregate at any one time; (iii) Accounts that remain unpaid more than (A) thirty (30) days from invoice date for Accounts subject to ten (10) days (or less) payment terms and (B) ninety (90) days from invoice date for Accounts subject to any other lengthier payment terms; (iv) contra accounts; (v) sales to Parent, any other Company, any subsidiary, or to any company affiliated with the Companies or Parent in any way; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is: (A) insolvent, (B) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (C) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (D) financially unacceptable to the Agent or has a credit rating unacceptable to the Agent; (viii) all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than (A) thirty (30) days from invoice date for Accounts subject to ten (10) days (or less) payment terms, and (B) ninety (90) days from invoice date for Accounts subject to any other lengthier payment terms; (ix) pre-billed receivables and receivables arising from progress billing; (x) an amount representing, historically, returns, discounts, claims, credits, allowances and applicable terms; (xi) sales not payable in United States currency; (xii) sales of propane fuel to consumers to the extent the aggregate amount of such Accounts from such consumer propane customers exceeds $3,000,000, to the extent of such excess, (xiii) any amounts payable to Companies by or through GASCARD pursuant to the provisions of the GASCARD Agreement, and (xiv) any other reasons deemed necessary by the Agent in its reasonable business judgment, including without limitation those which are customary either in the commercial finance industry or in the lending practices of the Agent or the Lenders.

Eligible Card-Lock Inventory shall mean, as to any Company, such Company’s finished goods Inventory which would otherwise constitute Eligible Inventory, except for the fact that it is located at any of the card-lock locations of such Company.

Eligible Cash Collateral shall mean the amount of Dollars on deposit in the Cash Collateral Account and reflected in the most recent information regarding the Cash Collateral Account delivered to Agent (which in all events shall be delivered no less frequently than monthly) in which Agent, on behalf of itself and Lenders, has a valid and enforceable first priority perfected security interest; provided, however, that “Eligible Cash Collateral” shall not include (a) such portion of such amount to the extent that any defense, counterclaim, setoff or dispute is asserted with respect to such portion; (b) such portion of such amount that (i) is not owned by a Company or (ii) is subject to any security interest of any Person, other than the security interest in favor of Agent, on behalf of itself and the Lenders and other than any security interest which may be permitted to the relevant bank or other financial institution pursuant to the provisions of the control agreement executed in connection with such Cash Collateral Account; (c) such portion of such amount as to which any of the representations or warranties in this Financing Agreement and the other Loan Documents are untrue; (d) such portion of such amount to the extent such Dollars are on deposit in the Cash Collateral Account because of the requirements of other provisions of this Financing Agreement; or (e) such portion of such amount to the extent that because of the occurrence and continuation of a Default or Event of Default or material negative financial performance of the Companies, Agent has determined in its sole discretion that such portion of such amount shall no longer constitute “Eligible Cash Collateral.”

Eligible Cash Surrender Value of Eligible Life Insurance Policy shall mean the aggregate cash surrender value of the Eligible Life Insurance Policy to the extent the Agent is satisfied in its sole discretion such cash surrender value is unconditionally payable without offset or defense by such insurer to the Agent and without any right of recoupment thereto of such insurer.

Eligible Equipment shall mean, as to any Company, such Company’s Equipment consisting of tractors, trailers, trucks and other motor vehicles of such Company, to the extent such Equipment (a) is subject to a valid, exclusive first priority and fully perfected security interest in favor of the Agent, for the benefit of the Lenders, (b) conforms to the warranties contained herein, (c) is acceptable to the Agent, in the exercise of its reasonable business judgment, to be included as a component of the Eligible Equipment Based Amount, (d) is covered by the provisions of the Equipment Analysis, and (e) is fully insured in the manner required under this Financing Agreement.

Eligible Equipment Based Amount shall mean, as of any relevant date of determination, (a) eighty percent (80%) of the Eligible Equipment of Companies consisting of rolling stock which is owned by a Company and is covered by the provisions of the Equipment Analysis, with this amount to be reduced on the first day of each calendar month, beginning February 1, 2005, by an amount equal to 1/48 of the aggregate amount determined pursuant to clause (a) above, minus (b) the greater of the net orderly liquidation value or fair market value, as determined by the Agent, of any Equipment described in clause (a) above which is sold, transferred, exchanged or otherwise disposed of or suffers any loss or damage because of fire or other casualty or in which the Agent does not have or ceases to have valid, exclusive first priority and fully perfected security interest.

Eligible Inventory shall mean, as to any Company, the gross amount of such Company’s finished goods Inventory consisting of gasoline, diesel and propane fuel, lubricants, oil and chemicals that is subject to a valid, exclusive, first priority and fully perfected security interest in favor of the Agent, for the benefit of the Lenders, and which conforms to the warranties contained herein and which, at all times, continues to be acceptable to the Agent in the exercise of its reasonable business judgment, less, without duplication, any (a) work-in-process, (b) supplies and raw materials, (c) Inventory not present in the United States of America, (d) Inventory returned or rejected by any of the Company’s customers (other than goods that are undamaged and resalable in the normal course of business) and goods to be returned to a Company’s suppliers, (e) Inventory in transit to third parties (other than a Company’s agents or warehouses), or in the possession of a warehouseman, bailee, third party processor, or other third party, unless such warehouseman, bailee or third party has executed a notice of security interest agreement (in form and substance satisfactory to the Agent) and the Agent, for the benefit of the Lenders, shall have a first priority perfected security interest in such Inventory, (f) Inventory located at any of the card-lock locations of a Company, and (g) less any reserves required by the Agent in its reasonable discretion, including without limitation for special order goods, discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties and Taxes.

Eligible Life Insurance Policy shall mean that certain life insurance policy maintained by the Companies on the life of Jack E. Walcher to the extent such life insurance policy has been assigned to the Agent as collateral for the Obligations pursuant to documentation in form and substance satisfactory to the Agent, which assignment documentation shall have been unconditionally agreed to and acknowledged in writing by the relevant issuer of such life insurance policy (such assignment documentation being referred to in this Financing Agreement as the “Life Insurance Assignment Documentation”).

Eligible Unbilled Card-Lock Customer Accounts shall mean bona fide final sales of fuel to customers of a Company at card-lock locations which have not yet been invoiced by such Company, but which are invoiced to the relevant Account Debtor at pre-determined weekly or monthly intervals, to the extent such a card-lock sales transaction is evidenced by detailed timely sale information in form and substance and satisfactory to the Agent, in its sole discretion, and to the extent such Account represents a final sale that would otherwise constitute an Eligible Accounts Receivable except for the fact such Account has not yet been invoiced. Once such Card-Lock sales transaction is invoiced, it no longer constitutes an “Eligible Unbilled Card-Lock Customer Account.”

Employee Plan shall mean any employee benefit plan, program or policy with respect to which any Company or any ERISA Affiliate may have any liability or any obligation to contribute, other than a Plan or a Multiemployer Plan.

Environmental Laws shall mean applicable federal, state or local laws, rules or regulations, and any applicable judicial interpretations thereof, including any judicial or administrative order, judgment, permit, approval decision or determination, in each case pertaining to conservation or protection of the environment, in effect at the time in question, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act and analogous state and local laws as may be amended from time to time thereby imposing either more or less stringent requirements as relates to activity occurring after the Closing Date of any such amendments.

Equipment shall mean all of each Companies’ present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort.

Equipment Analysis shall mean an analysis in form and substance reasonably satisfactory to the Agent, in its sole discretion, of the net orderly liquidation value of certain Equipment of the Companies, prepared at such time and in a manner and by a person satisfactory to the Agent, in its sole discretion.

ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

ERISA Affiliate shall mean (a) any person which, together with any Company, is treated as a “single employer” under Section 414 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, and (b) any Subsidiary of any Company.

Eurocurrency Reserve Requirements for any day, as applied to a LIBOR Loan, shall mean the aggregate (without duplication) of the maximum rates of reserve requirements (expressed as a decimal fraction) in effect with respect to the Agent or any Lender on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by the Agent or any Lender (such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%)).

Event(s) of Default shall have the meaning provided for in Section 10 hereof.

Existing Financing Agreement shall have the meaning given such term in the Recitals to this Financing Agreement.

Existing Lenders shall have the meaning given such term in the opening paragraph of this Financing Agreement.

Fee Letter shall mean that certain fee letter dated on or before the date hereof, among Companies and Agent, in form and substance mutually agreeable to Agent and the Companies.

Financing Agreement means this Second Amended and Restated Financing Agreement, as the same may be modified, supplemented, extended, amended or restated from time to time.

Fiscal Quarter shall mean, with respect to the Companies, each three (3) month period ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

Fiscal Year shall mean each twelve (12) month period commencing on January 1 of each year and ending on the following December 31.

Fixed Charge Coverage Ratio shall mean, for the relevant period, the ratio determined by dividing EBITDA by the sum of (a) the amount of principal and interest repaid or scheduled to be repaid on the Indebtedness during such period (other than (i) such voluntary prepayments of principal and interest as to which the Agent and the Lenders have agreed in writing should not be included in this clause (a), (ii) the principal repaid on Revolving Loans and (iii) any mandatory prepayments of the Term Loans out of Surplus Cash generated during such period as required pursuant to Paragraph 4.4(c) of Section 4 hereof), (b) all cash dividends paid by the Companies to their shareholders and the redemption price of all Capital Stock redeemed by the Companies, (c) Unfinanced Capital Expenditures actually incurred by the Companies, and (d) all federal, state and local income tax expenses due and payable net of any tax refund received by the Companies.

Fixed Charges shall mean, for the relevant period, the sum of (a) the amount of principal and interest repaid or scheduled to be repaid on the Indebtedness during such period (other than (i) such voluntary prepayments of principal and interest as to which the Agent and the Lenders have agreed in writing should not be included in this clause (a), (ii) the principal repaid on Revolving Loans and (iii) any mandatory prepayments of the Term Loans out of Surplus Cash generated during such period as required pursuant to Paragraph 4.4(c) of Section 4 hereof), (b) all dividends paid by the Companies to their shareholders and the redemption price of all Capital Stock redeemed by the Companies, (c) Unfinanced Capital Expenditures actually incurred by the Companies, and (d) all federal, state and local income tax expenses due and payable net of any tax refund received by the Companies.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply, provided that in the event the Companies modify their accounting principles and procedures as applied as of the Closing Date, the Companies shall provide such statements of reconciliation as shall be in form and substance reasonably acceptable to the Agent.

GASCARD shall have the meaning given to such term in the GASCARD Agreement.

GASCARD Agreement shall mean that certain GASCARD SUBLICENSE AGREEMENT entered into by United, West Texas Gas, Inc. and the other parties signatory thereto, as the same may be renewed, restated and amended from time to time, together with all agreements executed in substitution therefor.

General Intangibles shall mean all of each of the Companies’ present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, tradenames, corporate names, business names, logos and any other designs or sources of business identities, (b) Patents, together with any improvements on said Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) all applications with respect to the foregoing, (g) all right, title and interest in and to any and all extensions and renewals, (h) goodwill with respect to any of the foregoing, (i) any other forms of similar intellectual property, (j) all customer lists, distribution agreements, supply agreements, blue prints, indemnification rights and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including, without limitation, the proceeds or royalties of any licensing agreements between any Company and any licensee of any such Company’s General Intangibles.

Guaranties shall mean the guaranty documents executed and delivered by the Guarantors guaranteeing the Obligations.

Guarantors shall mean Parent and any other person or entity who hereafter guarantees payment of all or any portion of the Obligations.

Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, other than Inventory, or (b) lease obligations which, in accordance with GAAP, have been, or which should be capitalized.

Initial Adjustment Date shall mean the later of (a) February 1, 2008 or (b) the tenth day after the delivery to Agent pursuant to Paragraph 7.8(c) of Section 7 hereof of the financial statements of the Companies for the month ending December 31, 2007.

Initial Term Loan shall mean the term loan in the principal amount $6,000,000 made by the Lenders to the Companies on the Closing Date on the terms and conditions set forth in Paragraph 4.2 of Section 4 of this Financing Agreement.

Insurance Proceeds shall mean proceeds or payments from an insurance carrier with respect to any loss, casualty or damage to Collateral.

Interest Period shall mean:

(a)  with respect to any initial request by any of the Companies for a LIBOR Loan, a one month, two month or three month period commencing on the borrowing or conversion date with respect to a LIBOR Loan and ending one, two or three months thereafter, as applicable; and

(b)  thereafter with respect to any continuation of, or conversion to, a LIBOR Loan, at the option of any of the Companies, any one month, two month or three month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one, two or three months thereafter, as applicable;

provided that, the foregoing provisions relating to Interest Periods are subject to the following:

(i)  if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would extend such payment into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

(ii)  any Interest Period that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month, at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

(iii)  for purposes of determining the availability of Interest Periods, such Interest Periods shall be deemed available if (x) JP Morgan Chase Bank quotes an applicable rate or the Agent determines LIBOR, as provided in the definition of LIBOR, (y) LIBOR determined by JP Morgan Chase Bank or the Agent will adequately and fairly reflect the cost of maintaining or funding its loans bearing interest at LIBOR, for such Interest Period, and (z) such Interest Period will end on or before the earlier of Anniversary Date or the last day of the then current term of this Financing Agreement. If a requested Interest Period shall be unavailable in accordance with the foregoing sentence, the Companies shall continue to pay interest on the Obligations at the applicable per annum rate based upon the Base Rate.

Inventory shall mean all of each of the Companies’ present and hereafter acquired inventory (as defined in the UCC) and including, without limitation, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production from raw materials through work-in-process to finished goods - and all proceeds thereof of whatever sort.

Investment Property shall mean all now owned and hereafter acquired investment property (as defined in the UCC) and all proceeds thereof.

Issuing Bank shall mean the bank issuing Letters of Credit for the Companies.

Letters of Credit shall mean all letters of credit issued with the assistance of the Lenders (acting through the Agent) in accordance with Section 5 hereof by the Issuing Bank for or on behalf of a Company.

Letter of Credit Guaranty shall mean the guaranty delivered by the Agent, on behalf of the Lenders, to the Issuing Bank of any Company reimbursement obligations under the Issuing Bank’s reimbursement agreement, application for Letter of Credit or other like document.

Letter of Credit Guaranty Fee shall mean the fee the Agent, on behalf of the Lenders, may charge the Companies under Paragraph 8.3 of Section 8 hereof for: (a) issuing a Letter of Credit Guaranty, and/or (b) otherwise aiding the Companies, or any one of them, in obtaining Letters of Credit, all pursuant to Section 5 hereof.

Letter of Credit Sub-Line shall mean the commitment of the Lenders to assist the Companies in obtaining Letters of Credit, pursuant to Section 5 hereof, in an aggregate amount of $5,000,000.00.

LIBOR shall mean, at any time of determination, and subject to availability, for each applicable Interest Period, a variable rate of interest equal to: (a) at the Agent’s election (i) the applicable LIBOR quoted to the Agent by JP Morgan Chase Bank (or any successor thereof), or (ii) the rate of interest determined by the Agent at which deposits in U.S. dollars are offered for the relevant Interest Period based on information presented on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period, provided that, if at least two such offered rates appear on Reuters Screen LIBOR01 Page in respect of such Interest Period, the arithmetic mean of all such rates (as determined by the Agent) will be the rate used; divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of Eurocurrency Reserve Requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period.

LIBOR Lending Office shall mean, (a) with respect to the Agent and CIT, shall mean the office of JP Morgan Chase Bank, or any successor thereof, maintained at 270 Park Avenue, New York, NY 10017, and (b) with respect to each Lender, the address set forth on the signature page to this Financing Agreement or the Assignment and Transfer Agreement to which such Lender is a party.

LIBOR Loan shall mean any loans made pursuant to this Financing Agreement which are made or maintained at a rate of interest based upon LIBOR, provided that (a) no Default or Event of Default has occurred hereunder, which has not been waived in writing by the Agent and the Required Lenders, and (b) no LIBOR Loan shall be made with an Interest Period that ends subsequent to an Anniversary Date or any applicable Termination Date.

Life Insurance Assignment Documentation shall have the meaning given to such term in the definition of “Eligible Life Insurance Policy.”

Line of Credit shall mean the aggregate commitment of the Lenders in an amount equal to $90,000,000 to (a) make Revolving Loans pursuant to Section 3 of this Financing Agreement, (b) assist Companies in opening Letters of Credit pursuant to Section 5 of this Financing Agreement, and (c) make the Term Loans pursuant to Section 4 of this Financing Agreement.

Line of Credit Fee shall: (a) mean the fee payable to the Agent, for the benefit of the Lenders, due at the end of each month for the Revolving Line of Credit and the Acquisition Term Loan Line of Credit, and (b) such fee to be equal to the sum of the amounts set forth below in clause (i) and (ii) and determined as follows: (i) multiplying (x) the difference between (A) the Revolving Line of Credit, and (B) the sum, for said month, of the average daily balance of Revolving Loans plus the average daily balance of Letters of Credit outstanding for said month, by (y) one-quarter of one percent (0.25%) per annum for the number of days in said month, and (ii) multiplying (x) the difference between (A) Acquisition Term Loan Line of Credit and (B) the aggregate amount of Acquisition Term Loans made pursuant to this Financing Agreement as of the last day of said month, by (y) one quarter of one percent (0.25%) per annum for the number of days in said month.

Loan Documents shall mean this Financing Agreement, the Promissory Notes, any mortgages and deeds of trust on any Real Estate, the Fee Letter, the Sterling Intercreditor Agreement, each Subordination Agreement, the Guaranties, the Life Insurance Assignment Documentation, the control agreements, any stock pledge agreements, other collateral documents, any other closing documents and any other ancillary loan and security agreements executed from time to time in connection with this Financing Agreement, all as may be renewed, amended, extended, increased or supplemented from time to time.

Material Adjustment shall have the meaning given such term in the definition of “Applicable Base Rate Margin.”

Maximum Legal Rate shall mean the maximum lawful interest rate which may be contracted for, charged, taken, received or reserved under this Financing Agreement or the other Loan Documents by the Agent and the Lenders, in accordance with applicable state or federal law (whichever provides for the highest permitted rate), taking into account all items contracted for, charged or received in connection with the Obligations evidenced hereby which are treated as interest under the applicable state or federal law, as such rate may change from time to time. The Maximum Legal Rate shall be calculated in a manner that takes into account any and all fees, payments and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Legal Rate resulting from a change in the Maximum Legal Rate shall take effect without notice to the Companies at the time of such change in the Maximum Legal Rate. For purposes of determining the Maximum Legal Rate under Texas law, the applicable rate ceiling shall be: (a) the “weekly ceiling” described in and computed in accordance with the provisions of Section 303.003 of the Texas Finance Code, as amended; or (b) if the parties subsequently contract as allowed by Texas law, the quarterly ceiling or the annualized ceiling computed pursuant to Section 303.008 of the Texas Finance Code, as amended; provided, however, that at any time the “weekly ceiling”, the quarterly ceiling or the annualized ceiling shall be less than 18% per annum or more than 24% per annum, the provisions of Section 303.009(a) and Section 303.009(c) of the Texas Finance Code, as amended, shall control for purposes of such determination, as applicable.

Multiemployer Plan shall mean any plan which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA) to which each Company or any ERISA Affiliate contributes or has any obligation or liability to make contributions, including any withdrawal liability, contingent or otherwise.

Net Worth shall mean, at any date of determination, an amount equal to (a) Total Assets minus (b) Total Liabilities, and shall be determined in accordance with GAAP, on a consistent basis with the latest audited financial statements of the Companies.

Obligations shall mean all loans, advances and extensions of credit made or to be made by the Agent and the Lenders to the Companies (or any of them), or to others for the Companies’ account (including, without limitation, all Revolving Loans, all Term Loans and Letter of Credit Guaranties); any and all indebtedness and obligations which may at any time be owing by the Companies (or any of them) to the Agent or to CIT or any Affiliate of CIT or to any other Lender, howsoever arising, whether now in existence or incurred by the Companies, or any one of them, from time to time hereafter (including, without limitation, Banking Services Obligations and Swap Obligations, provided that as to any Swap Obligation to which a Lender other than CIT is a party thereto, such Lender shall have delivered to Agent prior written notice before any transaction relating to such Swap Obligation is entered into); whether principal, interest, fees, costs, expenses or otherwise; whether secured by pledge, lien upon or security interest in any of the Companies’ Collateral, assets or property or the assets or property of any other person, firm, entity or corporation; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Companies, or any one of them, are liable to the Agent or to CIT or to any Affiliate of CIT or to any other Lender for such indebtedness as principal, surety, endorser, guarantor or otherwise, including, without limitation, indebtedness and obligations of Companies to the Agent or any Lender pursuant to the Companies’ Guaranty. Obligations shall also include indebtedness owing to the Agent or any Lender by the Companies, or any one of them, under any Loan Document; indebtedness or obligations incurred by, or imposed on, the Agent or any Lender as a result of environmental claims arising out of any of the Companies’ operations, premises or waste disposal practices or sites in accordance with Paragraph 7.7 of Section 7 hereof; the Companies’ liability to the Agent as maker or endorser of any promissory note or other instrument for the payment of money; any of the Company’s liability to the Agent or any Lender under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Agent, on behalf of the Lenders, may make or issue to others for the Companies’ account, including any Letter of Credit Guaranty or other accommodation extended by the Agent with respect to applications for Letters of Credit, the Agent’s acceptance of drafts or the Agent’s endorsement of notes or other instruments for the Companies’ account and benefit.

Operating Leases shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

Original Financing Agreement shall have the meaning given to such term in the Recitals to this Financing Agreement.

Other Collateral shall mean all of each of the Companies’ now owned and hereafter acquired lockbox, blocked account and any other deposit accounts maintained with any bank or financial institutions into which the proceeds of Collateral are or may be deposited; all other deposit accounts and all Investment Property; all cash and other monies and property in the possession or control of the Agent or any Lender; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and all cash and non-cash proceeds of the foregoing.

Out-of-Pocket Expenses shall mean all of the Agent’s present and future expenses incurred relative to this Financing Agreement or any other Loan Document, whether incurred heretofore or hereafter, which expenses shall include, without being limited to, (a) the cost of record searches, all costs and expenses incurred by the Agent in opening bank accounts, depositing checks, receiving and transferring funds, and wire transfer charges, any charges imposed on the Agent due to returned items and “insufficient funds” of deposited checks and the Agent’s standard fees relating thereto, (b) any amounts paid by, incurred by or charged to, the Agent by the Issuing Bank under a Letter of Credit Guaranty or a Company’s reimbursement agreement, application for Letters of Credit or other like document which pertain either directly or indirectly to such Letters of Credit, and the Agent’s standard fees relating to the Letters of Credit and any drafts thereunder, (c) title insurance premiums and real estate survey costs, (d) travel, lodging and similar expenses of the Agent’s personnel in connection with inspecting and monitoring the Collateral from time to time hereunder, (e) any reasonable applicable counsel fees and disbursements, (f) fees and taxes relative to the filing of financing statements and recording of real estate lien documents, and (g) all expenses, costs and fees set forth in Paragraph 10.3 of Section 10 hereof.

Overadvance Rate shall mean a rate equal to: the lesser of (a) the Maximum Legal Rate or (b) one-half of one percent (1/2%) per annum in excess of the applicable contract rate of interest determined in accordance with Paragraph 8.1(a) of Section 8 hereof.

Overadvances shall mean the amount by which (a) the sum of all outstanding Revolving Loans plus the undrawn amount of all outstanding Letters of Credit exceeds (b) the Borrowing Base.

Parent shall have the meaning given such term in the opening paragraph of this Financing Agreement.

Patents shall mean all of each of the Companies’ present and hereafter acquired patents, patent applications, registrations, any reissues or renewals thereof, licenses, any inventions and improvements claimed thereunder, and all general intangible, intellectual property and patent rights with respect thereto of the Companies or any one of them, and all income, royalties, cash and non-cash proceeds thereof.

Permitted Encumbrances shall mean (a) liens identified in Schedule 1 attached hereto; (b) Purchase Money Liens; (c) liens of local or state authorities for franchise or other like Taxes, provided that the aggregate amounts of such liens shall not exceed $100,000.00 in the aggregate at any one time; (d) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained by the Companies in accordance with GAAP; (e) deposits made (and the liens thereon) in the ordinary course of business of the Companies (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (f) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (A) do not materially interfere with the occupation, use or enjoyment by any of the Companies of their business or the property so encumbered and (B) in the reasonable business judgment of the Agent do not materially and adversely affect the value of such Real Estate; (g) liens granted the Agent, for the benefit of the Lenders, by the Companies or any one of them; (h) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, $50,000.00 (other than liens bonded or insured to the reasonable satisfaction of the Agent); (i) tax liens which are not yet due and payable or which are being diligently contested in good faith by the Companies by appropriate proceedings, and which liens are not (x) filed on any public records, (y) senior to the liens of the Agent, or (z) for Taxes due the United States of America or any state thereof having similar priority statutes, as further set forth in Paragraph 7.6 hereof of Section 7; and (j) liens in favor of Sterling as to property of United to the extent described in the Sterling Intercreditor Agreement, but only to the extent such liens only secure the Sterling Term Loan.

Permitted Indebtedness shall mean (a) the Indebtedness existing on the Closing Date and described on Schedule 7.15(e) hereof (provided that after the Closing Date there are no increases in the principal balance or changes in the payment terms of such Indebtedness or changes in any collateral therefor), (b) the Sterling Term Loan, and (c) any extension of any of the Indebtedness described in clauses (a) and (b) above provided such extension does not involve an increase in the unpaid principal balance thereof or increase in the principal amortization or payment terms thereof.

Person shall mean any individual, partnership, joint venture, firm, corporation, limited liability company or partnership, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

Plan shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA), subject to Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended, other than a Multiemployer Plan, with respect to which any Company or an ERISA Affiliate contributes or has an obligation or liability to contribute, including any such plan that may have been terminated.

PNC shall have the meaning given such term in the opening paragraph of this Financing Agreement.

Preferred Stock shall mean any issued and outstanding Series A 8% Cumulative Convertible Preferred Stock of Parent as of the Closing Date.

Prepayment Premium shall mean an amount equal to the product obtained by multiplying the principal amount of any Term Loan prepaid (other than mandatory prepayments made from Surplus Cash) by (i) one-half of one percent (0.50)% if such prepayment occurs on or before the first anniversary of the Closing Date, and one-quarter of one percent (0.25%) if such prepayment occurs after the first anniversary of the Closing Date.

Promissory Notes shall mean, collectively, (i) the notes in the form of Exhibit B (in the case of the Initial Term Loan) and Exhibit C (in the case of any Acquisition Term Loan) and Exhibit D (in the case of Revolving Loans) and Exhibit F (in the case of the Three D Real Property Term Loan) attached hereto, delivered by the Companies to each Lender to evidence the loans made by such Lender to the Companies pursuant to Section 3 and Section 4 of this Financing Agreement, and (ii) the note in the form of Exhibit E attached hereto, delivered by the Companies to the Swingline Lender to evidence the Swingline Loans made by Swingline Lender pursuant to Section 3 of this Financing Agreement.

Propane Division shall mean the property of Customers directly related to the supply and sale by Companies of propane fuel to their residential and commercial propane fuel customers.

Propane Tanks shall mean propane tanks of United used in the sale by United of propane fuel to its residential and commercial propane fuel users.

Pro Rata Percentage shall mean, as to each Lender at any time, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the aggregate amount of all Commitments at such time (or in the event that the Commitments of the Lenders hereunder have terminated, the numerator of which is the principal amount of loans then owed to such Lender hereunder and the denominator of which is the principal amount of loans then owed to all Lenders hereunder, as reflected by CIT’s System); provided that CIT’s Commitment with respect to Swingline Loans shall be excluded when determining CIT’s Pro Rata Percentage hereunder.

Purchase Money Liens shall mean liens on any item of Equipment acquired after the date of this Financing Agreement provided that (a) each such lien shall attach only to the property to be acquired, (b) a description of the Equipment so acquired is furnished to the Agent, and (c) the debt incurred in connection with such acquisitions shall not exceed, in the aggregate, $2,500,000 in any Fiscal Year.

Real Estate shall mean each of each Company’s fee and/or leasehold interests in real property.

Required Lenders shall mean (a) at all times while there are (2) two or fewer Lenders hereunder, all of the Lenders, and (b) at all times while there are three (3) or more Lenders hereunder, those Lenders holding at least fifty-one percent (51%) of the total Commitments (excluding CIT’s Commitment with respect to Swingline Loans) under the Line of Credit (or fifty-one percent (51%) of the outstanding principal amount of all loans outstanding hereunder, as reflected by CIT’s System, in the event that the Commitments of the Lenders hereunder have terminated).

Revolving Line of Credit shall mean the aggregate commitment of the Lenders to make loans and advances pursuant to Section 3 hereof and issue Letters of Credit Guaranties to the Companies, in the aggregate amount of $70,000,000.00.

Revolving Loan Account shall mean the accounts on the Agent’s books, in each Company’s name, in which each Company will be charged with all applicable Obligations under this Financing Agreement.

Revolving Loans shall mean the loans and advances made, from time to time, to or for the account of each of the Companies by the Agent and the Lenders (including the Swingline Lender) pursuant to Section 3 hereof.

Settlement Date shall mean: (a) with respect to Revolving Loans other than Swingline Loans, Wednesday of each week (or if any Wednesday is not a Business Day on which all Lenders are open for business, the immediately preceding Business Day on which all Lenders are open for business), provided that the Agent, in its discretion, may require that the Settlement Date with respect to Revolving Loans other than Swingline Loans occur more frequently (even daily) so long as such Settlement Date is a Business Day on which each Lender is open for business; and (b) with respect to Swingline Loans, any date specified by the Swingline Lender upon notice (oral or written) to the Agent, so long as such date is a Business Day on which each Lender is open for business.

Sterling shall mean Sterling Bank.

Sterling Intercreditor Agreement shall mean that certain Second Amended and Restated Intercreditor Agreement, dated on or about the Closing Date, among Sterling, Agent and Lenders, detailing the respective rights of Sterling and the Agent as to assets of United and covering other matters relating to the credit facility established by this Financing Agreement and the Sterling Term Loan.

Sterling Term Loan shall mean, collectively, the existing term loans from Sterling to United which as of the Closing Date have an aggregate unpaid principal balance of $4,654,516, which term loans are secured only by the real property of United, together with improvements thereon and fixtures affixed thereto and certain equipment located thereon, as well as the propane equipment of United, all as described in the Sterling Intercreditor Agreement.

Sterling Term Loan Documentation shall mean the documentation evidencing, securing and otherwise executed in connection with or relating to the Sterling Term Loan.

Subordinated Debt shall mean the debt due a Subordinating Creditor (and the note(s) evidencing such) which has been subordinated, by a Subordination Agreement, to the prior payment and satisfaction of the Obligations of the Companies to the Agent and the Lenders.

Subordinating Creditor shall mean any party hereafter executing a Subordination Agreement.

Subordination Agreement shall mean the agreement (in form and substance satisfactory to the Agent) among the Companies, a Subordinating Creditor and the Agent, on behalf of the Lenders, pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Companies’ Obligations to the Agent and the Lenders.

Subsidiary shall mean any corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other persons performing similar functions for such entity, are owned, directly or indirectly, by any Company.

Surplus Cash shall mean for any fiscal year of the Companies, the excess of Companies’ EBITDA for such fiscal year minus the Companies’ Fixed Charges for such fiscal year.

SunTrust shall have the meaning given such term in opening paragraph of this Financing Agreement.

Swap Agreement shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employers or consultants of Companies shall be a Swap Agreement.

Swap Obligations shall mean as to any Company any and all obligations of such Company, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) under (a) any and all Swap Agreements and (b) any and all cancellations, buybacks, reversals, terminations, or assignments of any Swap Agreement transaction.

Swingline Commitment shall mean the commitment of the Swingline Lender to make Swingline Loans to the Companies pursuant to Paragraph 3.1(b) of Section 3 of this Financing Agreement, not to exceed ten percent (10%) of the Revolving Line of Credit in effect from time to time.

Swingline Lender shall mean CIT and its successors and assigns.

Swingline Loan shall have the meaning given to such term in Paragraph 3.1(b) of Section 3 hereof

Taxes shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be due by the Companies with respect to their business, operations, Collateral or otherwise.

Term Loans shall mean, collectively, the Initial Term Loan and the Acquisition Term Loans, and the Three D Real Property Term Loan.

Termination Date shall mean the date on which this Financing Agreement is terminated, whether by notice of termination given by one of the parties hereto or by the provisions of this Financing Agreement. Notice of termination by any one Company shall be deemed to be notice by the Companies for purposes hereof.

Termination Fee shall: (a) mean the fee that the Lenders are entitled to charge the Companies in the event of termination of the Revolving Line of Credit or this Financing Agreement; and (b) be determined by multiplying the Revolving Line of Credit, by (i) one-half of one percent (0.50%) if the Termination Date occurs on or before the first anniversary of the Closing Date, and (ii) one-quarter of one percent (0.25%) if the Termination Date occurs after the first anniversary of the Closing Date.

Three D shall have the meaning given such term in the opening paragraph of this Financing Agreement.

Three D Real Property Term Loan shall mean the term loan in the principal amount of $1,000,000 to be made by the Lenders to the Companies on the terms and conditions set forth in Paragraph 4.4 of Section 4 of this Financing Agreement.

Three D Real Property Term Loan Conditions Precedent shall mean each of the following conditions which conditions must be satisfied in a manner and pursuant to documentation satisfactory to Agent (or have been waived in writing by Agent) before the Three D Real Property Term Loan shall be made pursuant to Paragraph 4.4 of Section 4 of this Financing Agreement:

(a) Agent shall have received evidence satisfactory to Agent, in its sole discretion, that Agent, for the benefit of itself and the Lenders, has a valid perfected first priority lien against the real property in Anderson County, Texas and Gregg County, Texas, owned by Three D, free and clear of all defects and encumbrances other than Permitted Encumbrances; and

(b) All of the conditions precedent specified in Section 2 of this Financing Agreement shall have been and continue to be satisfied (or waived in writing by Agent).

Total Assets shall mean total assets determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Companies.

Total Liabilities shall mean total liabilities determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Companies.

Trade Accounts Receivable shall mean that portion of each of the Companies’ Accounts which arises from the sale of Inventory or the rendition of services in the ordinary course of the Companies’ business.

Trademarks shall mean all of each of the Companies’ present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, service marks, prints and labels (on which any of the foregoing may appear), licenses, reissues, renewals, and any other intellectual property and trademark rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all cash and non-cash proceeds thereof.

UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the state of Texas.

Unfinanced Capital Expenditures shall mean Capital Expenditures incurred by the Companies to the extent not funded with either (i) proceeds of Indebtedness secured by Purchase Money Liens (other than the Revolving Loans); or (ii) proceeds of cash infusions of equity.

United shall have the meaning given such term in the opening paragraph of this Financing Agreement.

Wachovia shall have the meaning given such term in the opening paragraph of this Financing Agreement.

Working Capital shall mean Current Assets in excess of Current Liabilities.

Working Day shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.

SECTION 2.  Conditions Precedent

2.1  Notwithstanding any other provisions of this Financing Agreement or any of the other Loan Documents and without affecting in any manner the rights of Agent or any Lender under the other Sections of this Financing Agreement, it is understood and agreed that neither Agent nor any Lender will make any initial loans under Section 3 or Section 4 of this Financing Agreement unless and until each of the following conditions has been and continues to be satisfied (or has been waived in writing by Agent), all in form and substance satisfactory to Agent, in its sole discretion, and that the release by Agent and Lenders of the existing guaranty and stock pledge agreement executed by Thomas E. Kelly pursuant to Paragraph 12.15 of Section 12 of this Financing Agreement is conditioned upon each of the following conditions having been satisfied (or waived in writing by Agent), all in form and substance satisfactory to Agent, in its sole discretion:

(a)  Lien Searches - The Agent shall have received updated tax, judgment and Uniform Commercial Code searches satisfactory to the Agent for all locations presently occupied or used by each of the Companies, United and Parent.

(b)  UCC Filings - The Agent shall have verified to its satisfaction that all financing statements required to be filed in order to create, in favor of the Agent, on behalf of the Lenders, a first perfected security interest in (i) the Collateral, subject only to the Permitted Encumbrances, and all stock in United and the Companies, are properly filed in each office in each jurisdiction required in order to create in favor of the Agent a perfected lien on the Collateral.

(c)  Ratifications and Confirmations - Each of the Companies and Parent, shall have executed and delivered to the Agent, on behalf of the Lenders, (i) this Financing Agreement and (ii) amendments to, or ratifications and confirmations of, all Loan Documents previously executed by such parties, each of which shall be in form and substance satisfactory to the Agent.

(d)  Board Resolution - The Agent shall have received a certified copy of the resolutions of the Board of Directors of each of the Companies and Parent authorizing (as applicable) the execution, delivery and performance of this Financing Agreement and the documents described in Paragraph 2.1(c) of this Section 2, together with a certificate of the Secretary or Assistant Secretary of each of the Companies and Parent (as the case may be) as to the incumbency and signature of the officers of each executing such documents.

(e)  Officer’s Certificate - The Agent shall have received an executed Officer’s Certificate of each of the Companies and Parent, in form and substance satisfactory to the Agent, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the Closing Date; (ii) each of the Companies and Parent is in compliance with all of the terms and provisions set forth herein; and (iii) no Default or Event of Default has occurred.

(f)  Opinions - Counsel for the Companies and Parent shall have delivered to the Agent, on behalf of the Lenders, a legal opinion satisfactory to the Agent opining to such matters incident to the transactions covered by this Financing Agreement and the other Loan Documents as the Agent and the Lenders may require, and the Companies and Parent authorize and direct such counsel to deliver such opinion to the Agent.

(g)  Absence of Default - No Default or Event of Default shall have occurred and no material adverse change shall have occurred in the financial condition, business, prospects, profits, operations or assets of any of the Companies, Parent or any other Guarantor.

(h)  Legal Restraints/Litigation - As of the Closing Date, there shall be no (x) litigation, investigation or proceeding (judicial or administrative) pending or threatened against any of the Companies, Parent or any other Guarantor, or any of their assets, by any agency, division or department of any county, city, state or federal government arising out of this Financing Agreement; (y) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Financing Agreement; or (z) suit, action, investigation or proceeding (judicial or administrative) pending against any of the Companies, Parent or any other Guarantor, or any of their assets, which, in the opinion of the Agent, if adversely determined, could have a material adverse effect on the business, operation, assets, financial condition or Collateral of the Companies, Parent or any other Guarantor.

(i)  Sterling Intercreditor Agreement - Companies shall have delivered the Sterling Intercreditor Agreement to Agent, duly executed by Sterling.

(j)  Additional Documents - Each of the Companies and Parent (as applicable) shall have executed and delivered to the Agent, on behalf of the Lenders, or arranged for the execution and delivery to the Agent, all other documents and agreement deemed necessary by the Agent to consummate the transactions contemplated by this Financing Agreement.

(k)  Existing Credit Facility with Citibank Texas. (i) Three D’s existing credit facility with Citibank Texas shall be terminated, (ii) all loans and obligations of the Companies and the Guarantors with respect thereto shall be paid or satisfied in full utilizing the proceeds of the Initial Term Loan to be made under this Financing Agreement, (iii) all liens and security interests in favor of Citibank Texas in connection therewith shall be terminated and/or released upon such payment, and (iv) all documentation with respect thereto shall be terminated including, without limitation, the First American Term Loan Documentation and the First American Intercreditor Agreement (as each such term is defined in the Existing Financing Agreement).

(l)  [Reserved]

(m)  Schedules. The Companies shall have supplemented or restated all Schedules to this Financing Agreement to the extent necessary to make such Schedules true and correct in all material respects as of the Closing Date.

(n)  Payoff of Existing Indebtedness of United to William H. Clark, Jr. and Martin T. Clark. (i) All indebtedness of the Companies and the Guarantors as to William H. Clark, Jr. and Martin T. Clark shall be paid or satisfied in full utilizing the proceeds of the Initial Term Loan to be made under this Financing Agreement, and (ii) all liens and security interests in favor of William H. Clark, Jr. and/or Martin T. Clark in connection therewith shall be terminated and released upon such payment.

(o)  Mortgages. The Companies shall have executed and delivered to the Agent (or to an agent of the Agent or an agent of the Title Insurance Company) executed mortgages and deeds of trust in form and substance satisfactory to the Agent covering the Real Estate, and the Agent shall have received evidence that all charges for mortgage taxes and recording fees, if any, shall be paid upon the recording of each mortgage or deed of trust.

(p)  Title Insurance Policies. The Agent shall have received, in respect of each mortgage and deed of trust described in Paragraph 2.1(o) above (but not including, however, any deed of trust or mortgage if pursuant to the Sterling Intercreditor Agreement, Sterling has a lien in the Real Estate covered thereby superior to the lien therein of Agent), a mortgagee’s marked-up unconditional commitment for title insurance from a title insurance company reasonably satisfactory to the Agent (the “Title Insurance Company”). Each such commitment shall obligate the Title Insurance Company to issue to the Agent, for the benefit of the Lenders, a title insurance policy: (i) in an amount not less than the appraised fair market value of the Real Estate covered thereby; (ii) that insures that the mortgage or deed of trust insured thereby creates a valid first priority lien on the Real Estate covered thereby, free and clear of all defects and encumbrances except for Permitted Encumbrances; (iii) that names the Agent, for the benefit of the Lenders, as the insured thereunder; and (iv) that contains such endorsements and effective coverage as the Agent may reasonably require, including, without limitation, a revolving line of credit endorsement. The Agent also shall have received evidence that all premiums in respect of the policies to be issued have or will be paid on the Closing Date.

(q)  Surveys. The Agent and the Title Insurance Company shall have received such surveys of the Real Estate and all improvements thereon as shall be required by Agent, each of which shall be in form and substance reasonably satisfactory to the Agent, prepared by an independent licensed land surveyor satisfactory to the Agent and certified to the Agent and the Title Company.

Upon the execution of this Financing Agreement and the initial disbursement of loans hereunder, all of the above Conditions Precedent shall have been deemed satisfied except as otherwise set forth hereinabove or as the Companies, the Agent and the Lenders shall otherwise agree in writing.

2.2  Conditions to Each Extension of Credit

Except to the extent expressly set forth in this Financing Agreement, the agreement of the Agent and the Lenders to make any extension of credit requested to be made by it to any of the Companies on any date (including without limitation, the initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)  Representations and Warranties - Each of the representations and warranties made by each of the Companies in or pursuant to this Financing Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)  No Default - No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.

(c)  Borrowing Base - Except as may be otherwise agreed to from time to time by the Agent and the Companies in writing, after giving effect to the extension of credit requested to be made by any of the Companies on such date, the aggregate outstanding balance of the Revolving Loans and outstanding Letters of Credit owing by each of the Companies will not exceed the lesser of (i) the Revolving Line of Credit or (ii) the Borrowing Base.

Each borrowing by a Company hereunder shall constitute a representation and warranty by the Companies as of the date of such loan or advance that each of the representations, warranties and covenants contained in the Financing Agreement have been satisfied and are true and correct, except as the Companies, the Agent and the Lenders shall otherwise agree herein or in a separate writing.

SECTION 3.  Loans and Advances.

3.1  (a) On the Closing Date, the “Revolving Loans” (as defined in the Existing Financing Agreement) held by Existing Lenders under the Existing Financing Agreement shall automatically, and without any action on the part of any Person, be deemed to be Revolving Loans under this Financing Agreement, and the Additional Lenders shall by assignments from Existing Lenders (which assignments shall be deemed to occur automatically, and without the requirement for additional documentation, on the Closing Date) acquire a portion of the Revolving Loans of the Existing Lenders so designated in such amounts and the Lenders shall, through Agent, make such other adjustments among themselves as shall be necessary so that after giving effect to such assignments and adjustments, the Lenders shall hold Revolving Loans in an amount not greater than their respective Pro Rata Percentages. Subject to the terms and conditions of this Financing Agreement, the Agent and the Lenders, pro rata in accordance with their respective Pro Rata Percentages, severally (and not jointly) agree to make loans and advances to each of the Companies on a revolving basis (i.e. subject to the limitations set forth herein, each of the Companies may borrow, repay and re-borrow Revolving Loans). Such requests for loans and advances shall be in amounts not to exceed the lesser of (a) the Availability, or (b) the Revolving Line of Credit. All requests for loans and advances must be received by an officer of the Agent no later than (i) 1:00 p.m., New York time, of the Business Day on which any such Base Rate Loans and advances are required or (ii) three Business Days prior to any requested LIBOR Loan. Should the Agent (within the limits set forth in Paragraph 14.10 of Section 14 hereof) or the Lenders for any reason honor requests for Overadvances, any such Overadvances shall be made in the Agent’s or the Lenders’ (as applicable) sole discretion and subject to any additional terms the Agent or the Lenders deem necessary. The Agent, on behalf of the Lenders, shall disburse all loans and advances to the Companies and shall handle all collections of Collateral and repayment of all Obligations. It is understood that for purposes of advances to the Companies and for purposes of this Paragraph 3.1(a) of Section 3, the Agent will be using the funds of the Agent, and pending settlement, all interest accruing on such advances shall be payable to the Agent.

(b)  (i) The Agent and the Lenders agree that in order to facilitate the administration of the financing arrangement contemplated by this Financing Agreement, promptly after United or the other Company requests from the Agent a loan or advance hereunder, the Swingline Lender may elect to have the terms of this Paragraph 3.1(b) of Section 3 apply to such borrowing request by advancing to such Company the amount of such requested loan or advance on the applicable borrowing date (each such loan or advance made by the Swingline Lender shall be referred to herein as a “Swingline Loan”), with settlement among the Lenders as to the Swingline Loans to take place on a periodic basis as set forth in Paragraph 3.1(b)(iv) of this Section 3 below. Each Swingline Loan shall be subject to all the terms and conditions applicable to other Revolving Loans funded by the Lenders, except that (i) prior to any settlement thereof among the Lenders, all payments thereon shall be payable to the Swingline Lender solely for its own account and (ii) the requirement that the Companies request a LIBOR Loan three Business Days prior to the funding thereof shall not apply. The aggregate amount of Swingline Loans outstanding at any time shall not exceed ten percent (10%) of the Revolving Line of Credit in effect from time to time. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan would exceed the Availability immediately before giving effect to such Swingline Loan (i.e. no Overadvances permitted by Paragraph 14.10 of Section 14 hereof shall be made as Swingline Loans). However, Swingline Loans may be made even if a Default or Event of Default exists so long as the Required Lenders have not terminated the Commitments pursuant to Paragraph 10.2 of Section 10 hereof.

(ii)  Upon the making of a Swingline Loan (whether before or after the occurrence of a Default or Event of Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan equal to such Lender’s Pro Rata Percentage of such Swingline Loan. The Swingline Lender may at any time upon notice to the Agent, require that the Lenders immediately fund their respective participations in the Swingline Loans on any Settlement Date with respect to Swingline Loans. From and after the date, if any, on which any Lender has funded its participation in any Swingline Loan purchased hereunder, the Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Percentage of all payments of principal and interest, and all proceeds of Collateral, received by the Agent after such date in respect of such Swingline Loan.

(iii)  Unless the Agent or the Swingline Lender shall have been notified in writing by any Lender that prior to any advance to the Companies that such Lender will not make the amount which would constitute its Pro Rata Percentage of such borrowing on such date available to the Agent on the next Settlement Date, the Agent and the Swingline Lender may assume that such Lender shall make such amount available to the Agent on the next Settlement Date, and in reliance upon such assumption, the Agent or the Swingline Lender, as the case may be, may make available to the Companies a corresponding amount. A certificate of the Agent submitted to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error. If such Lender’s Pro Rata Percentage of such borrowing is not in fact made available to the Agent by such Lender on the Settlement Date, the Agent shall be entitled to recover from the Companies, within three (3) Business Days after written demand, such Lender’s Pro Rata Percentage of such borrowing, together with interest thereon (for the account of the Agent) at the rate per annum applicable to such borrowing, without prejudice to any rights which the Agent may have against such Lender under Paragraph 13.3 of Section 13 hereof. Nothing contained herein shall be deemed to obligate the Agent or the Swingline Lender to make available to the Companies the full amount of a requested advance when the Agent or the Swingline Lender has any notice (written or otherwise) that any of the Lenders will not advance its Pro Rata Percentage thereof.

(iv)  On each Settlement Date with respect to loans other than Swingline Loans, the Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders shall have advanced their respective Pro Rata Percentages of all outstanding loans. On each Settlement Date with respect to Swingline Loans, each Lender shall remit to the Agent, for the account of the Companies, such Lender’s Pro Rata Percentage of the Swingline Loans outstanding as of such date, and the Agent shall, in turn, remit such funds to the Swingline Lender for application against the Swingline Loans then outstanding. All payments made by the Lenders on any Settlement Date with respect to Swingline Loans shall constitute Revolving Loans to the Companies.

(v)  Each Lender’s obligation to make the Revolving Loans referred to in Paragraph 3.1(a) of Section 3 above and to make the settlements pursuant to this Paragraph 3.1(b) of Section 3 shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (v) any set-off, counterclaim, recoupment, defense or other right which any such Lender or the Companies may have against the Agent, the other Companies, any other Lender or any other person, (w) the occurrence or continuance of a Default or an Event of Default, (x) any adverse change in the condition (financial or otherwise) of the Companies, or any of them, (y) any breach of this Financing Agreement or any other Loan Document by the Companies (or any of them) or any other Lender or (z) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(vi)  Companies agree to execute and deliver to each Lender a Promissory Note in the form of Exhibit D attached hereto to evidence the Pro Rata Percentage of the Revolving Loans extended to the Companies by such Lender.

(vii)  Companies agree to execute and deliver to the Swingline Lender a Promissory Note in the form of Exhibit E attached hereto to evidence the Swingline Loans made by Swingline Lender to the Companies.

3.2  On or before the 10th day of each month, the Companies agree to furnish Agent with a borrowing base certificate in form and substance satisfactory to Agent, certified by the treasurer or chief financial officer of each Company (or any other authorized officer satisfactory to Agent), together with such confirmatory schedules of Trade Accounts Receivable and Inventory and such other information regarding the other components of the Borrowing Base as Agent may request (all in form and substance satisfactory to Agent); provided, however, if after the Closing Date the Companies’ Availability is less than $5,000,000 for five (5) consecutive Business Days, the borrowing base certificate and other materials described above shall be furnished to Agent at least once each week until such time as Companies’ Availability has been equal to or greater than $5,000,000 for twenty (20) consecutive Business Days whereupon the submission of such a borrowing base certificate and other such materials shall again occur on a monthly basis; and further provided, however, that if a Default or an Event of Default has occurred and is continuing, Companies shall submit such borrowing base certificates and such other materials as frequently as shall be reasonably requested by Agent. In addition and in furtherance of the continuing assignment and security interest in each of the Companies’ Accounts and Inventory, each of the Companies will execute and deliver to Agent, in form and substance reasonably satisfactory to Agent, such other appropriate reports designating, identifying and describing the Accounts and Inventory as the Agent may reasonably request. In addition, upon the Agent’s request, each of the Companies shall provide the Agent with copies of agreements with, or purchase orders from, such Companies’ customers, and copies of invoices to customers, proof of shipment or delivery, access to their computers, electronic media and software programs associated therewith (including any electronic records, contracts and signatures) and such other documentation and information relating to said Accounts and other Collateral as the Agent may reasonably require. Failure to provide the Agent with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. Each of the Companies hereby authorizes the Agent to regard the Companies’ printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Companies’ authorized officers or agents.

3.3  Each of the Companies hereby represents and warrants that: each Trade Account Receivable is based on an actual and bona fide sale and delivery of Inventory or rendition of services to customers, made by the Companies in the ordinary course of their business; the Inventory being sold, and the Trade Accounts Receivable created, are the exclusive property of the Companies and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; the invoices evidencing such Trade Accounts Receivable are in the name of the Companies; and the Companies’ customers have accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices (or stated in the sale information maintained by the Companies as to Eligible Unbilled Card-Lock Customer Accounts) according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business with respect to which the Companies have complied with the notification requirements of Paragraph 3.5 of this Section 3. The Companies confirm to the Agent and the Lenders that any and all Taxes or fees relating to their business, their sales, the Accounts or Inventory relating thereto, are their sole responsibility and that same will be paid by the Companies when due, subject to Paragraph 7.6 of Section 7 hereof, and that none of said Taxes or fees represent a lien on or claim against the Accounts. The Companies hereby further represent and warrant that they shall not acquire any Inventory on a consignment basis, nor co-mingle their Inventory with any of their customers or any other Person, including pursuant to any bill and hold sale or otherwise, and that their Inventory is marketable to their customers in the ordinary course of business of the Companies, except as they may otherwise report in writing to the Agent pursuant to Paragraph 3.5 of Section 3 hereof from time to time. Each of the Companies also warrants and represents that they are duly and validly existing corporations and are qualified in all states where the failure to so qualify would have an adverse effect on their business or their ability to enforce collection of Accounts due from customers residing in that state. The Companies agree to maintain such books and records regarding Accounts and Inventory as the Agent may reasonably require and agree that the books and records of the Companies will reflect the Agent’s security interest, for the benefit of the Lenders, in the Accounts and Inventory. All of the books and records of the Companies will be available to the Agent at normal business hours, including any records handled or maintained for the Companies or any one of them by any other company or entity.

3.4  (a) Until the Agent, on behalf of the Lenders, has advised the Companies to the contrary after the occurrence and during the continuance of an Event of Default, the Companies, at their expense, will enforce, collect and receive all amounts owing on their respective Accounts in the ordinary course of their business and any proceeds they so receive shall be subject to the terms hereof, and held on behalf of and in trust for the Agent, for the benefit of the Lenders. Such privilege shall terminate at the election of the Agent, upon the occurrence of an Event of Default. Any checks, cash, credit card sales and receipts, notes or other instruments or property received by a Company with respect to any Collateral, including Accounts, shall be held by such Company in trust for the Agent, for the benefit of the Lenders, separate from such Company’s own or the Companies’ property and funds, and promptly turned over to the Agent with proper assignments or endorsements by deposit to Depository Accounts subject to Blocked Account Agreements described in Paragraph 3.4(b) below. Each of the Companies shall: (i) indicate on all of their invoices that funds should be delivered to and deposited in such a Depository Account; (ii) direct all of their account debtors to deposit any and all proceeds of Collateral into such Depository Accounts; provided, however, as an accommodation to Companies, until such time as the Agent notifies Companies that this practice is no longer acceptable, customers of the Companies (to the extent such customers are specified in writing to the Agent) who presently initiate net ACH debits and credits may continue to be directed to direct these transactions through the Companies’ operating bank accounts, and the Companies hereby agree and acknowledge that the gross amount of each account payable by each such customer represents Collateral and proceeds of Collateral and the above-described practice of initiation of net ACH debits and credits shall in no way be deemed to limit or affect the validity of the Agent’s security interest in such Collateral and the proceeds of such Collateral; (iii) irrevocably authorize and direct any banks which maintain the Companies’ initial receipt of cash, checks and other items to promptly wire transfer all available funds to a Depository Account; and (iv) advise all such banks of the Agent’s security interest in such funds. The Companies shall provide the Agent with prior written notice of any and all deposit accounts opened or to be opened subsequent to the Closing Date, and promptly after the opening of any such account, shall cause the bank at which such deposit account is located to enter into a Blocked Account Agreement described in Paragraph 3.4(b) below. All amounts received by the Agent in payment of Accounts will be credited to the Revolving Loan Account when the Agent is advised by its bank of its receipt of “collected funds” at the Agent’s bank account in New York, New York on the Business Day of such advice if advised no later than 1:00 p.m. EST or on the next succeeding Business Day if so advised after 1:00 PM EST. No checks, drafts or other instrument received by the Agent shall constitute final payment to the Agent unless and until such instruments have actually been collected.

(b)  The Companies shall establish and maintain, in their name and at their expense, Depository Accounts with such banks as are acceptable to the Agent (the “Blocked Accounts”) into which each of the Companies shall promptly cause to be deposited: (i) all proceeds of Collateral received by any of the Companies, including all amounts payable to the Companies from credit card issuers and credit card processors, and (ii) all amounts on deposit in deposit accounts used by the Companies at each of their locations, all as further provided in Paragraph 3.4(a) above. Unless agreed to by the Required Lenders in writing, the banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to the Agent (the “Blocked Account Agreements”), providing that all cash, checks and items received or deposited in the Blocked Accounts are the property of the Agent, that the depository bank has no lien upon, or right of set off against, the Blocked Accounts and any cash, checks, items, wires or other funds from time to time on deposit therein, except as otherwise provided in the Blocked Account Agreements, and that automatically, on each Business Day (except as otherwise provided in the Blocked Account Agreements), the depository bank will wire, or otherwise transfer, in immediately available funds, all funds received or deposited into the Blocked Accounts to such bank account as the Agent may from time to time designate for such purpose. The Companies hereby confirm and agree that all amounts deposited in such Blocked Accounts and any other funds received and collected by the Agent, whether as proceeds of Inventory or other Collateral or otherwise, are and shall be pledged to the Agent, for the benefit of the Lenders.

3.5  The Companies agree to notify the Agent promptly of any matters affecting the value, enforceability or collectibility of any Account and of all customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods, and of any adverse effect in the value of their Inventory. The Companies agree to issue credit memoranda promptly (with duplicates to the Agent upon request after the occurrence and during the continuance of an Event of Default) upon accepting returns or granting allowances. Upon the occurrence and during the continuance of an Event of Default (which is not waived in writing by the Agent or cured to Agent’s or Required Lenders’ satisfaction) following notice from the Agent, the Companies agree that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Companies, marked with the Agent’s name (as secured party) and held by the Companies for the Agent’s account.

3.6  (a) Subject to (b) below, the Agent shall maintain a Revolving Loan Account on its books in which each of the Companies will be charged with all loans and advances made by the Agent and the Lenders to such Company to it or for its account, and with any other Obligations, including any and all costs, expenses and reasonable attorney’s fees which the Agent and the Lenders may incur in connection with the exercise by or for the Agent and the Lenders of any of the rights or powers herein conferred upon the Agent and the Lenders, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of the Agent and the Lenders in connection with this Financing Agreement, the other Loan Documents or the Collateral assigned hereunder, or any Obligations owing by such Company. The Companies will be credited with all amounts received by the Agent from the Companies or from others for the Companies’ account, including, as above set forth, all amounts received by the Agent in payment of Accounts, and such amounts will be applied to payment of the Obligations as set forth herein. In no event shall prior recourse to any Accounts or other security granted to or by the Companies be a prerequisite to the Agent’s and the Lenders’ rights to demand payment of any Obligation. Further, it is understood that the Agent and the Lenders shall have no obligation whatsoever to perform in any respect any of the Companies’ contracts or obligations relating to the Accounts.

(b)  In order to utilize the collective borrowing powers of the Companies (collectively the “Collective Borrowers”) in the most efficient and economical manner, and in order to facilitate the handling of the accounts of the Collective Borrowers on the Agent’s books, the Collective Borrowers have requested, and the Agent and the Lenders have agreed to handle accounts of the Collective Borrowers on the Agent’s books on a combined basis, all in accordance with the following provisions: (i) in lieu of maintaining separate accounts on the Agent’s books in the name of each of the Collective Borrowers, the Agent shall maintain one account under the name: “United Fuel & Energy Corporation” (herein the “Collective Account”). Confirmatory assignments of Accounts will continue to be made to the Agent by each of the Collective Borrowers. Loans and advances made by the Agent and the Lenders to any of the Collective Borrowers will be charged to the Collective Account indicated above, along with any charges and expenses under this Financing Agreement. The Collective Account will be credited with all amounts received by the Agent from any of the Collective Borrowers or from others for their account including all amounts received by the Agent in payment of Accounts assigned to the Agent as provided in this Financing Agreement; (ii) each month the Agent will render to the Collective Borrowers one extract of the combined Collective Account, which shall be deemed to be an account stated as to each of the Collective Borrowers and which will be deemed correct and accepted by all of the Collective Borrowers unless the Agent receives a written statement of exceptions from them within thirty (30) days after such extract has been rendered by the Agent; it is expressly understood and agreed by each of the Collective Borrowers that the Agent and the Lenders shall have no obligation to account separately to any of the Collective Borrowers; (iii) requests for loans and advances may be made by United as agent for the Collective Borrowers and the Agent, on behalf of the Lenders, is hereby authorized and directed to accept, honor and rely on such instructions and requests, subject to the limitation and provisions set forth in this Financing Agreement. It is expressly understood and agreed by each of the Collective Borrowers that the Agent and the Lenders shall have no responsibility to inquire into the correctness of the apportionment, allocation, or disposition of (x) any loans and advances made to any of the Collective Borrowers or (y) any of the Agent’s and the Lenders’ expenses and charges relating thereto, and all loans and advances are made for the Collective Account; (iv) the Collective Borrowers jointly and severally unconditionally guarantee to the Agent and the Lenders the prompt payment in full of (A) all loans and advances made and to be made by the Agent and the Lenders to any of them under this Financing Agreement, as well as (B) all other Obligations of the Collective Borrowers to the Agent and the Lenders and hereby expressly confirm in all respects the Guaranties executed by each of the Collective Borrowers in the Agent’s favor as more fully set forth therein; (v) all Accounts assigned to the Agent by any of the Collective Borrowers and any other collateral security now or hereafter given to the Agent by any of the Collective Borrowers (be it Accounts or otherwise), shall secure all loans and advances made by the Agent and the Lenders to any of the Collective Borrowers, and shall be deemed to be pledged to the Agent, for the benefit of the Lenders, as security for any and all other Obligations of the Collective Borrowers to the Agent and the Lenders as set forth under this Financing Agreement, the Guaranties, or any other agreements between the Agent and the Lenders and any of the Collective Borrowers; (vi) it is understood that the handling of the accounts of the Collective Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Collective Borrowers and at their request, and that the Agent and the Lenders shall incur no liability to the Collective Borrowers as a result hereof, and to induce the Agent and the Lenders to do so, and in consideration thereof, each of the Collective Borrowers hereby agrees to indemnify the Agent and the Lenders and hold the Agent and the Lenders harmless against any and all liability, expense, loss or claim of damage or injury, made against the Agent and the Lenders (or any of them) by any of the Collective Borrowers or by any third party whosoever, arising from or incurred solely by reason of (1) the method of handling the accounts of the Collective Borrowers as herein provided, (2) the Agent and the Lenders relying on any instructions of any of the Collective Borrowers, or (3) any other action taken by the Agent and the Lenders in accordance with this subparagraph (b) of Paragraph 3.6 of Section 3 hereof; provided, however, that the Collective Borrowers shall have no obligation to indemnify the Agent or any Lender for such liabilities or damages to the extent attributable to the gross negligence or willful misconduct of the Agent or such Lender; and (vii) the foregoing request was made because the Collective Borrowers are engaged in an integrated operation that requires financing on a basis permitting the availability of credit from time to time to each of the Collective Borrowers as required for the continued successful operation of each of the Collective Borrowers. Each of the Collective Borrowers expects to derive benefit, directly or indirectly, from such availability since the successful operation of each of the Collective Borrowers is dependent on the continued successful performance of the functions of the integrated group. In addition, the Companies have informed the Agent and the Lenders that because all of the Collective Borrowers continue to be engaged in an integrated operation that requires financing on an integrated basis and because each Collective Borrower expects to benefit from the continued successful performance of such integrated operations and in order to best utilize the collective borrowing powers of each Collective Borrower in the most effective and cost efficient manner and to avoid adverse effects on the operating efficiencies of each Collective Borrower and the existing back-office practices of the Collective Borrowers, each Collective Borrower has requested that all Revolving Loans and advances be disbursed solely upon the request of United.

3.7  After the end of each month, the Agent shall promptly send the Companies a statement showing the accounting for the charges, loans, advances and other transactions occurring between the Agent and the Lenders and each of the Companies during that month. The monthly statements shall be deemed correct and binding upon each of the Companies and shall constitute an account stated between the Companies, on one hand, and the Agent and the Lenders, on the other hand, unless the Agent receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement.

3.8  In the event that any requested advance exceeds Availability or that (a) the sum of (i) the outstanding balance of Revolving Loans and (ii) outstanding balance of Letters of Credit exceeds (b)(x) the Borrowing Base or (y) the Revolving Line of Credit, any such nonconsensual Overadvance shall be due and payable to the Agent, for the benefit of the Lenders, immediately upon the Agent’s or the Required Lenders’ demand therefor.

3.9  (a) Unless this Financing Agreement expressly provides otherwise, so long as no Event of Default shall have occurred and be continuing, the Agent agrees to apply (i) all proceeds of Trade Accounts Receivable to the Revolving Loan Account (first to accrued interest and then to unpaid principal), (ii) proceeds of rolling stock Eligible Equipment described in the definition of “Eligible Equipment Based Amount” to the Revolving Loan Account and the amount applied shall constitute a permanent reduction in the Eligible Equipment Based Amount to the extent the amount is applied to the outstanding principal amount of the Revolving Loans, (iii) all proceeds of all other Collateral to the last maturing installments of principal of the Initial Term Loan until fully repaid, and then to the last maturing installments of principal of the Three D Real Property Term Loan until fully repaid, and then to the last maturing installments of principal of the Acquisition Term Loans (in order of first to mature) until fully repaid, and (iv) any other payment received by the Agent with respect to the Obligations in such order and manner as the Agent shall elect in the exercise of its business judgment. To the extent the Agent applies proceeds of Collateral to the principal amount of the Revolving Loans, such proceeds shall be applied first to outstanding Revolving Loans other than Swingline Loans, pro rata according to each Lender’s Pro Rata Percentage, and then to outstanding Swingline Loans.

(b)  Unless this Financing Agreement expressly provides otherwise, so long as no Event of Default shall have occurred and be continuing, the Agent agrees to apply all proceeds of Collateral and other payments received which are described in Paragraph 3.9(a) of Section 3.9 to Base Rate Loans until there are no Base Rate Loans outstanding, and then to LIBOR Loans; provided that in the event the aggregate outstanding principal amount of Revolving Loans that are LIBOR Loans exceeds any applicable limit set forth herein, the Agent may apply all proceeds of Collateral received by the Agent to the payment of the Obligations in such manner and in such order as the Agent may elect in the exercise of its business judgment; and provided further that in no event shall the Agent have any obligation to apply (i) proceeds of Trade Accounts Receivable to Term Loans that are Base Rate Loans until all Revolving Loans are fully paid and satisfied, (ii) proceeds of rolling stock Eligible Equipment described in the definition of “Eligible Equipment Based Amount” to Term Loans that are Base Rate Loans until all Revolving Loans are fully paid and satisfied, and (iii) proceeds of other Collateral to Revolving Loans that are Base Rate Loans until the Term Loans are fully paid and satisfied. Subject to the terms of the preceding sentence, so long as no Event of Default shall have occurred and be continuing, if the Agent receives proceeds of Collateral or other payments that exceed the outstanding principal amount of Revolving Loans that are Base Rate Loans, the Companies may request, in writing, that the Agent not apply such excess proceeds to outstanding Revolving Loans that are LIBOR Loans, in which case the Agent shall remit such excess to the Companies. If as a result of the application of the provisions of this Paragraph 3.9(b), any proceeds of Collateral are applied to loans that are LIBOR Loans, such application shall be treated as a prepayment of such LIBOR Loans and the Lenders shall be entitled to the costs and fees provided for in Paragraph 8.19 of Section 8 hereof.

(c)  If an Event of Default shall have occurred and be continuing, the Agent agrees to apply all proceeds of Collateral and all other payments received by the Agent to the payment of the Obligations in the manner and order set forth in Paragraph 10.4 of Section 10 hereof. If as a result of the application of the provisions of this Paragraph 3.9(c), any proceeds or payments are applied to loans that are LIBOR Loans, such application shall be treated as a prepayment of such LIBOR Loans and the Lenders shall be entitled to the costs and fees provided for in Paragraph 8.19 of Section 8 hereof.

3.10  Unless an Event of Default has occurred and is continuing (in which case the provisions of Paragraph 10.4 of Section 10 hereof shall control), the parties hereto agree that any amount paid to the Agent, for the benefit of the Lenders, pursuant to the Eligible Life Insurance Policy (whether as a death benefit, as cash for surrender of the policy or otherwise), shall be applied to the Obligations in such order as the Agent and the Required Lenders shall determine, in their sole discretion, and shall serve to permanently decrease by such amount the Eligible Cash Surrender Value of Eligible Life Insurance Policy.

3.11  Unless an Event of Default has occurred and is continuing (in which case the provisions of Paragraph 10.4 of Section 10 hereof shall control), the parties hereto agree that in the event the Propane Division or any other division of a Company is sold or otherwise transferred or disposed of, the proceeds of such sale, transfer or disposition shall be applied as follows:

(a)  first, to the payment of all costs and expenses of the Agent and its agent or agents (including, without limitation, the reasonable fees and expenses of legal counsel and other agents) incurred in connection with the collection of such proceeds or the protection of the rights and interests of the Agent and the Lenders therein;

(b)  second, to the payment of the Revolving Loans (first to accrued interest thereon and then to the outstanding principal amount thereof) in an amount equal to the Borrowing Base availability generated by the assets being sold in connection with such sale, transfer or disposition;

(c)  third, to the extent that the Eligible Equipment Based Amount is in excess of fifty percent (50%) of the net orderly liquidation value (as determined in a manner satisfactory to the Agent and the Lenders, in their sole discretion) of the rolling stock Eligible Equipment described in the definition of “Eligible Equipment Based Amount,” to the payment of the Revolving Loans in the amount of such excess as a permanent reduction in the Eligible Equipment Based Amount;

(d)  fourth, to the last maturing installments of principal of the Initial Term Loan until fully repaid, and then to the last maturing installments of principal of the Three D Real Property Term Loan until fully repaid, and then to the last maturing installments of principal of the Acquisition Term Loans (in order of first to mature) until fully repaid; and

(e)  fifth, to the other Obligations in such order as shall be determined by the Agent in its sole discretion.

The parties hereto further agree and acknowledge that the preceding provisions of this Paragraph 3.11 of Section 3 shall in no event be deemed to constitute permission or consent by the Agent and the Lenders to any such sale, transfer or disposition; and the other provisions of this Financing Agreement shall control as to whether any such sale, transfer or disposition is permitted under this Financing Agreement. To the extent that the Agent applies proceeds of any such sale, transfer or disposition to the principal amount Revolving Loans, such proceeds shall be applied first to outstanding Revolving Loans other than Swingline Loans, pro rata according to each Lender’s Pro Rata Percentage, and then to outstanding Swingline Loans.

3.12  Unless an Event of Default has occurred and is continuing (in which case the provisions of Paragraph 10.4 of Section 10 hereof shall control), the parties hereto agree that in the event any Real Estate or card-lock Equipment in which the Agent, for the benefit of the Lenders, has a lien is hereafter sold, transferred or disposed of, the net proceeds from such sale, transfer or disposition shall be applied as follows:

(a)  first, to the payment of all costs and expenses of the Agent and its agent or agents (including, without limitation, the reasonable fees and expenses of legal counsel and other agents) incurred in connection with the collection of such proceeds or the protection of the rights and interests of the Agent and the Lenders therein;

(b)  second, to accrued but unpaid interest on the Obligations;

(c)  third, to the last maturing installments of principal of the Initial Term Loan until fully repaid and then to the last maturing installments of principal of the Three D Real Property Term Loan until fully paid and then to the last maturing installments of principal of the Acquisition Term Loans (in order of first to mature) until fully repaid;

(d)  fourth, to the payment of the principal amount of Revolving Loans then outstanding; and

(e)  fifth, to the other Obligations in such order as shall be determined by the Agent in its sole discretion.

The application of such proceeds specified in this Paragraph 3.12 shall be subject to the provisions of Paragraph 3.11 hereof. The parties hereto agree and acknowledge that the preceding provisions of this Paragraph 3.12 shall in no event be deemed to constitute permission or consent by the Agent and the Lenders to any such sale, transfer or disposition, and the other provisions of this Financing Agreement shall control as to whether any such sale, transfer or disposition is permitted under this Financing Agreement. To the extent that the Agent applies proceeds of any such sale, transfer or disposition to the principal amount Revolving Loans, such proceeds shall be applied first to outstanding Revolving Loans other than Swingline Loans, pro rata according to each Lender’s Pro Rata Percentage, and then to outstanding Swingline Loans.

SECTION 4.  Term Loans

4.1  Companies agree to execute and deliver to each Lender a Promissory Note to evidence the Pro Rata Percentage of the Initial Term Loan and each Acquisition Term Loan and the Three D Real Property Term Loan to be extended to the Companies by such Lender.

4.2  (a) Upon the satisfaction of the conditions set forth in Paragraph 2.1 of Section 2 hereof, each of the Lenders (severally and not jointly) agrees to advance to the Companies such Lender’s Pro Rata Percentage of the Initial Term Loan.

(b)  The principal amount of the Initial Term Loan shall be due and payable as follows: (i) principal installments of $69,444.44 each shall be due and payable monthly, commencing on May 1, 2007 and on the first day of each month thereafter through September 1, 2012, and (ii) the unpaid principal amount of the Initial Term Loan shall be due and payable on September 30, 2012.

4.3  (a) Within the available and unused Acquisition Term Loan Line of Credit, upon the request of the Companies each of the Lenders (severally and not jointly) agrees to advance to the Companies such Lender’s Pro Rata Percentage of the requested Acquisition Term Loan. The Companies agree to use the proceeds of Acquisition Term Loans solely in connection with funding a transaction described in the definition of “Approved Acquisition Term Loan”.

(b)  The Lenders’ commitments to advance their Pro Rata Percentages of any Acquisition Term Loan is subject to such requested Acquisition Term Loan being an Approved Acquisition Term Loan.

(c)  The principal amount of each Acquisition Term Loan shall be due and payable in seventy-two (72) equal consecutive monthly installments of principal commencing on the first day of the second month following the month in which such Acquisition Term Loan is made. Each installment shall be in the amount derived by dividing the principal amount of such Acquisition Term Loan by seventy-two (72). Notwithstanding the foregoing, the unpaid principal amount of all Acquisition Term Loans shall be due and payable on September 30, 2012.

4.4  (a) Upon the satisfaction of the Three D Real Property Term Loan Conditions Precedent, each of the Lenders (severally and not jointly) agrees to advance to the Companies such Lender’s Pro Rata Percentage of the Three D Real Property Term Loan.

(b)  The principal amount of the Three D Real Property Term Loan shall be due and payable as follows: (i) principal installments of $13,888.88 each shall be due and payable monthly, commencing on the first day of the second month following the month in which the Three D Real Property Term Loan is made and on the first day of each calendar month thereafter through September 1, 2012, and (ii) the unpaid principal amount of the Three D Real Property Term Loan shall be due and payable on September 30, 2012.

4.5  Provisions Regarding all Term Loans.

(a)  In the event this Financing Agreement or the Revolving Line of Credit is terminated by either the Agent, the Required Lenders or the Companies for any reason whatsoever, all Term Loans, together with all accrued and unpaid interest thereon and the applicable Prepayment Premium, if any, shall be due and payable in full on the effective date of such termination, notwithstanding any other provision of this Financing Agreement or the Notes to the contrary.

(b)  The Companies, at their option, may prepay any Term Loan at any time, in whole or in part, provided that on the date of such prepayment, there shall be due and payable (i) accrued and unpaid interest on the principal so prepaid to the date of such prepayment and (ii) the Prepayment Premium, if any, due with respect to such prepayment.

(c)  In the event that the Companies have generated Surplus Cash in any fiscal year, on the date which is ninety (90) days after the end of such fiscal year, there shall be due and payable a mandatory prepayment of the Term Loans in an amount equal to twenty-five percent (25%) of the Surplus Cash for such fiscal year.

(d)  Except as the Required Lenders and the Companies shall otherwise agree in a separate writing, each prepayment of the Term Loans (whether voluntary or mandatory) shall be applied to accrued but unpaid interest on the Term Loans and then to the last maturing installments of principal of the Initial Term Loan until fully repaid, and then to the last maturing installments of principal of the Three D Real Property Term Loan until fully repaid, and then to the last maturing installments of principal of the Acquisition Term Loans (in order of first loan to mature) until fully repaid.

(e)  To the extent repaid, the principal amount of any Term Loan may not be reborrowed under this Section 4.

(f)  The Companies hereby authorize the Agent, without notice to the Companies, to charge the Revolving Loan Account with all payments due under this Section 4 as such amounts become due. Any amount charged to the Revolving Loan Account shall be deemed a Base Rate Loan hereunder and shall bear interest at the rate provided in Paragraph 8.1 of Section 8 of this Financing Agreement. The Companies confirm that any charges which the Agent may make to the Revolving Loan Account as provided herein will be made as an accommodation to the Companies and solely at the Agent’s discretion.

SECTION 5.  Letters of Credit

In order to assist the Companies, or any one of them, in establishing or opening Letters of Credit with an Issuing Bank, the Companies have requested that the Lenders (acting through the Agent) join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letters of Credit Guaranty, thereby lending the Agent’s and the Lenders’ credit to the Companies, and the Agent and the Lenders have agreed to do so. These arrangements shall be handled by the Agent and the Lenders subject to the terms and conditions set forth below.

5.1  Within the Revolving Line of Credit and Availability, the Lenders (acting through the Agent) shall assist each of the Companies in obtaining Letter(s) of Credit in an amount not to exceed the outstanding amount of the Letter of Credit Sub-Line. The Agent’s and the Lenders’ assistance for amounts in excess of the limitation set forth herein shall at all times and in all respects be in the Required Lenders’ sole discretion. It is understood that the term, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to the Agent, the Issuing Bank and the Companies, provided that documentary Letters of Credit shall not be used for the purchase of domestic Inventory or to secure present or future debt of domestic Inventory suppliers. Any and all outstanding Letters of Credit issued hereunder for any Company shall be reserved dollar for dollar from Availability as an Availability Reserve.

5.2  The Agent, on behalf of the Lenders, shall have the right, without notice to any of the Companies, to charge a Company’s Revolving Loan Account with the amount of any and all indebtedness, liability or obligation of any kind incurred by the Agent and the Lenders under the Letters of Credit Guaranty at the earlier of (a) payment by the Agent and the Lenders under the Letters of Credit Guaranty; or (b) the occurrence of an Event of Default. Any amount charged to the Companies’ Revolving Loan Accounts shall be deemed a Revolving Loan hereunder and shall incur interest at the rate provided in Paragraph 8.1 of Section 8 hereof.

5.3  Each of the Companies unconditionally indemnifies the Agent and the Lenders and holds the Agent and the Lenders harmless from any and all loss, claim or liability incurred by the Agent and the Lenders (or any of them) arising from any transactions or occurrences relating to Letters of Credit established or opened for any Company’s account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any errors, omissions, negligence, misconduct or action taken by any Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by the Agent under the Letters of Credit Guaranty. This indemnity shall survive termination of this Financing Agreement. The Companies agree that any charges incurred by the Agent and the Lenders (or any of them) for any of the Companies’ account by the Issuing Bank shall be conclusive on the Agent and the Lenders and may be charged to such Company’s Revolving Loan Account.

5.4  The Agent and the Lenders shall not be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; (c) the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; (e) partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; (f) any deviation from instructions; (g) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (h) any breach of contract between the shipper or vendors and the Companies.

5.5  The Companies agree that any action taken by the Agent or the Lenders, if taken in good faith, or any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the Letter of Credit Guarantees, the drafts or acceptances, or the Collateral, shall be binding on each of the Companies and shall not result in any liability whatsoever of the Agent or the Lenders to the Companies, except if attributable to the gross negligence or willful misconduct of Lenders. In furtherance thereof, the Agent, on behalf of the Lenders, shall have the full right and authority to: (a) clear and resolve any questions of non-compliance of documents; (b) give any instructions as to acceptance or rejection of any documents or goods; (c) execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in the Agent’s name. The Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Agent, all without any notice to or any consent from the Companies or any one of them. Notwithstanding any prior course of conduct or dealing with respect to the foregoing including amendments and non-compliance with documents and/or any Company’s instructions with respect thereto, the Agent may exercise its rights hereunder in its sole and reasonable business judgment. In addition, without the Agent’s express consent and endorsement in writing, the Companies agree: (a) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) after the occurrence and during the continuation of an Event of Default, not to (i) clear and resolve any questions of non-compliance of documents, or (ii) give any instructions as to acceptances or rejection of any documents or goods.

5.6  The Companies agree that: (a) any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; (b) all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral, or the financing thereof will have been promptly and fully complied with; and (c) any certificates in that regard that the Agent may at any time request will be promptly furnished. In connection herewith, the Companies warrant and represent that all shipments made under any such Letters of Credit are in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. Each of the Companies assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign Taxes, duties, or levies. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Companies’ risk, liability and responsibility.

5.7  Upon any payments made to the Issuing Bank under the Letter of Credit Guaranty, the Agent, on behalf of the Lenders, shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Companies or any one of them to the Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agent and apply in all respects to the Agent and shall be in addition to any rights, remedies, duties or obligations contained herein.

SECTION 6.  Collateral

6.1  As security for the prompt payment in full of all Obligations, each of the Companies hereby pledges and grants to the Agent, for the benefit of the Lenders, a continuing general lien upon, and security interest in, all of their right, title and interest in all of their property, whether now owned or hereafter acquired, including, without limitation, all of their:

(a)  Accounts;

(b)  Inventory;

(c)  General Intangibles;

(d)  Documents of Title;

(e)  Real Estate;

(f)  Other Collateral; and

(g)  Equipment.

The security interest granted in the Collateral are given in renewal, extension and modification of the security interests previously granted to Agent and CIT by Companies; such prior security interests are not extinguished hereby; and the ranking, perfection and priority of such prior security interests shall continue in full force and effect.

6.2  The security interests granted hereunder shall extend and attach to:

(a)  All Collateral owned by any of the Companies or in which the Companies have any interest, whether held by the Companies or others for their account, and, if any Collateral is Equipment, whether the Companies’ interest in such Equipment is as owner, finance lessee or conditional vendee;

(b)  All Equipment, whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with, or attached to, the Equipment; and

(c)  All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either the Agent or the Companies from the Companies’ customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Companies, or to the sale, promotion or shipment thereof.

6.3  The Companies agree to safeguard, protect and hold all Inventory for the account of the Agent and the Lenders and make no disposition thereof except in the ordinary course of their business of the Companies, as herein provided. The Companies represent and warrant that Inventory will be sold and shipped by the Companies to their customers only in the ordinary course of the Companies’ business, and then only on open account and on terms currently being extended by the Companies to their respective customers, provided that, absent the prior written consent of the Agent, the Companies shall not sell Inventory on a consignment basis nor retain any lien or security interest in any sold Inventory (though the foregoing shall in no event prohibit the Companies’ present business practices in selling propane to their residential customers). Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest of the Agent, for the benefit of the Lenders, in the Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Trade Accounts Receivable, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, the Agent, on behalf of the Lenders, shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. Unless otherwise provided in the Sterling Intercreditor Agreement, the Companies hereby agree to immediately forward any and all proceeds of Collateral to the Depository Account, and to hold any such proceeds (including any notes and instruments), in trust for the Agent pending delivery to the Agent. Irrespective of the Agent’s perfection status in any and all of the General Intangibles, including, without limitation, any Patents, Trademarks, Copyrights or licenses with respect thereto, each of the Companies hereby irrevocably grants the Agent a royalty free license to sell, or otherwise dispose or transfer, in accordance with Paragraph 10.3 of Section 10 hereof, and the applicable terms hereof, of any of the Inventory upon the occurrence of an Event of Default which has not been waived in writing by the Agent and the Required Lenders.

6.4  The Companies agree at their own cost and expense to keep the Equipment in as good and substantial repair and condition as the same is now or at the time the lien and security interest granted herein shall attach thereto, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary. The Companies also agree to safeguard, protect and hold all Equipment in accordance with the terms hereof and subject to the Agent’s security interest. Absent the Required Lender’s prior written consent, any sale, exchange or other disposition of any Equipment shall be made by the Companies in the ordinary course of their business or as set forth herein. The Companies may, in the ordinary course of their business, sell, exchange or otherwise dispose of obsolete or surplus Equipment; provided, however, that: (a) the then value of the Equipment so disposed of in any Fiscal Year does not exceed $500,000 in the aggregate; and (b) the proceeds of any such sales or dispositions (other than the proceeds from sale or disposition of the Equipment in which Sterling has a first priority lien which shall be governed by the terms and provisions of the Sterling Term Loan Documentation), shall be held in trust by the Companies for the Agent and the Lenders and shall be immediately delivered to the Agent by deposit to the Depository Account, except that the Companies may retain and use such proceeds to purchase forthwith replacement Equipment which the Companies determine in their reasonable business judgment to have a collateral value at least equal to the Equipment so disposed of or sold; provided, however, that the aforesaid right shall automatically cease upon the occurrence of a Default or an Event of Default which is not waived in writing by the Agent and the Required Lenders. Upon the sale, exchange, or other disposition of the Equipment, as herein provided, the security interest provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Accounts, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sales, exchange or disposition. As to any such sale, exchange or other disposition, the Agent, on behalf of the Lenders, shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.

6.5  The rights and security interests granted to the Agent for the benefit of the Lenders hereunder shall continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the Revolving Loan Accounts may from time to time be temporarily in a credit position, until the final payment in full to the Agent and the Lenders of all Obligations and the termination of this Financing Agreement. Any delay, or omission by the Agent and the Lenders (or any of them) to exercise any right hereunder shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver shall be in writing and signed by the Agent and the Required Lenders. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

6.6  Notwithstanding the Agent’s security interest in the Collateral and to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, the Agent, on behalf of the Lenders, shall have the right in its sole discretion to determine which rights, liens, security interests or remedies the Agent shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of the Agent’s or the Lenders’ respective rights hereunder.

6.7  Any balances to the credit of the Companies and any other property or assets of the Companies in the possession or control of the Agent or any Lender may be held by the Agent or such Lender as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due. The liens and security interests granted herein, and any other lien or security interest that the Agent or any Lender may have in any other assets of the Companies, shall secure payment and performance of all now existing and future Obligations. The Agent may in its discretion charge any or all of the Obligations to the Revolving Loan Account when due.

6.8  Each of the Companies possess all General Intangibles and rights thereto necessary to conduct their business as conducted as of the Closing Date and the Companies shall maintain their rights in, and the value of, the foregoing in the ordinary course of their business, including, without limitation, by making timely payment with respect to any applicable licensed rights. The Companies shall deliver to the Agent, and/or shall cause the appropriate party to deliver to the Agent, from time to time such pledge or security agreements with respect to General Intangibles (now or hereafter acquired) of the Companies and their subsidiaries as the Agent shall require to obtain valid first liens thereon. In furtherance of the foregoing, the Companies shall provide timely notice to the Agent of any additional Patents, Trademarks, tradenames, service marks, Copyrights, brand names, trade names, logos and other trade designations acquired or applied for subsequent to the Closing Date and the Companies shall execute such documentation as the Agent may reasonably require to obtain and perfect its lien thereon. Each of the Companies hereby irrevocably grants to the Agent, for the benefit of the Lenders, a royalty-free, non-exclusive license in the General Intangibles, including tradenames, Trademarks, Copyrights, Patents, licenses, and any other proprietary and intellectual property rights and any and all of their right, title and interest in any of the foregoing, for the sole purpose, upon the occurrence of an Event of Default, of the right to: (i) advertise for sale and sell or transfer any Inventory bearing any of the General Intangibles, and (ii) make, assemble, prepare for sale or complete, or cause others to do so, any applicable raw materials or Inventory bearing any of the General Intangibles, including use of the Equipment and Real Estate for the purpose of completing the manufacture of unfinished goods, raw materials or work-in-process comprising Inventory, and apply the proceeds thereof to the Obligations hereunder, all as further set forth in this Financing Agreement and irrespective of the Agent’s lien on and perfection in any General Intangibles.

6.9  The Companies represent and warrant to the Agent and the Lenders that as of the date hereof, the Company is not the beneficiary of any letter of credit. If any Company becomes a beneficiary under any letter of credit, such Company agrees to promptly notify the Agent, and upon request by the Agent, such Company agrees to either (a) cause the issuer of such letter of credit to consent to the assignment of the proceeds of such letter of credit to the Agent, for the benefit of the Lenders, pursuant to an agreement in form and substance satisfactory to the Agent in the exercise of its credit judgment, or (b) cause the issuer of such letter of credit to name the Agent, for the benefit of the Lenders, as the transferee beneficiary of such letter of credit.

6.10  The Companies represent and warrant to the Agent and the Lenders that as of the date hereof, no Company holds an interest in any commercial tort claim. If any Company at any time holds or acquires a commercial tort claim, such Company agrees to promptly notify the Agent in writing of the details thereof, and in such writing such Company shall grant to the Agent, for the benefit of the Lenders, a security interest in such commercial tort claim and in the proceeds thereof, all upon the terms of this Financing Agreement.

6.11  The Companies agree that all chattel paper created by the Companies will be marked: “This chattel paper is subject to a security interest in favor of The CIT Group/Business Credit, Inc., as Agent for itself and other lenders. Further encumbrance or assignment of this chattel paper violates the rights of The CIT Group/Business Credit, Inc. and such other lenders.”

SECTION 7.  Representations, Warranties and Covenants

7.1  The Companies hereby warrant and represent that: (a) the fair value of each Company’s Total Assets exceeds the book value of such Company’s Total Liabilities; (b) the Companies are generally able to pay their debts as they become due and payable; and (c) the Companies do not have unreasonably small capital to carry on their business as it is currently conducted absent extraordinary and unforeseen circumstances. The Companies further warrant and represent that: (i) Schedule 7(l) hereto correctly and completely sets forth each Company’s (A) legal name in its state of organization, (B) state of organization, (C) Federal Tax identification number, (D) chief executive office, (E) tradenames used by such Company in connection with the sale of inventory or providing services to its customers, (F) prior names used in the last five (5) years (including, such names of such Company’s predecessors in interest as a result of a merger or consolidation) and (G) the charter or similar organizational number for the Company in its state of organization or formation; (ii) except for the Permitted Encumbrances, after filing of financing statements in the applicable filing clerks office at the locations set forth in Schedule 1, this Financing Agreement creates a valid, perfected and first priority security interest in the Collateral in which a security interest may be perfected by the filing of a financing statement, and the security interest granted herein constitutes and shall at all times constitute the first and only lien on the Collateral (other than Permitted Encumbrances); (iii) except for the Permitted Encumbrances, the Companies are, or will be, at the time additional Collateral is acquired by them, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; (iv) the Companies will, at their expense, forever warrant and, at the Agent’s request, defend the Collateral from any and all claims and demands of any other person other than a holder of a Permitted Encumbrance; (v) the Companies will not grant, create or permit to exist, any lien upon, or security interest in, the Collateral, or any proceeds thereof, in favor of any other Person other than the Agent and holders of the Permitted Encumbrances; and that the Equipment does not comprise a part of any Company’s Inventory; and (vi) the Equipment is and will only be used by the Companies in their business and will not be held for sale or lease, or removed from their premises, or otherwise disposed of by the Companies except as otherwise permitted in this Financing Agreement.

7.2  Each of the Companies agrees to maintain books and records pertaining to the Collateral in accordance with GAAP and in such additional detail, form and scope as the Agent shall reasonably require. The Companies agree that the Agent (accompanied by any Lender at its expense) or its agents may enter upon any of the Companies’ premises at any time during normal business hours, and from time to time in its reasonable business judgment, for the purpose of inspecting the Collateral and any and all records pertaining thereto. Each Company irrevocably authorizes all accountants and third parties to disclose and deliver directly to the Agent, at the Companies’ expense, all financial statements and information, books, records, work papers, management reports and other information generated by them or in their possession regarding the Companies and/or Parent and/or the Collateral. The Companies agree to afford the Agent thirty (30) days prior written notice of any change in the location of any Collateral, other than to locations, that as of the Closing Date, are known to the Agent and at which the Agent has filed financing statements and otherwise fully perfected its liens thereon. Upon request by the Agent, each of the Companies agrees to provide to the Agent a current listing by customer and address as to the location of each of the individual propane, gasoline and diesel tanks provided to residential customers of such Company which are located on the premises of such residential customer. The Companies are also to advise the Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or on the security interest granted to the Agent therein.

7.3  Each of the Companies agrees to: (a) execute and deliver to the Agent, from time to time, solely for the Agent’s convenience in maintaining a record of the Collateral, such written statements, and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral; and (b) provide the Agent, on request, with an appraisal of the Inventory which appraisal shall be at the Companies’ expense and otherwise acceptable to the Agent; provided, however, that unless an Event of Default has occurred and is continuing, the Agent shall not request such an appraisal more than once during any twelve (12) calendar month period. Any failure, however, to promptly give the Agent such statements, or schedules shall not affect, diminish, modify or otherwise limit the Agent’s security interest in the Collateral.

7.4  Each of the Companies agrees to comply with the requirements of all state and federal laws in order to grant to the Agent, for the benefit of the Lenders, valid and perfected first security interests in the Collateral, subject only to the Permitted Encumbrances. The Agent is hereby authorized by the Companies to file (including pursuant to the applicable terms of the UCC) from time to time any financing statements, continuation statements or amendments thereto covering the Collateral, whether or not such Company’s signature appears thereon. The Companies hereby consent to and ratify any and all execution and/or filing of financing statements on or prior to the Closing Date by the Agent. The Companies agree to do whatever the Agent may reasonably request, from time to time, by way of: (a) filing notices of liens, financing statements, amendments, renewals and continuations thereof; (b) cooperating with the agents and employees of the Agent; (c) keeping Collateral records; (d) transferring proceeds of Collateral to the Agent’s possession; (e) getting the Agent’s lien noted on all original certificates of title relating to motor vehicles or other titled rolling stock part of the Collateral; and (f) performing such further acts as the Agent may reasonably require in order to effect the purposes of this Financing Agreement, including but not limited to obtaining control agreements with respect to deposit accounts and/or Investment Property.

7.5  (a) Each of the Companies agrees to maintain insurance on the Real Estate, Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Agent. All policies covering the Real Estate and Equipment and Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, to be made payable to the Agent, in case of loss, under a standard non-contributory “mortgagee”, “lender” or “secured party” clause and are to contain such other provisions as the Agent may require in its credit judgment to fully protect the Agent’s interest in the Real Estate and Inventory and Equipment and to any payments to be made under such policies. All originals of such policies or true copies thereof are to be delivered to the Agent, premium prepaid, with the loss payable endorsement in favor of the Agent for the benefit of the Lenders, and shall provide for not less than thirty (30) days prior written notice to the Agent of the exercise of any right of cancellation. At the Companies’ request, or if the Companies fail to maintain such insurance, the Agent may arrange for such insurance, but at the Companies’ expense and without any responsibility on the Agent’s or the Lenders’ part for: (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. Upon the occurrence of an Event of Default which is not waived in writing by the Agent and the Required Lenders, the Agent shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, have the sole right, in the name of the Agent or the Companies, to file claims under any such insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b)  (i) In the event of any loss or damage by fire or other casualty, insurance proceeds relating to the Companies’ or a Company’s Inventory shall be applied first to reduce such Company’s Revolving Loans and then to repay the Term Loans in the manner set forth in Paragraph 4.4(d) of Section 4 hereof, and then to repay the other Obligations. Upon the occurrence and during the continuance of an Event of Default, the Agent may apply Insurance Proceeds to the Obligations in such manner as it may deem advisable in its sole discretion;

(ii)  In the event any part of the Companies’ or a Company’s Equipment is damaged by fire or other casualty and the Insurance proceeds for such damage or other casualty is less than or equal to $100,000.00, the Agent shall promptly apply such proceeds first to reduce the Companies’ outstanding balance in the Revolving Loan Account to the extent the proceeds are allocable to rolling stock Eligible Equipment described in the definition of “Eligible Equipment Based Amount” (and such amount shall constitute a permanent reduction in the Eligible Equipment Based Amount), and then to repay the Term Loans in the manner set forth in Paragraph 4.4(d) of Section 4 hereof, and then to further reduce Companies’ outstanding balance in Revolving Loan Amount and then to the other Obligations. Upon the occurrence and during the continuance of an Event of Default, the Agent may apply Insurance Proceeds to the Obligations in such manner as the Agent may deem advisable in its sole discretion;

(iii)  Absent the occurrence and continuance of an Event of Default, and provided that the Insurance Proceeds are in excess of $100,000.00, the Companies may elect (by delivering written notice to the Agent) to replace, repair or restore such Equipment to substantially the equivalent condition prior to such fire or other casualty as set forth herein. If the Companies do not, or cannot, elect to use the Insurance Proceeds as set forth above, the Agent may, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, apply the Insurance Proceeds to the payment of the Obligations in such manner and in such order as the Agent may reasonably elect; and

(iv)  If the Companies elect to use the Insurance Proceeds for the repair, replacement or restoration of any Equipment, and there is then no Event of Default, (x) Insurance Proceeds for any loss are in excess of $100,000.00 on Equipment will be applied to the reduction of the Revolving Loans and (y) the Agent may set up an Availability Reserve in an amount equal to said Insurance Proceeds. The Availability Reserve will be reduced dollar-for-dollar upon receipt of non-cancelable executed purchase orders, delivery receipts or contracts for the replacement, repair or restoration of Equipment and disbursements in connection therewith.

(c)  In the event of any loss or damage to any Real Estate leased by any Company by condemnation, fire or other casualty, the Companies may use the Casualty Proceeds in the manner required or permitted by the lease agreement relating thereto. In the event of any loss or damage to any Real Estate owned by any Company by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty are equal to or less than $100,000, the Agent agrees to apply such Casualty Proceeds to repay the outstanding Revolving Loans. In the event of any loss or damage to any Real Estate owned by any Company by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty exceed $100,000, and so long as the Companies have sufficient business interruption insurance to replace the lost profits of the facilities affected by the condemnation, fire or other casualty, the Companies may elect to repair or replace such Real Estate, subject to the following terms:

(i)  If the Companies reasonably determine that the Real Estate may be repaired to substantially the same condition of the Real Estate prior to the condemnation, fire or other casualty, the Companies may elect to repair the Real Estate by delivering written notice to the Agent within thirty (30) days following the Agent’s receipt of such Casualty Proceeds. The Agent initially shall apply all such Casualty Proceeds to the outstanding Revolving Loans and will establish an Availability Reserve in an amount equal to such Casualty Proceeds. The Companies shall provide the Agent with a repair plan, the contract(s) for repair and a total budget certified by an independent third party experienced in construction costing. If such budget indicates that there are insufficient Casualty Proceeds to cover the full cost of repair of the Real Estate, the Companies shall fund such deficiency before the Availability Reserve established hereunder shall be reduced. The Agent agrees to reduce this Availability Reserve dollar-for-dollar as and when payments are due under the contract(s) for repair. Upon completion of the repair of the Real Estate (as determined by the Agent in the exercise of its business judgment), the Agent will eliminate any remaining Availability Reserve established hereunder.

(ii)  The Companies may elect to replace the Real Estate owned by any Company only on terms and conditions satisfactory to the Required Lenders in their credit judgment.

If an Event of Default shall have occurred and remain continuing as of the date of the Agent’s receipt of any Casualty Proceeds, or if the Companies do not or cannot elect to use the Casualty Proceeds in the manner set forth in paragraph (c) above, the Agent may, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of the Agent, apply the Casualty Proceeds to the payment of the Obligations in such manner and in such order as the Agent may elect in its sole discretion.

(d)  In the event the Companies or any one of them fails to provide the Agent with timely evidence, reasonably acceptable to the Agent, of its maintenance of insurance coverage required pursuant to Paragraph 7.5(a) above, the Agent may purchase, at the Companies’ expense, insurance to protect the interests of the Agent and the Lenders in the Collateral. The insurance acquired by the Agent may, but need not, protect the Companies’ interest in the Collateral, and therefore such insurance may not pay claims which the Companies may have with respect to the Collateral or pay any claim which may be made against the Companies in connection with the Collateral. In the event the Agent purchases, obtains or acquires insurance covering all or any portion of the Collateral, the Companies shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the applicable Base Rate for Revolving Loans set forth in Paragraph 8.1 of Section 8 hereof), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance. The Agent may charge all of such premiums, fees, costs, interest and other charges to the Companies’ Revolving Loan Accounts. The Companies hereby acknowledge that the costs of the premiums of any insurance acquired by the Agent may exceed the costs of insurance which the Companies may be able to purchase on their own. In the event that the Agent purchases such insurance, the Agent will notify the Companies of said purchase within thirty (30) days of the date of such purchase. If, within thirty (30) days of the date of such notice, the Companies provide the Agent with proof that the Companies had the insurance coverage required pursuant to Paragraph 7.5(a) above (in form and substance reasonably satisfactory to the Agent) as of the date on which the Agent purchased insurance and the Companies continued at all times to have such insurance, then the Agent agrees to cancel the insurance purchased by the Agent and credit the Companies’ Revolving Loan Account with the amount of all costs, interest and other charges associated with any insurance purchased by the Agent, including with any amounts previously charged to the Revolving Loan Account.

7.6  Each of the Companies agrees to pay, when due, all Taxes, including sales taxes, assessments, claims and other charges lawfully levied or assessed upon the Companies or the Collateral unless such Taxes are being diligently contested in good faith by the Companies by appropriate proceedings and adequate reserves are established in accordance with GAAP. Notwithstanding the foregoing, if any lien shall be filed or claimed thereunder (a) for Taxes due the United States of America, or (b) which in the Agent’s opinion might create a valid lien having priority over the security interest granted to the Agent herein, such lien shall not be deemed to be a Permitted Encumbrance hereunder and the Companies shall immediately pay such tax and remove the lien of record. If the Companies or any one of them fails to do so promptly, then at the Agent’s election, the Agent may (i) create an Availability Reserve in such amount as it may deem appropriate in its business judgment, or (ii) upon the occurrence and during the continuation of an Event of Default, imminent risk of seizure, filing of any priority lien, forfeiture, or sale of the Collateral, pay Taxes on the Companies’ behalf, and the amount thereof shall be an Obligation secured hereby and due on demand.

7.7  Each of the Companies: (a) agrees to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the business or operations of the Companies or any one of them, provided that the Companies may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in the Agent’s reasonable opinion, materially and adversely effect the rights of the Agent or the Lenders hereunder or the validity or priority of the Agent’s liens on the Collateral; (b) agrees to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future, applicable to the Collateral, the ownership and/or use of their real property and operation of their business, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of the Companies or any one of them; and (c) shall not be deemed to have breached any provision of this Paragraph 7.7 if (i) the failure to comply with the requirements of this Paragraph 7.7 resulted from good faith error or innocent omission, (ii) the Companies promptly commence and diligently pursue a cure of such breach, and (iii) such failure is cured within (30) days following the Companies’ receipt of notice of such failure, or if such cannot in good faith be cured within thirty (30) days, then such breach is cured within a reasonable time frame based upon the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.

7.8  Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Companies agree that, unless the Agent and the Required Lenders shall have otherwise consented in writing, each of the Companies will furnish to the Agent: (a) within one hundred twenty (120) days after the end of each Fiscal Year of the Companies, an audited Consolidated Balance Sheet as at the close of such year, and statements of profit and loss, cash flow and reconciliation of surplus of Parent, the Companies and their subsidiaries for such year, audited by independent public accountants selected by the Companies and reasonably satisfactory to the Agent; (b) within sixty (60) days after the end of each Fiscal Quarter a Consolidated Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus of Parent, the Companies and their subsidiaries, certified by an authorized financial or accounting officer of the Companies; (c) within thirty (30) days after the end of each month a Consolidated Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus of the Companies and all subsidiaries for such period, certified by an authorized financial or accounting officer of the Companies; (d) from time to time, such further information regarding the business affairs and financial condition of the Parent, the Companies and/or any Subsidiaries thereof as the Agent may reasonably request, including, without limitation (i) the accountant’s management practice letter and (ii) annual cash flow projections in form reasonably satisfactory to the Agent. Each financial statement which the Companies are required to submit hereunder must be accompanied by an officer’s certificate, signed by the President, Vice President, Controller, or Treasurer, pursuant to which any one such officer must certify that: (x) the financial statement(s) fairly and accurately represent(s) each Companies’ financial condition at the end of the particular accounting period, as well as the Companies’ operating results during such accounting period, subject to year-end audit adjustments; and (y) during the particular accounting period: (A) there has been no Default or Event of Default under this Financing Agreement; provided, however, that if any such officer has knowledge that any such Default or Event of Default, has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer’s certificate; (B) the Companies have not received any notice of cancellation with respect to their property insurance policies; (C) the Companies have not received any notice of an event that could result in a material adverse effect on the value of the Collateral taken as a whole; and (D) the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this Financing Agreement.

7.9  Until termination of the Financing Agreement and payment and satisfaction of all Obligations hereunder, each of the Companies agrees that, without the prior written consent of the Agent and the Required Lenders (or the prior written consent of just Agent in the circumstances described in the definition of “Approved Acquisition”), except as otherwise herein provided, Parent and the Companies, or any one of them, will not:

(a)  Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Collateral or any other assets of Parent or any Company, whether now owned or hereafter acquired, except for the Permitted Encumbrances;

(b)  Incur or create any Indebtedness other than the Permitted Indebtedness and other than Indebtedness owing to the Agent and the Lenders;

(c)  Sell, lease, assign, transfer or otherwise dispose of Collateral or any other assets of Parent or any Company, except as otherwise specifically permitted by this Financing Agreement;

(d)  Merge, consolidate or otherwise alter or modify their respective corporate names, principal places of business, structure, or existence, re-incorporate or re-organize, or enter into or engage in any operation or activity materially different from that presently being conducted by the Companies or Parent or any one of them, except that the Companies may (A) change their corporate name or address, or (B) a Company may merge with and into any other Company (with a Company being the survivor of such merger); provided that in any such instance under (A) or (B) above (i) the Companies shall give the Agent thirty (30) days prior written notice thereof, and (ii) the Companies shall execute and deliver, prior to or simultaneously with any such action, any and all documents and agreements requested by the Agent to confirm the continuation and preservation of all security interests and liens granted to the Agent, for the benefit of the Lenders, hereunder;

(e)  Assume, guarantee, endorse, or otherwise become liable upon the obligations of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and except for Indebtedness owing to the Agent and the Lenders;

(f)  Declare or pay any dividend or distributions of any kind on, or purchase, acquire, redeem or retire, any of the Capital Stock of any Company, of any class whatsoever, whether now or hereafter outstanding; provided, however, each Company and Parent may declare and pay cash distributions or cash dividends to the holders of Preferred Stock in the ordinary course of such Person’s business in an aggregate amount (taking into account all distributions and dividends made by each Company and Parent) not to exceed $1,500,000.00 in any Fiscal Year, provided that no Default or Event of Default shall occur immediately prior to and after giving effect to such cash distributions or cash dividends; or

(g)  Make any advance or loan to, or any investment in, any Person or purchase or acquire all or substantially all of the stock or assets of any Person; or pay any management, consulting or other similar fees to any Person affiliated with the Companies.

7.10  Until termination of the Financing Agreement and payment and satisfaction in full of all Obligations hereunder, the Companies, on a consolidated basis, shall:

(a)  Maintain as of the last day of each calendar month, beginning with February 28, 2007, for the twelve calendar month period ending on such day, a Fixed Charge Coverage Ratio for such period of not less than 1.05 to 1.00.

(b)  without the prior written consent of the Agent and the Required Lenders, the Companies will not:

(i)  enter into any Operating Lease if after giving effect thereto the aggregate obligations with respect to Operating Leases of the Companies during any Fiscal Year would exceed $3,000,000.00; or

(ii)  contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations with respect to Unfinanced Capital Expenditures (whether subject to a security interest or otherwise) during any Fiscal Year in the aggregate amount in excess of $5,000,000.00.

7.11  Each of the Companies agrees to advise the Agent in writing of: (a) all expenditures (actual or anticipated) in excess of $150,000.00 from the budgeted amount therefor in any Fiscal Year for (x) environmental clean-up, (y) environmental compliance or (z) environmental testing and the impact of said expenses on each of the Companies’ Working Capital; and (b) any notices the Companies receive from any local, state or federal authority advising the Companies of any environmental liability (real or potential) stemming from any of the Companies’ operations, their premises, their waste disposal practices, or waste disposal sites used by any of the Companies and to provide the Agent with copies of all such notices if so required.

7.12  EACH OF THE COMPANIES HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS THE AGENT AND THE LENDERS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS (EACH AN “INDEMNIFIED PARTY”) FROM, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, OBLIGATIONS, CLAIMS, ACTIONS, DAMAGES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEY’S FEES) AND ANY PAYMENTS MADE BY THE AGENT OR THE LENDERS PURSUANT TO ANY INDEMNITY PROVIDED BY THE AGENT OR THE LENDERS WITH RESPECT TO OR TO WHICH ANY INDEMNIFIED PARTY COULD BE SUBJECT INSOFAR AS SUCH LOSSES, LIABILITIES, OBLIGATIONS, CLAIMS, ACTIONS, DAMAGES, COSTS, FEES OR EXPENSES WITH RESPECT TO THE LOAN DOCUMENTS, INCLUDING WITHOUT LIMITATION THOSE WHICH MAY ARISE FROM OR RELATE TO: (A) THE DEPOSITORY ACCOUNT, THE BLOCKED ACCOUNTS, THE LOCKBOX AND/OR ANY OTHER DEPOSITORY ACCOUNT AND/OR THE AGREEMENTS EXECUTED IN CONNECTION THEREWITH; AND (B) ANY AND ALL CLAIMS OR EXPENSES ASSERTED AGAINST THE AGENT OR THE LENDERS AS A RESULT OF ANY ENVIRONMENTAL POLLUTION, HAZARDOUS MATERIAL OR ENVIRONMENTAL CLEAN-UP RELATING TO THE REAL ESTATE; OR ANY CLAIM OR EXPENSE WHICH RESULTS FROM ANY OF THE COMPANIES’ OPERATIONS (INCLUDING, BUT NOT LIMITED TO, ANY OF THE COMPANIES’ OFF-SITE DISPOSAL PRACTICES) AND USE OF THE REAL ESTATE, WHICH THE AGENT OR THE LENDERS MAY SUSTAIN OR INCUR (OTHER THAN SOLELY AS A RESULT OF THE PHYSICAL ACTIONS OF THE AGENT OR THE LENDERS ON THE COMPANIES’ PREMISES WHICH ARE DETERMINED TO CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY A COURT OF COMPETENT JURISDICTION), ALL WHETHER THROUGH THE ALLEGED OR ACTUAL NEGLIGENCE OF SUCH PERSON OR OTHERWISE, EXCEPT AND TO THE EXTENT THAT THE SAME RESULTS SOLELY AND DIRECTLY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION. THE COMPANIES HEREBY AGREE THAT THIS INDEMNITY SHALL SURVIVE TERMINATION OF THIS FINANCING AGREEMENT, AS WELL AS PAYMENT AND SATISFACTION OF OBLIGATIONS WHICH MAY BE DUE HEREUNDER. THE AGENT, IN ITS SOLE BUSINESS JUDGMENT, MAY ESTABLISH SUCH AVAILABILITY RESERVES WITH RESPECT THERETO AS IT MAY DEEM ADVISABLE UNDER THE CIRCUMSTANCES AND, UPON ANY TERMINATION HEREOF, HOLD SUCH RESERVES AS CASH RESERVES FOR ANY SUCH CONTINGENT LIABILITIES.

7.13  Without the prior written consent of the Agent, the Companies agree that they will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property with the Parent or any subsidiary or affiliate of the Companies or Parent, provided that, except as otherwise set forth in this Financing Agreement, the Companies or any one of them may enter into sale, service and other transactions in the ordinary course of their business and pursuant to the reasonable requirements of any such Company, and upon standard terms and conditions and fair and reasonable terms, no less favorable to such Company than such Company could obtain in a comparable arms length transaction with an unrelated third party, provided further that no Default or Event of Default exists or will occur hereunder prior to and after giving effect to any such transaction.

7.14  The Companies shall maintain in full force and effect the Eligible Life Insurance Policy.

7.15  In order to induce the Agent and the Lenders to enter into this Agreement and to make the loans and advances provided for herein, the Companies make, on or as of the occurrence of each such loan or advance (except to the extent such representations or warranties relate to an earlier date or are no longer true and correct in all material respects solely as a result of transactions not prohibited by the Loan Documents), the following representations and warranties to the Agent and the Lenders:

(a)  Organization and Qualification. Each of each Company and Parent (i) is duly organized validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has the corporate power to own its property and to carry on its business as now conducted and (iii) is duly qualified to do business and is in good standing, in each case in each jurisdiction in which the failure to be so qualified or in good standing would reasonably be expected to have a material adverse effect.

(b)  Authorization and Validity. Each of each Company and Parent has the corporate power and authority to execute, deliver and perform its obligations hereunder and under the other Loan Documents to which such Person is a party and all such action has been duly authorized by all necessary corporate actions on its part. The Loan Documents to which it is a party have been duly and validly executed and delivered by each Company and Parent and constitute valid and legally binding agreements of such Person enforceable in accordance with the respective terms thereof, except, in each case, as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(c)  Consents. No authorization, consent, approval, license or exemption (other than such that exist under applicable law, that are permitted, or that have been obtained) of any person or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is necessary for the execution, validity, delivery or performance by any Company or Parent of any Loan Document to which it is a party or for the grant of a security interest in or mortgage on the Collateral covered by the applicable Loan Documents, except such matters relating to performance as would ordinarily be done in the ordinary course of business after the Closing Date.

(d)  Conflicting or Adverse Agreements or Ratifications. Neither the delivery of the Loan Documents nor compliance with the terms and provisions hereof or thereof will violate the provisions of, or constitute a default under (i) the Articles of Incorporation or the Bylaws of any Company or Parent or (ii) any applicable law or any applicable regulation, order, writ, injunction or decree of any court or governmental instrumentality or (iii) any material agreement to which any Company or Parent is a party or by which it is bound or to which it is subject.

(e)  Other Lending Agreements. As of the Closing Date, all agreements of any Company (other than this Financing Agreement and the other Loan Documents) relating to Indebtedness are described on Schedule 7(15)(e) hereto.

(f)  Title to Assets; Licenses and Permits. Each Company has good title to all personal property and good and indefeasible title to or a subsisting leasehold interest in, all real property as reflected as of the Closing Date on its books and records as being owned or leased by it after giving effect to the transaction contemplated herein, subject to no Liens except Permitted Encumbrances. All of such assets are being maintained by the appropriate Person in good working condition in accordance with industry standards.

(g)  Locations of Collateral. All real property owned and leased by any Company as of the Closing Date on which Collateral is or may be located is set forth in Schedule 7(15)(g) hereto. All of the Collateral is located on the owned or leased premises set forth in Schedule 7(15)(g) hereto. Each Company agrees to give the Agent thirty (30) days prior written notice of (i) any real property hereafter leased or owned by such Company on which Collateral is or may be located, and (ii) any change in the location of any Collateral. To the knowledge of each Company there are no actual, threatened or alleged defaults of a material nature with respect to any leases or real property under which any Company or Parent is bound after giving effect to the transaction contemplated herein. After giving effect to the transactions contemplated herein, each of each Company and Parent is current and in good standing with respect to all governmental approvals, permits, certificates, licenses, consents and franchises necessary to continue to conduct its business and to own or lease and operate its properties as heretofore conducted, owned, leased or operated except where any such failure to obtain or maintain approvals, permits, certificates, licenses, consents and franchises would not have a material adverse effect. In addition to any of the other reporting requirements contained in this Agreement, Companies hereby agree upon request by the Agent to supply the Agent with a current listing of all real property owned or leased by any Company.

(h)  Litigation. No proceedings against or affecting any Company or Parent are pending or, to the knowledge of any Company, threatened before any court or governmental agency or department which could reasonably be expected to have a material adverse effect, except as set forth in Schedule 7(15)(h).

(i)  No Defaults. As of the Closing Date, none of any Company or Parent is in default (i) under any material provisions of any instrument evidencing any Indebtedness or of any agreement relating thereto in such manner as to cause a material adverse effect, or (ii) in any respect under or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, in such manner as to cause a material adverse effect, or (iii) under any provision of any material contract to which such Person is a party, which default would reasonably be expected to have a material adverse effect. The Companies will give the Agent prompt written notice of any event or circumstance that constitutes such a default and, in any event, will provide Agent upon receipt with copies of all material notices from landlords or other property owners with respect to any business location or operation of any Company or Parent.

(j)  Investment Company Act/Public Utility Holding Company Act. None of any Company or Parent (i) is, or is directly or indirectly controlled by or acting on behalf of any person which is, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended, or (ii) is a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(k)  ERISA. (i) Each of each Company and Parent and each ERISA Affiliate have operated and administered each Plan and Employee Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to have a material adverse effect. Neither any Company nor Parent nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA) which would individually or in the aggregate reasonably be expected to have a material adverse effect and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by any Company or Parent or any ERISA Affiliate, or in the imposition of any Lien on any of the properties or assets of any Company or Parent or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or liens as would not individually or in the aggregate reasonably be expected to have a material adverse effect;

(i)  No accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, exists or is expected to be incurred with respect to any Plan;

(ii)  The Companies and Parent and their ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of multiemployer plans that individually or in the aggregate would reasonably be expected to have a material adverse effect; and

(iii)  The expected post-retirement benefit obligation (determined as of the last day of a Company’s or of Parent’s, as the case may be, most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of each Company and Parent and its Subsidiaries would not reasonably be expected to have a material adverse effect.

(l)  Environmental Matters. To the best of each Company’s knowledge, each of each Company and Parent (a) possesses all environmental, health and safety licenses, permits, authorizations, registrations, approvals and similar rights necessary under Environmental Laws for such Person to conduct its operations as now being conducted, except where failure to have such licenses, permits, authorizations, registrations, approvals, and similar rights would not reasonably be expected to have a material adverse effect on such entity, and (b) each of such licenses, permits, authorizations, registrations, approvals and similar rights is valid and subsisting, in full force and effect and enforceable by such Person, and such Person is in compliance with all terms, conditions or other provisions of such permits, authorizations, regulations, approvals and similar rights except for such failure or noncompliance that, individually or in the aggregate for such Person, would not reasonably be expected to have a material adverse effect. Except as disclosed in Schedule 7(15)(l), no Company has received any written notices of any violation or noncompliance with, or remedial obligation under, any Environmental Laws (which violation, non-compliance, or remedial obligation has not been cured or would not reasonably be expected to have a material adverse effect) and there are no writs, injunctions, decrees, orders or judgments outstanding under the Environmental Laws, or lawsuits, claims, proceedings, or, to the knowledge of any Company, investigations or inquiries pending or threatened under Environmental Laws, relating to the ownership, use, condition, maintenance or operation of, or conduct of business related to, any property owned, leased or operated by any Company or other assets of any Company other than those violations, instances of noncompliance, obligations, writs, injunctions, decrees, orders, judgments, lawsuits, claims, proceedings, investigations or inquiries that individually or in the aggregate for the Companies, would reasonably be expected to have a material adverse effect on such Company. Except as disclosed in Schedule 7(15)(l), there are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which any Company has agreed to, assumed or retained, or to the best of the Companies’ knowledge, by which any Company is adversely affected, by contract or otherwise, except such obligations, undertakings or liabilities as would reasonably be expected to have a material adverse effect on such Company. Except as disclosed in Schedule 7(15)(l), no Company has received a written notice or claim to the effect that any of them are or may be liable to any other person as the result of a release or threatened release of a Hazardous Material except such notice or claim that would not reasonably be expected to have a material adverse effect. Each of each Company and Parent has complied with all Environmental Laws and the requirements of any permits, licenses or other authorizations issued under any Environmental Laws.

(m)  Purpose of Loans. The proceeds of the Revolving Loans and Term Loans will be used by the Companies for Working Capital and general corporate purposes. None of the proceeds of any Revolving Loans or Term Loans will be used directly or indirectly for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U (herein called “margin stock”) or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock, or for any other purpose which might constitute this transaction as a “purpose credit” within the meaning of Regulation U. Neither any Company nor any agent acting on any Company’s behalf has taken or will take any action which might cause this Agreement or any other Loan Document to violate, or involve the Agent or the Lenders in a violation of, Regulation U, Regulation X or any other regulation of the Board of Governors or to violate the Securities Exchange Act of 1934.

(n) Indebtedness and Contingent Liabilities. The Companies do not have any outstanding Indebtedness (excluding the loans and advances hereunder) or material contractually assumed contingent liabilities other than the Permitted Indebtedness and the endorsement of negotiable instruments in the ordinary course of business.

(o) Security Interest in Favor of the Agent. This Financing Agreement and the other Loan Documents create a valid security interest in and lien on all of the Collateral described herein and therein in favor of the Agent, for the benefit of the Lenders, securing the Obligations and constitute (subject to (i) the filing of financing statements and (ii) delivery of any Collateral after the Closing Date as provided herein or any other Loan Document) and, except for the Permitted Encumbrances, perfected first priority liens and security interests in all of such Collateral described herein subject to no liens other than the Permitted Encumbrances.

(p) Financial Statements. Prior to the Closing Date, the Companies furnished to the Agent the audited, consolidated financial statements of the Parent and the Companies as of December 31, 2005, and the unaudited, consolidated financial statements of the Parent and the Companies as of the end of each month thereafter through January 31, 2007 (such financial statements, collectively, are referred to as “Financials”). The Financials have been prepared in conformity with GAAP consistently applied and present fairly, in all material respects, the consolidated financial condition of the Companies as of the date thereof; provided, however, Agent and Lenders acknowledge that the above referenced unaudited financial statements do not contain such notes to financial statements and year-end adjustments as would be present if such financial statements were audited. Since January 31, 2007, there has not occurred any event which could reasonably be expected to have a material adverse effect on any Company or Parent. The Companies have delivered to the Agent the Companies’ internally prepared financial projections on a consolidated basis for the 12 month period commencing on January 1, 2007 (the “Projections”). The Projections have been prepared in good faith and are based on what the Companies believe to be a reasonable assessment of the future performance of the Companies at the time prepared, it being recognized by the Agent and the Lenders that such Projections as they related to future events are not to be viewed as fact and that actual results during the period or periods covered thereby may differ from the Projections by a material amount.

(q) Subsidiaries. Except as disclosed on Schedule 7(15)(q) hereto, as of the Closing Date, the Companies do not have any Subsidiaries and are not a party to any joint venture, partnership, or similar organization.

(r) Intellectual Property. All Patents, Trademarks and Copyrights which any of the Companies or their Subsidiaries owns or has a license or other right to use in connection with manufacturing or selling its Inventory or otherwise conducting such Company’s business are listed on Schedule 7(15)(r) hereto. Each Company will give the Agent prompt written notice of any Patent, Trademark or Copyright owned, acquired or licensed hereafter by such Company or any of such Company’s Subsidiaries.

7.16 At the request of the Agent at any time and from time to time, each Company shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the Agent’s security interest and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Loan Documents.

7.17 The Companies agree, at Companies’ expense:

(a) As soon as possible, but in no event later than the 30th day after the Closing Date, to deliver to Agent all the original certificates of title as to all titled Equipment owned by Company, together with such other documents, certificates and items as shall be needed from Companies in order for Agent to get a lien in favor of itself for the benefit of itself and Lenders notated on each certificate of title.

(b) As soon as possible, but in no event later than the 45th day after the Closing Date, to deliver to Agent the title insurance policies committed to in the title insurance commitments described in Paragraph 2.1(p) of Section 2 of this Financing Agreement.

(c) As soon as possible, but in no event later than the 60th day after the Closing Date, deliver to Agent, as to each parcel of Real Estate in which pursuant to the Sterling Intercreditor Agreement the lien therein of Sterling is to be superior to the lien therein of Agent, either commitments for mortgagee title insurance policy similar in scope, terms and provisions to those described in Paragraph 2.1(p) of Section 2 of this Financing Agreement (except that Sterling has a first lien in such Real Estate) or, if expressly consented to by Agent, abstractor’s certificates or such other form of evidence as to title to and encumbrances against such Real Estate as shall be acceptable to Agent, in its sole discretion, with each such commitment or abstractor’s certificate or other form of evidence to be satisfactory to Agent.

(d) As soon as possible, but in no event later than the 60th day after the Closing Date, deliver to Agent evidence satisfactory to Agent that UCC-3 terminations (or, if applicable and acceptable to Agent, UCC-3 partial releases) have been filed as to (i) the filing with the Texas Secretary of State in favor of Alon USA, LP against all assets of Eddins-Walcher Company, (ii) the six filings with the Oklahoma Secretary of State in favor of Legacy Bank as to all assets of Clark Oil Company dba Great Plains Rent-All, and (iii) the two filings with the Texas Secretary of State in favor of State National Bank of Big Spring as to all assets of Ackerly Oil Company, Inc.

SECTION 8.      Interest, Fees and Expenses

8.1 (a) Interest on the Revolving Loans shall be payable monthly on the first day of each month. Base Rate Loans shall accrue interest at a per annum rate equal to the lesser of (i) the Maximum Legal Rate, and (ii) the Base Rate plus the Applicable Base Rate Margin for Revolving Loans on the average of the net balances owing by the Companies to the Agent and the Lenders in their Revolving Loan Accounts at the close of each day during the immediately preceding month. In the event of any change in said Base Rate, the rate hereunder for Base Rate Loans shall change, as of the date of such change, so as to remain the lesser of (i) the Maximum Legal Rate, and (ii) an amount equal to the sum of the Applicable Base Rate Margin plus the Base Rate. The rate hereunder for Base Rate Loans shall be calculated based on a 360-day year. The Agent, on behalf of the Lenders, shall be entitled to charge each such Companies’ Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full.

(b) Notwithstanding any provision to the contrary contained in this Section 8, in the event that the sum of (i) the outstanding Revolving Loans and (ii) the outstanding Letters of Credit exceed the lesser of either (x) the maximum aggregate amount available under Sections 3 and 5 hereof or (y) the Revolving Line of Credit: (A) as a result of Revolving Loans advanced by the Agent and the Lenders at the request of the Companies or any one of them (herein “Requested Overadvances”), for any one (1) or more days in any month or (B) for any other reason whatsoever (herein “Other Overadvances”) and such Other Overadvances continue for five (5) or more days in any month, the average net balance of all Revolving Loans for such month shall bear interest at the Overadvance Rate.

(c) Interest on the outstanding principal balance of each Term Loan shall be payable monthly on the first day of each month. Base Rate Loans shall accrue interest at a per annum rate equal to the lesser of (i) the Maximum Legal Rate and (ii) the Base Rate plus the Applicable Base Rate Margin for Term Loans. In the event of any change in said Base Rate, the rate hereunder for Base Rate Loans shall change, as of the date of such change, so as to remain the lesser of (i) the Maximum Legal Rate and (ii) an amount equal to sum of the Applicable Base Rate Margin plus the Base Rate. The rate hereunder for Base Rate Loans shall be calculated based on a 360-day year. The Agent, on behalf of Lenders, shall be entitled to charge each such Companies’ Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full.

(d) Upon the occurrence and during the continuance of an Event of Default and the giving of any required notice by the Agent in accordance with the provisions of Paragraph 10.2 of Section 10 hereof, all Obligations shall bear interest at the Default Rate of Interest.

8.2 [Reserved.]

8.3 In consideration of the Letter of Credit Guaranty of the Agent, the Companies shall pay the Agent, for the benefit of the Lenders, the Letter of Credit Guaranty Fee, which shall be an amount equal to (a) two and one-half percent (2.50%) on the face amount of each documentary Letter of Credit payable upon issuance thereof and (b) two and one-half percent (2.50%) per annum, payable monthly, on the face amount of each standby Letter of Credit less the amount of any and all amounts previously drawn under such standby Letter of Credit.

8.4 Any and all charges, fees, commissions, costs and expenses charged to the Agent for the Companies’ account by any Issuing Bank in connection with, or arising out of, Letters of Credit or out of transactions relating thereto will be charged to the Revolving Loan Account in full when charged to, or paid by the Agent or the Lenders, or as may be due upon any termination of this Financing Agreement, and when made by any such Issuing Bank shall be conclusive on the Agent and the Lenders.

8.5 Each of the Companies shall reimburse or pay the Agent for its own account, as the case may be, for: (a) all Out-of-Pocket Expenses and (b) any applicable Documentation Fee.

8.6 Upon the first Business Day of each month, commencing on April 1, 2007, the Companies shall pay to the Agent, for the benefit of the Lenders, the Line of Credit Fee. For purposes of calculating the amount of the Line of Credit Fee, all Swingline Loans shall be included and the amount of such Swingline Loans shall be deemed to have been advanced by CIT.

8.7 [Reserved.]

8.8 Companies shall pay to the Agent for its own account, in such amounts and at such times as are specified in the Fee Letter, the fees specified in the Fee Letter.

8.9 The Companies shall pay the Agent’s standard charges and fees for the Agent’s personnel used by the Agent for reviewing the books and records of the Companies and for verifying, testing, protecting, safeguarding, preserving or disposing of all or any part of the Collateral (which fees shall be in addition to any fees specified in the Fee Letter and any Out-of-Pocket Expenses), which fees shall include, without limitation, the Agent’s then standard daily charge per employee or agent of the Agent for each day such employee or agent shall be engaged in such review, verification, testing, protection, safeguarding, preservation or disposition, plus travel, lodging and similar expenses.

8.10 Each of the Companies hereby authorizes the Agent to charge their respective Revolving Loan Account(s) with the amount of all their Obligations due hereunder as such payments become due. The Companies hereby confirm and agree that they shall promptly pay any Obligations due hereunder to the Agent and the Lenders upon the Agent’s request therefor. Each of the Companies confirms that (a) its liability for any and all of the fee obligations (including without limitation, those set forth in Paragraph 8.3 and Paragraphs 8.6 through 8.9 above) and Out-of-Pocket Expenses, set forth in this Financing Agreement and in any of the other Loan Documents is joint and several, (b) the Companies, as between themselves, shall determine how to pro-rate any such payments due hereunder, and (c) for ease of administration, the Agent may charge any of their Revolving Loan Accounts with the amount of any such fee payments and any such charges which the Agent may so make to any of the Companies’ Revolving Loan Account(s) as herein provided will be made as an accommodation to the Companies and solely at the Agent’s discretion.

8.11 In the event that any Lender shall have determined in the exercise of its reasonable business judgment that, subsequent to the Closing Date, any change in applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof, or compliance by such Lender with any new request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then, from time to time, the Companies shall pay to such Lender no later than five (5) days following demand from such Lender such additional amount or amounts as will compensate such Lender’s for such reduction. In determining such amount or amounts, such Lender may use any reasonable averaging or attribution methods. The protection of this Paragraph 8.11 shall be available to such Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of such Lender setting forth such amount or amounts as shall be necessary to compensate such Lender with respect to this Section 8 and the calculation thereof when delivered to the Companies shall be conclusive on the Companies absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event such Lender has exercised its rights pursuant to this paragraph, and subsequent thereto determines that the additional amounts paid by the Companies in whole or in part exceed the amount which such Lender actually required to be made whole, the excess, if any, shall be returned to the Companies by such Lender, as applicable.

8.12 In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject any Lender to any tax of any kind whatsoever with respect to this Financing Agreement or change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any other Loan Document (except for changes in the rate of tax on the overall net income of such Lender by the federal government or the jurisdiction in which it maintains its principal office);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by any Lender by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on any Lender any other condition with respect to this Financing Agreement or any other Loan Document, and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining its loans hereunder by an amount that such Lender deems to be material in the exercise of its reasonable business judgment or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans by an amount that such Lender deems to be material in the exercise of its reasonable business judgment, then, in any case the Companies shall pay such Lender, within five (5) days following its demand, such additional cost or such reduction, as the case may be. Such Lender shall certify the amount of such additional cost or reduced amount to the Companies and the calculation thereof and such certification shall be conclusive upon the Companies absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event such Lender has exercised its rights pursuant to this paragraph, and subsequent thereto determine that the additional amounts paid by the Companies in whole or in part exceed the amount which such Lender actually required pursuant hereto, the excess, if any, shall be returned to the Companies by such Lender.

8.13 The Companies may request LIBOR Loans on the following terms and conditions:

(a) The Companies may elect from time to time (i) to request any loan made hereunder to be a LIBOR Loan as of the date of such loan or (ii) to convert Base Rate Loans to LIBOR Loans, and may elect from time to time to convert LIBOR Loans to Base Rate Loans by giving the Agent at least three (3) Business Days’ prior irrevocable notice of such election, provided that any such conversion of LIBOR Loans to Base Rate Loans shall only be made, subject to the second following sentence, on the last day of an Interest Period with respect thereto. Should the Companies elect to convert Base Rate Loans to LIBOR Loans, it shall give the Agent at least four Business Days’ prior irrevocable notice of such election. If the last day of an Interest Period with respect to a loan that is to be converted is not a Business Day or Working Day, then such conversion shall be made on the next succeeding Business Day or Working Day, as the case may be, and during the period from such last day of an Interest Period to such succeeding Business Day, as the case may be, such loan shall bear interest as if it were a Base Rate Loan. All or any part of outstanding Base Rate Loans outstanding may be converted to LIBOR Loans as provided herein, provided that partial conversions shall be in multiples in an aggregate principal amount of $500,000 or more.

(b) Any LIBOR Loans may be continued as such upon the expiration of an Interest Period, provided the Companies so notify the Agent, at least three (3) Business Days’ prior to the expiration of said Interest Period, and provided further that no LIBOR Loan may be continued as such upon the occurrence of any Default or Event of Default under this Financing Agreement, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period during which occurred such Default or Event of Default. Absent such notification, LIBOR Rate Loans shall convert to Base Rate Loans on the last day of the applicable Interest Period. Each notice of election, conversion or continuation furnished by the Companies pursuant hereto shall specify whether such election, conversion or continuation is for a one, two, or three month period. Notwithstanding anything to the contrary contained herein, neither the Agent nor any Lender, shall be required to purchase United States Dollar deposits in the London interbank market or from any other applicable LIBOR Rate market or source or otherwise “match fund” to fund LIBOR Rate Loans, but any and all provisions hereof relating to LIBOR Rate Loans shall be deemed to apply as if the Agent and any Lender had purchased such deposits to fund any LIBOR Rate Loans.

(c) The Companies may request a LIBOR Loan, convert any Base Rate Loan or continue any LIBOR Loan provided there is then no Default or Event of Default in effect.

8.14 (a) The LIBOR Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) the LIBOR determined for each Interest Period in accordance with the terms hereof plus the Applicable LIBOR Margin.

(b) If all or a portion of the outstanding principal amount of the LIBOR Loans shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such outstanding principal amount shall be converted to a Base Rate Loan at the end of the last Interest Period therefor.

(c) The Companies may not have more than three (3) LIBOR Loans outstanding at any given time.

8.15 (a) Interest in respect of the LIBOR Loans shall be calculated on the basis of a 360 day year and shall be payable as of the end of each month.

(b) The Agent shall, at the request of the Companies, deliver to the Companies a statement showing the quotations given by JPMorgan Chase Bank and the computations used in determining any interest rate pursuant to Paragraph 8.14 of Section 8 hereof.

8.16 As further set forth in Paragraph 8.12 above, in the event that the Agent or any Lender shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon the Companies) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining LIBOR applicable for any Interest Period with respect to: (a) a proposed loan that the Companies have requested be made as a LIBOR Loan; (b) a LIBOR Loan that will result from the requested conversion of a Base Rate Loan into a LIBOR Loan; or (c) the continuation of LIBOR Loans beyond the expiration of the then current Interest Period with respect thereto, the Agent shall forthwith give written notice of such determination to the Companies at least one day prior to, as the case may be, the requested borrowing date for such LIBOR Loan, the conversion date of such Base Rate Loan or the last day of such Interest Period. If such notice is given (i) any requested LIBOR Loan shall be made as a Base Rate Loan, (ii) any Base Rate Loan that was to have been converted to a LIBOR Loan shall be continued as a Base Rate Loan, and (iii) any outstanding LIBOR Loan shall be converted, on the last day of then current Interest Period with respect thereto, to a Base Rate Loan. Until such notice has been withdrawn by the Agent, no further LIBOR Loan shall be made nor shall the Companies have the right to convert a Base Rate Loan to a LIBOR Loan.

8.17 If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day or Working Day, the maturity thereof shall be extended to the next succeeding Business Day or Working Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day or Working Day.

8.18 Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain LIBOR Loans as contemplated herein, the then outstanding LIBOR Loans, if any, shall be converted automatically to Base Rate Loans as of the end of such month, or within such earlier period as required by law. The Companies hereby agree promptly to pay any Lender, upon demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Section 8 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by such Lender in order to make or maintain LIBOR Loans hereunder.

8.19 The Companies agree to indemnify and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of: (a) Default by the Companies in payment of the principal amount of or interest on any LIBOR Loans, as and when the same shall be due and payable in accordance with the terms of this Financing Agreement, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by such Lender in order to maintain the LIBOR Loans hereunder; (b) Default by the Companies in making a borrowing or conversion after the Companies have given a notice in accordance with Paragraph 8.13 of Section 8 hereof; (c) any prepayment of LIBOR Loans on a day which is not the last day of the Interest Period applicable thereto (other than a prepayment caused by the Swingline Lender’s election to settle a Swingline Loan on a date that is not the last day of an Interest Period), including, without limitation, prepayments arising as a result of the application of the proceeds of Collateral to the Revolving Loans; and (d) Default by the Companies in making any prepayment after the Companies have given notice to the Agent thereof. The determination by any Lender of the amount of any such loss or expense, when set forth in a written notice to the Companies, containing such Lenders’ calculations thereof in reasonable detail, shall be conclusive on the Companies in the absence of manifest error. Calculation of all amounts payable under this paragraph with regard to LIBOR Loans shall be made as though such Lender had actually funded the LIBOR Loans through the purchase of deposits in the relevant market and currency, as the case may be, bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant interest period; provided, however, that each Lender may fund each of the LIBOR Loans in any manner such Lender sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this paragraph. In addition, notwithstanding anything to the contrary contained herein, the Agent shall apply all proceeds of Collateral and all other amounts received by it from or on behalf of the Companies (i) initially to the Base Rate Loans and (ii) subsequently to LIBOR Loans; provided, however, (x) upon the occurrence of an Event of Default or (y) in the event the aggregate amount of outstanding LIBOR Rate Loans exceeds Availability or the applicable maximum levels set forth therefor, the Agent may apply all such amounts received by it to the payment of Obligations in such manner and in such order as the Agent may elect in its reasonable business judgment. In the event that any such amounts are applied to Revolving Loans which are LIBOR Loans, such application shall be treated as a prepayment of such loans and each Lender shall be entitled to indemnification hereunder. This covenant shall survive termination of this Financing Agreement and payment of the outstanding Obligations.

8.20 Notwithstanding anything to the contrary in this Agreement, in the event that, by reason of any Regulatory Change (for purposes hereof “Regulatory Change” shall mean, with respect to any Lender, any change after the date of this Financing Agreement in United States federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including any Lender of or under any United States federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), such Lender either (a) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Financing Agreement or a category of extensions of credit or other assets of such Lender which includes LIBOR Loans, or (b) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Lender so elects by notice to the Companies, the obligation of such Lender to make or continue, or to convert Base Rate Loans into LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

8.21 For purposes of this Financing Agreement and Section 8 hereof, any reference to the Agent and any Lender shall include any financial institution which may become a new Lender or participant of any Lender subsequent to the Closing Date.

8.22 In no event shall the rates of interest hereunder exceed the Maximum Legal Rate. In the event that any of the contract rates computed pursuant to Section 8 hereof would exceed the Maximum Legal Rate, the rate of interest under this Financing Agreement for any such period shall be limited to the Maximum Legal Rate, but any subsequent reductions in the applicable contract rate shall not reduce the rates of interest under this Financing Agreement below the Maximum Legal Rate until the total amount of interest charged hereunder equals the amount of interest that would have been charged had the applicable contract rate been charged at all times.

SECTION 9.      Powers

Each Company hereby constitutes the Agent, or any person or agent the Agent may designate, as its attorney-in-fact, at each Companies’ cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all Obligations to the Agent and the Lenders have been paid in full:

(a) To receive, take, endorse, sign, assign and deliver, all in the name of the Agent or the Companies or any one of them, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

(b) To receive, open and dispose of all mail addressed to the Companies or any one of them and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;

(c) To request from customers indebted on Accounts at any time, in the name of the Agent information concerning the amounts owing on the Accounts;

(d) To request from customers indebted on Accounts at any time, in the name of the Companies or any one of them, in the name of certified public accountant designated by the Agent or in the name of the Agent’s designee, information concerning the amounts owing on the Accounts;

(e) To transmit to customers indebted on Accounts notice of the Agent’s interest therein and to notify customers indebted on Accounts to make payment directly to the Agent for the Companies’ account; and

(f) To take or bring, in the name of the Agent, the Lenders, or the Companies or any one of them, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts.

Notwithstanding anything hereinabove contained to the contrary, the powers set forth in (b), (c), (e) and (f) above may only be exercised after the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by the Agent and the Required Lenders.

SECTION 10.    Events of Default and Remedies

10.1 Notwithstanding anything hereinabove to the contrary, the Agent may, and upon the request of the Required Lenders shall, terminate this Financing Agreement immediately upon the occurrence of any of the following (each of which is herein referred to as an “Event of Default”):

(a) cessation of the business of any Company or any Guarantor, or the calling of a meeting of the creditors of any Company or any Guarantor for purposes of compromising the debts and obligations of such Company or such Guarantor;

(b) the failure of any Company or any Guarantor to generally meet its debts as they mature;

(c) (i) the commencement by any Company or any Guarantor of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; (ii) the commencement against any Company or any Guarantor of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of such Company or such Guarantor, provided that such commencement of such proceeding shall not be deemed an Event of Default if such proceeding is controverted within ten (10) days and dismissed and vacated within thirty (30) days of commencement, except in the event that any of the actions sought in any such proceeding shall occur or any Company or any Guarantor shall take action to authorize or effect any of the actions in any such proceeding; or (iii) the commencement (x) by any Company’s subsidiaries, or any one of them, of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any applicable state law, or (y) against any Company’s subsidiaries, or any one of them, of any involuntary bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under applicable law, provided that such commencement of proceeding shall not be deemed an Event of Default if such proceeding is controverted within ten (10) days and dismissed or vacated within thirty (30) days of commencement, except in the event that any of the actions sought in any such proceeding shall occur or any Company’s subsidiaries, shall take action to authorize or effect any of the actions in any such proceeding;

(d) breach by any Company of any warranty, representation or covenant contained herein (other than those referred to in subparagraph (e) below), provided that such Default by any Company of any of the warranties, representations or covenants referred in this clause (d) shall not be deemed to be an Event of Default unless and until such Default shall remain unremedied to the Required Lender’s satisfaction for a period of ten (10) Business Days from the date of such breach;

(e) breach by any Company of any warranty, representation or covenant of Paragraphs 3.3 (other than the fourth sentence of Paragraph 3.3) and 3.4 of Section 3 hereof; Paragraphs 6.3 and 6.4 (other than the first sentence of Paragraph 6.4) of Section 6 hereof; Paragraphs 7.1, 7.4, 7.5, 7.6, and 7.8 through 7.16 of Section 7 hereof;

(f) failure of the Companies, or any one of them, to pay any of the Obligations within five (5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit the Agent from charging such amounts to the Revolving Loan Account on the due date thereof;

(g) any Company or any Guarantor shall (i) engage in any “prohibited transaction” as defined in ERISA, (ii) have any “accumulated funding deficiency” as defined in ERISA, (iii) have any “reportable event” as defined in ERISA, (iv) terminate any “plan”, as defined in ERISA or (v) be engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any “plan”, as defined in ERISA, and with respect to this subparagraph (h) such event or condition (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) could, in the reasonable opinion of the Agent, subject any Company or any Guarantor to any tax, penalty or other liability material to the business, operations or financial condition of any such Company or such Guarantor;

(h) without the prior written consent of the Agent and the Required Lenders and, except as permitted in the Subordination Agreement or the Sterling Intercreditor Agreement, as the case may be, the Companies or any one of them shall (x) amend or modify the Subordinated Debt, or (y) make any payment on account of the Subordinated Debt or (z) amend or modify the Sterling Term Loan Documentation;

(i) the occurrence of any event of default (after giving effect to any applicable grace or cure periods), (x) under any of the Sterling Term Loan Documentation, or (y) under any instrument or agreement evidencing (A) Subordinated Debt or (B) any other Indebtedness of the Companies or any one of them having a principal amount in excess of $250,000;

(j) any Guarantor terminates its respective Guaranty or otherwise fails to perform any of the terms of its respective Guaranty, all prior to termination of this Financing Agreement and payment in full of all Obligations;

(k) any judgment or judgments aggregating in excess of $250,000.00, is obtained against any Company or any Guarantor and remains unstayed, unvacated and unsatisfied for more than ten (10) Business Days;

(l) the occurrence of any other default or event of default under any other Loan Document or in any other written agreement between any Company and/or any Guarantor and the Agent;

(m) without the prior written consent of the Agent and the Required Lenders, make any payment on account of the Sterling Term Loan if such payment is prohibited by the provisions of the Sterling Intercreditor Agreement; or

(n) unless consented to in writing by the Agent and the Required Lenders, any of the stock of either of the Companies held (directly or indirectly) by Parent is transferred.

10.2 Upon the occurrence of a Default and/or an Event of Default, at the option of the Agent or the Required Lenders, all loans, advances and extensions of credit provided for in Sections 3, 4 and 5 hereof shall be thereafter in the Agent’s and the Lenders’ discretion and the obligation of the Agent and the Lenders to make Revolving Loans and Acquisition Term Loans, open Letters of Credit and provide Letters of Credit Guaranties, shall cease unless such Default is cured to the Agent’s and the Required Lenders’ satisfaction or such Event of Default is waived in writing by the Agent and the Required Lenders, and at the option of the Agent or the Required Lenders upon the occurrence of an Event of Default: (a) all Obligations shall become immediately due and payable; (b) the Agent and the Lenders may charge the Companies the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 8 hereof, provided that, with respect to this clause ”(b)” the Agent has given the Companies written notice of the Event of Default; provided, however, that no notice is required if the Event of Default is the Event of Default listed in Paragraph 10.1(c) of this Section 10; and further provided, however, the Default Rate of Interest shall cease to be charged if the Event of Default is no longer continuing; (c) the Agent or the Required Lenders may immediately terminate this Financing Agreement upon notice to the Companies; provided, however, that upon the occurrence of an Event of Default listed in Paragraph 10.1(c) of this Section 10, this Financing Agreement shall automatically terminate and all Obligations shall become due and payable, without any action, declaration, notice or demand by the Agent or the Lenders; (d) the Agent may surrender for cash the Eligible Life Insurance Policy; and (e) the Agent may apply any portion or all of the Eligible Cash Collateral to the Obligations and the portions so applied will thereafter not constitute “Eligible Cash Collateral” for purposes of the definition of “Borrowing Base” under this Financing Agreement. The exercise of any option is not exclusive of any other option, which may be exercised at any time by the Agent and/or the Required Lenders. Notwithstanding the foregoing, (i) the Agent and the Required Lenders have the right to determine, in their discretion, that the occurrence of any of the events described in Section 10.1 herein shall not otherwise constitute an Event of Default under this Agreement; provided, however, the Agent and the Required Lenders shall have no obligation or duty of any kind or type to make such a determination, any such determination to be in the discretion of the Agent and the Required Lenders, and any such determination by the Agent and the Required Lenders must be in writing, and (ii) the Agent and the Required Lenders have the right at any time and from time to time to waive any Event of Default.

10.3 Immediately upon the occurrence of any Event of Default, the Agent may, at its option, and the Agent shall, upon the request of the Required Lenders, to the extent permitted by law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including any electronic records, contracts and signatures pertaining thereto), documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or the Agent may use, at the Companies’ expense, such of the Companies’ personnel, supplies or space at the Companies’ places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Companies or the Lenders, or the Agent on behalf of the Lenders, and generally shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Companies or the Agent, on behalf of the Lenders; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed Inventory, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Agent’s sole option and discretion, and the Agent, on behalf of the Lenders, may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Companies; (d) foreclose the security interest in the Collateral created herein or by the Loan Documents by any available judicial procedure, or to take possession of any or all of the Collateral, including any Real Estate, Inventory, Equipment and/or Other Collateral without judicial process, and to enter any premises where any Inventory and Equipment and/or Other Collateral may be located for the purpose of taking possession of or removing the same, and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. The Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of the Companies or the Agent, on behalf of the Lenders, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including but not limited to warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and (if requested to by the Required Lenders) the Agent shall have the right to purchase at any such sale on behalf of the Lenders. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as the Agent shall deem appropriate and any such costs shall be deemed an Obligation hereunder. Any action taken by the Agent pursuant to this paragraph shall not effect commercial reasonableness of the sale. The Companies agree, at the request of the Agent, to assemble the Inventory and Equipment and to make it available to the Agent at premises of the Companies or elsewhere and to make available to the Agent the premises and facilities of the Companies for the purpose of the Agent’s taking possession of, removing or putting the Inventory and Equipment in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from the Agent’s exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys’ fees) shall be applied by the Agent to the payment of the Obligations as set forth below in Paragraph 10.4 of Section 10, whether due or to become due, in such order as the Agent may elect, and the Companies shall remain liable to the Agent and the Lenders for any deficiency, and the Agent in turn agrees to remit to the Companies or their successors or assigns, any surplus resulting therefrom; provided, however, that if there exist at such time unpaid liabilities owed by any Company to a Lender and secured by a security interest or lien described in clause (k) of the definition of “Permitted Encumbrances”, the Companies irrevocably authorize the Agent to remit to such Lender the amount of any surplus necessary to satisfy such liabilities. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative. EACH COMPANY HEREBY INDEMNIFIES THE AGENT AND THE LENDERS AND HOLDS THE AGENT AND THE LENDERS HARMLESS FROM ANY AND ALL COSTS, EXPENSES, CLAIMS, LIABILITIES, OUT-OF-POCKET EXPENSES OR OTHERWISE, INCURRED OR IMPOSED ON THE AGENT AND THE LENDERS BY REASON OF THE EXERCISE OF ANY OF THEIR RIGHTS, REMEDIES AND INTERESTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, FROM ANY SALE OR TRANSFER OF COLLATERAL, PRESERVING, MAINTAINING OR SECURING THE COLLATERAL, DEFENDING THEIR INTERESTS IN COLLATERAL (INCLUDING PURSUANT TO ANY CLAIMS BROUGHT BY THE COMPANIES, THE COMPANIES AS DEBTOR-IN-POSSESSION, ANY SECURED OR UNSECURED CREDITORS OF THE COMPANIES, ANY TRUSTEE OR RECEIVER IN BANKRUPTCY, OR OTHERWISE), AND EACH COMPANY HEREBY AGREES TO SO INDEMNIFY AND HOLD THE AGENT AND THE LENDERS HARMLESS, ABSENT THE AGENT’S OR THE LENDERS’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION. The foregoing indemnification shall survive termination of this Financing Agreement until such time as all Obligations (including the foregoing) have been finally and indefeasibly paid in full. In furtherance thereof the Agent may establish such reserves for Obligations hereunder (including any contingent Obligations) as it may deem advisable in its reasonable business judgment. Any applicable mortgage(s), deed(s) of trust or assignment(s) issued to the Agent for the benefit of the Lenders on the Real Estate shall govern the rights and remedies of the Agent and the Lenders thereto.

10.4 The Agent agrees to apply the net cash proceeds resulting from the Agent’s exercise of any of the foregoing rights (after deducting all Out-of-Pocket Expenses relating thereto) to the payment of the Obligations in the following:

(a) first, to all unpaid Out-of-Pocket Expenses;

(b) second, to all accrued and unpaid fees owed to Agent (other than in connection with Banking Services Obligations or Swap Obligations) for its separate account, after giving effect to any letter agreements between Agent and individual Lenders;

(c) third, on a ratable basis to all accrued and unpaid fees owed to any or all of the Lenders (other than in connection with Banking Services Obligations or Swap Obligations) after giving effect to any letter agreements between Agent and individual Lenders;

(d) fourth, to accrued and unpaid interest on advances made to Agent pursuant to Paragraph 14.10 of Section 14 of this Financing Agreement;

(e) fifth, to unpaid principal amount of advances made by Agent pursuant to Paragraph 14.10 of Section 14 of this Financing Agreement;

(f) sixth, on a ratable basis, to all accrued and unpaid interest on the Revolving Loans (including Swingline Loans) and Term Loans;

(g) seventh, on a ratable basis, to unpaid principal amount of all Revolving Loans (including Swingline Loans) and unpaid reimbursement obligations with respect to any Letter of Credit Guaranty and to unpaid principal amount of Term Loans (Agent to determine, in its sole discretion, the order of application of payment as to the Obligations described in this subparagraph (g));

(h) eighth, to pay Agent an amount equal to one hundred ten percent (110%) of the then undrawn amount of each Letter of Credit, to be held by Agent as cash collateral for such Obligations;

(i) ninth, on a ratable basis, to payment of any amounts owing with respect to Banking Services Obligations and Swap Obligations; and

(j) tenth, on a ratable basis, to all other Obligations.

SECTION 11.    Termination

11.1 Except as otherwise permitted herein, this Financing Agreement shall terminate on the initial Anniversary Date (i.e., September 30, 2012). Notwithstanding the foregoing or any other provision of this Financing Agreement, the Lenders (acting through the Agent) may terminate the Financing Agreement immediately upon the occurrence of an Event of Default; provided, however, that if the Event of Default is an event listed in Paragraph 10.1(c) of Section 10 hereof, this Financing Agreement shall terminate in accordance with Paragraph 10.2 of Section 10. The Companies or any one of them may terminate this Financing Agreement at any time upon sixty (60) days’ prior written notice to the Agent. The Companies shall pay to the Agent, for the benefit of the Lenders, on the Termination Date the relevant Termination Fee and Prepayment Premium. Notice of termination, as aforesaid, by any one Company shall be deemed to be notice by the Companies for purposes hereof. All Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, the Agent may withhold any balances in the Companies’ account (unless supplied with an indemnity satisfactory to the Agent, in its credit judgment) to cover all of the Obligations, whether absolute or contingent. With respect to each Letter of Credit that is or will be outstanding as of the Termination Date, the Companies will, on or prior to the Termination Date, either (a) cause such Letter of Credit to be returned to the Issuing Bank undrawn and marked “canceled” or (b) if the Companies are unable to do so, either (i) provide a “back-to-back” letter of credit to the Agent in a form satisfactory to the Agent (in its sole discretion), issued by a bank satisfactory to the Agent, in its credit judgment, in an amount equal to 110% of the then undrawn amount of such Letter of Credit, or (ii) deposit with the Agent cash in an amount equal to 110% of the then undrawn amount of such Letter of Credit, such cash to be remitted by the Agent to the Companies upon the expiration, cancellation or other termination of such Letter of Credit. All of the Agent’s and the Lenders’ rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.

SECTION 12.    Miscellaneous

12.1 Each of the Companies hereby waives diligence, notice of intent to accelerate, notice of acceleration, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of the Agent or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by the Agent or the Lenders of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

12.2 This Financing Agreement and the other Loan Documents executed and delivered in connection herewith can be changed only by a writing signed by the Companies, the Agent and the Required Lenders (or by Agent at the written request of Required Lenders), unless the consent of all Lenders is required pursuant to Paragraph 14.10 of Section 14 of this Financing Agreement, and shall bind and benefit the Companies, the Agent and the Lenders and their respective successors and assigns.

12.3 IT IS THE INTENT OF THE COMPANIES, THE AGENT AND THE LENDERS TO CONFORM STRICTLY TO ALL APPLICABLE STATE AND FEDERAL USURY LAWS. THE LOAN DOCUMENTS AND ALL OTHER AGREEMENTS BETWEEN ANY COMPANY, THE AGENT AND THE LENDERS WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER WRITTEN OR ORAL, ARE HEREBY EXPRESSLY LIMITED SO THAT IN NO CONTINGENCY OR EVENT WHATSOEVER, WHETHER BY REASON OF ACCELERATION OF THE MATURITY HEREOF OR OTHERWISE, SHALL THE AMOUNT CONTRACTED FOR, CHARGED OR RECEIVED BY THE AGENT OR THE LENDERS FOR THE USE, FORBEARANCE, OR DETENTION OF THE MONEY LOANED HEREUNDER OR OTHERWISE, OR FOR THE PAYMENT OR PERFORMANCE OF ANY COVENANT OR OBLIGATION CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT EVIDENCING, SECURING OR PERTAINING TO THE OBLIGATIONS EVIDENCED HEREBY WHICH MAY BE LEGALLY DEEMED TO BE FOR THE USE, FORBEARANCE OR DETENTION OF MONEY, EXCEED THE LESSER OF THE: MAXIMUM LEGAL RATE AND THE MAXIMUM AMOUNT WHICH THE COMPANIES AND ANY SUCCESSORS OR ASSIGNS OF THE COMPANIES OR ANY SUCH PERSON (IF ANY) IS OBLIGATED TO PAY AND THE AGENT AND THE LENDERS ARE LEGALLY ENTITLED TO CONTRACT FOR, CHARGE OR COLLECT UNDER APPLICABLE STATE OR FEDERAL LAW. IF FROM ANY CIRCUMSTANCES WHATSOEVER FULFILLMENT OF ANY PROVISION HEREOF OR OF SUCH OTHER LOAN DOCUMENTS SHALL INVOLVE EXCEEDING THE MAXIMUM LEGAL RATE, THEN THE OBLIGATION TO BE FULFILLED SHALL BE AUTOMATICALLY REDUCED TO SUCH LIMIT, AND IF FROM ANY SUCH CIRCUMSTANCE THE AGENT AND THE LENDERS SHALL EVER RECEIVE AS INTEREST OR OTHERWISE AN AMOUNT IN EXCESS OF THE MAXIMUM LEGAL RATE OR THE MAXIMUM THAT CAN BE LEGALLY COLLECTED, THEN SUCH AMOUNT WHICH WOULD BE EXCESSIVE INTEREST SHALL BE APPLIED TO THE REDUCTION OF THE PRINCIPAL INDEBTEDNESS HEREOF AND ANY OTHER AMOUNTS DUE WITH RESPECT TO THE OBLIGATIONS EVIDENCED HEREBY AND IN THE OTHER LOAN DOCUMENTS, BUT NOT TO THE PAYMENT OF INTEREST AND IF SUCH AMOUNT WHICH WOULD BE EXCESS INTEREST EXCEEDS THE OBLIGATIONS AND ALL OTHER NON INTEREST INDEBTEDNESS DESCRIBED ABOVE, THEN SUCH ADDITIONAL AMOUNT SHALL BE REFUNDED TO THE COMPANIES. IF ANY EXCESS INTEREST IN SUCH RESPECT IS PROVIDED FOR IN THIS FINANCING AGREEMENT, OR SHALL BE ADJUDICATED TO BE SO PROVIDED, OR IN ANY OTHER LOAN DOCUMENT OR OTHERWISE IN CONNECTION WITH THIS TRANSACTION, THE PROVISIONS OF THIS PARAGRAPH 12.3 OF SECTION 12 SHALL GOVERN AND PREVAIL AND NEITHER THE COMPANIES NOR ANY SUCCESSORS OR ASSIGNS OF THE COMPANIES OR ANY SUCH PERSON (IF ANY) SHALL BE OBLIGATED TO PAY THE EXCESS AMOUNT OF SUCH INTEREST OR ANY OTHER EXCESS SUM PAID FOR THE USE, FORBEARANCE, OR DETENTION OF SUM LOANED HEREUNDER OR OTHERWISE. IN DETERMINING WHETHER OR NOT ALL SUMS PAID OR AGREED TO BE PAID BY THE COMPANIES FOR THE USE, FORBEARANCE OR DETENTION OF MONEY EXCEEDS THE MAXIMUM LEGAL RATE, THE COMPANIES, THE AGENT AND THE LENDERS SHALL TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, (A) TREAT ALL OBLIGATIONS AS BUT A SINGLE EXTENSION OF CREDIT, (B) CHARACTERIZE ANY NONPRINCIPAL PAYMENT AS AN EXPENSE, FEE OR PREMIUM RATHER THAN AS SUMS PAID OR AGREED TO BE PAID BY THE COMPANIES FOR THE USE, FORBEARANCE OR DETENTION OF MONEY, (C) EXCLUDE VOLUNTARY PREPAYMENTS AND THE EFFECT THEREOF, AND (D) AMORTIZE, PRORATE, ALLOCATE AND SPREAD IN EQUAL PARTS, THE TOTAL AMOUNT OF SUCH SUMS PAID OR AGREED TO BE PAID BY THE COMPANIES FOR THE USE, FORBEARANCE OR DETENTION OF MONEY THROUGHOUT THE ENTIRE ACTUAL TERM OF THE OBLIGATIONS SO THAT THE INTEREST RATE IS UNIFORM THROUGH THE ENTIRE TERM OF THE OBLIGATIONS.

THE COMPANIES, THE AGENT AND THE LENDERS HEREBY AGREE THAT, EXCEPT FOR SECTION 346.004 THEREOF, THE PROVISIONS OF CHAPTER 346 OF THE TEXAS FINANCE CODE (VERNON’S TEXAS CODE ANNOTATED), AS AMENDED FROM TIME TO TIME, SHALL NOT APPLY TO THIS FINANCING AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

THE TERMS AND PROVISIONS OF THIS PARAGRAPH SHALL CONTROL AND SUPERSEDE EVERY OTHER PROVISION HEREOF, THE LOAN DOCUMENTS AND ALL OTHER AGREEMENTS BETWEEN OR AMONG ANY COMPANY, THE AGENT AND/OR THE LENDERS.

12.4 If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

12.5 EACH OF THE COMPANIES, THE AGENT AND THE LENDERS HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. EACH OF THE COMPANIES HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL THE AGENT OR THE LENDERS BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

12.6 Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (provided that, any electronic communications from any of the Companies with respect to any request, transmission, document, electronic signature, electronic mail or facsimile transmission shall be deemed binding on the Companies for purposes of this Financing Agreement, provided further that any such transmission shall not relieve the Companies from any other obligation hereunder to communicate further in writing), and shall be deemed to have been validly served, given or delivered when hand delivered or sent by facsimile, or three days after deposit in the United State mails, with proper first class postage prepaid and addressed to the party to be notified or to such other address as any party hereto may designate for itself by like notice, as follows:

(A)	if to the Agent and/or the Lenders, at: The CIT Group/Business Credit, Inc. Two Lincoln Centre 5420 LBJ Freeway, Suite 200 Dallas, Texas 75240 Attn: Regional Credit Manager Fax No.: (972) 455-1690

With a courtesy copy of any material notice to the Agent’s counsel at:
Patton Boggs LLP 2001 Ross Avenue, Suite 3000 Dallas, Texas 75201 Attn: Kenneth M. Vesledahl Fax No.: (214) 758-1550

(B)	if to the Companies, at:

United Fuel & Energy Corporation 405 N. Marienfeld, Suite 300 Midland, Texas 79701 Attn: Chief Financial Officer Fax No.: (432) 571-8099

With a courtesy copy of any material notice to the Companies’ counsel at:
Akin Gump Strauss Hauer & Feld LLP 300 Convent Street, Suite 1600 San Antonio, Texas 78205 Attn: Will Liebmann Fax No.: (210) 224-2035

provided, however, that the failure of the Agent to provide the Companies’ counsel with a copy of such notice shall not invalidate any notice given to the Companies and shall not give the Companies any rights, claims or defenses due to the failure of the Agent to provide such additional notice.

12.7 THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

12.8 (a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS, DALLAS COUNTY, OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF TEXAS AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING AND EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN PARAGRAPH 12.6 OF SECTION 12 HEREOF, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE OTHER PARTY IN ANY OTHER JURISDICTION.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN THE FIRST SENTENCE OF CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

12.9 Waiver of Consumer Rights. EACH COMPANY HEREBY WAIVES ITS RIGHTS, UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, [SECTION 17.41 ET SEQ. TEXAS BUSINESS & COMMERCE CODE], A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, EACH COMPANY VOLUNTARILY CONSENTS TO THIS WAIVER. EACH COMPANY EXPRESSLY WARRANTS AND REPRESENTS THAT SUCH COMPANY (a) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO THE AGENT AND THE LENDERS, AND (b) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

12.10 This Financing Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Financing Agreement. Delivery of any executed counterpart of this Financing Agreement by electronic mail or facsimile transmission shall be equally as effective as delivery of an original executed counterpart of this Financing Agreement. Any party delivering an executed counterpart of this Financing Agreement by telefacsimile also shall deliver an original executed counterpart of this Financing Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Financing Agreement.

12.11 No Oral Agreement. THIS WRITTEN AGREEMENT AND THE OTHER DOCUMENTS REFERENCED HEREIN OR CONTEMPLATED HEREBY REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

12.12 Notwithstanding anything to the contrary contained herein, this Financing Agreement is not intended to and does not serve to constitute or effect a novation, repayment or substitution of the existing Obligations. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness, liabilities and obligations created under the Existing Financing Agreement which are and continue to be secured by the Collateral. The Companies acknowledge and confirm that the liens granted to CIT pursuant to the Loan Documents secure all indebtedness, liabilities and obligations of the Companies to the Agent and the Lenders under the Original Financing Agreement and the Existing Financing Agreement, as amended and restated hereby, and that the term “Secured Obligations” as used in the Loan Documents (or any other terms used therein to describe or refer to the indebtedness, liabilities and obligations of the Companies to Agent and Lenders thereunder) includes, without limitation, the indebtedness, liabilities and obligations of the Companies hereunder and under the Existing Financing Agreement, as amended and restated hereby, as the same may be further amended, modified, supplemented or restated from time to time. The Loan Documents and all agreements, instruments and documents executed or delivered in connection with any of the foregoing shall otherwise remain unmodified and in full force and effect, and each be deemed to be amended to the extent necessary to give effect to the provisions of this Financing Agreement. In that regard, (a) all references in the Loan Documents to the Existing Financing Agreement shall be deemed to be references to this Financing Agreement, and (b) all cross-references in the Loan Documents to particular section numbers in the Existing Financing Agreement shall be deemed to be cross-references to the corresponding sections, as applicable, to this Financing Agreement. Each Company hereby ratifies and confirms its obligations under the Loan Documents executed by such Company.

12.13 Agent and each Lender acknowledge and agree that the rights of the Agent and Lenders are subject to the terms and provisions of the Sterling Intercreditor Agreement.

12.14 This Financing Agreement and the financing commitments set forth herein constitute an amendment, increase, modification and restatement, but not an extinguishment or novation, of the Existing Financing Agreement and the financing commitments set forth therein. This Financing Agreement and the other Loan Documents are not intended as, and shall not be construed as, a release, impairment or novation of the indebtedness, liabilities and obligations of the Companies under the Existing Financing Agreement and the other documents contemplated thereby or the liens and security interests granted therein, all of which liens and security interests are hereby ratified and affirmed. With respect to matters relating to the period of this Financing Agreement prior to the date hereof, all of the provisions of the Existing Financing Agreement are hereby ratified and confirmed and shall remain in full force and effect. The Existing Financing Agreement, as modified by the provisions of this Financing Agreement, shall be construed as one agreement.

12.15 Subject to the satisfaction of the conditions precedent specified in Paragraph 2.1 of Section 2 of this Financing Agreement, effective as of the Closing Date, Agent and Lenders hereby release the guaranty and any stock pledge agreement previously executed by Thomas E. Kelly in connection with the Existing Financing Agreement and such documents shall be deemed accordingly hereby terminated.

12.16 Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 [signed into law October 26, 2001])(the “Act”) hereby notifies Companies that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Companies, which information includes the names and addresses of the Companies and other information that will allow such Lender to identify the Companies in accordance with the Act.

SECTION 13.    Agreements Regarding the Lenders; Participations and Assignments.

13.1 The Agent shall forward to each Lender a monthly account statement with respect to such Lender’s Commitment. In addition, the Agent agrees (a) to provide the Lenders with copies of all financial statements and projections and business plans of the Parent and the Companies that the Agent receives from the Companies or their advisors from time to time, and (b) upon the request of a Lender from time to time, to provide such Lender with copies of all collateral reports that the Agent receives from the Companies, in each case without any duty to confirm or verify that such information is true, correct or complete.

13.2 After the Agent’s receipt of, or charging of, any Term Loan principal payments or any interest and fees earned under this Financing Agreement, the Agent agrees to remit promptly to each Lender its respective Pro Rata Percentage of:

(a) fees payable by the Companies hereunder, provided that the Lenders shall not share in the fees set forth in Paragraphs 8.5, 8.8 and 8.9 of Section 8 and the last sentence of Paragraph 8.13(a) of Section 8.13 of this Financing Agreement; and

(b) interest paid on the outstanding principal amount of Revolving Loans (other than the Swingline Loans), calculated based on the outstanding amount of Revolving Loans advanced by each of the Lenders as of each Settlement Date during the period for which interest is paid; and

(c) principal and interest paid on the Term Loans.

13.3 In the event that any Lender fails to make available to the Agent such Lender’s Pro Rata Percentage of any borrowing by the Companies on the Settlement Date in accordance with the provisions of Paragraph 3.1 of Section 3 hereof, and the Companies do not repay to the Agent such Lender’s Pro Rata Percentage of the borrowing within three (3) Business Days of the Agent’s written demand to repay such borrowing, the Agent shall have the right to recover such Lender’s Pro Rata Percentage of the borrowing directly from such Lender, together with interest thereon from the date of the borrowing at the rate per annum applicable to such borrowing. In addition, until the Agent recovers such amount, (x) such Lender shall not be entitled to receive any payments under Paragraph 13.2 of this Section 13, and (y) for purposes of voting on or consenting to other matters with respect to this Financing Agreement or the other Loan Documents, such Lender’s Commitment shall be deemed to be zero and such Lender shall not be considered to be a Lender.

13.4 (a) With the prior written consent of the Agent (which consent will not unreasonably be withheld), the Lenders may sell to one or more commercial banks, commercial finance lenders or other financial institutions, participations in the loans and other extensions of credit made and to be made to the Companies hereunder. The Companies acknowledge that in selling such participations, the Lenders may grant to participants certain rights to consent to waivers, amendments and other actions with respect to this Financing Agreement, provided that the consent of any participant shall be limited solely to matters as to which all Lenders must consent under Paragraph 14.10 of Section 14 hereof. Except for the consent rights set forth above, no participant shall have any rights as a Lender hereunder, and notwithstanding the sale of any participation by a Lender, such Lender shall remain solely responsible to the other parties hereto for the performance of such Lender’s obligations hereunder, and the Companies, the Agent and the other Lenders may continue to deal solely with such Lender with respect to all matters relating to this Financing Agreement and the transactions contemplated hereby. In addition, all amounts payable under this Financing Agreement to a Lender which sells a participation in accordance with this paragraph shall continue to be paid directly to such Lender.

(b) With the prior written consent of the Agent (which consent will not unreasonably be withheld), the Lenders may assign all or any portion of their respective rights and obligations under this Financing Agreement to (i) commercial banks, commercial finance lenders or other financial institutions and (ii) to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (a) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (b) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender provided that the principal amount of loans assigned to any such Person shall not be less than $10,000,000, and the assigning Lender shall pay to the Agent an assignment processing and recording fee of One Thousand Dollars ($1,000.00) for the Agent’s own account. Each assignment of a Commitment hereunder must be made pursuant to an Assignment and Transfer Agreement. From and after the effective date of an Assignment and Transfer Agreement, (i) the assignee thereunder shall become a party to this Financing Agreement and, to the extent that rights and obligations hereunder have been assigned to such assignee pursuant to such assignment, shall have all rights and obligations of a Lender hereunder, and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by such Lender pursuant to such assignment, shall relinquish its rights and be released from its obligations under this Financing Agreement.

13.5 In the event that the Agent, the Lenders or any of them is sued or threatened with a suit, action or claim by the Companies and Parent, or any of one of them, or by a creditor, committee of creditors, trustee, receiver, liquidator, custodian, administrator or other similar official acting for or on behalf of the Companies and Parent, or any of one of them, on account of (a) any preference, fraudulent conveyance or other voidable transfer alleged to have occurred or been received as a result of the operation of this Financing Agreement or the transactions contemplated hereby, or (b) any lender liability theory based on any action taken or not taken by such person in connection with this Financing Agreement or the transactions contemplated hereby, any money paid in satisfaction or compromise of such suit, action, claim or demand, and any expenses, costs and attorneys’ fees paid or incurred in connection therewith (whether by the Agent, the Lenders or any of them), shall be shared proportionately by the Lenders according to their respective Pro Rata Percentages, except to the extent that such person’s own gross negligence or willful misconduct directly gave rise to such suit, action or claim. In addition, any costs, expenses, fees or disbursements incurred by agents or attorneys retained by the Agent to effect collection of the Obligations or enforcement of any rights in the Collateral, including enforcing, preserving or maintaining rights under this Financing Agreement, shall be shared among the Lenders according to their respective Pro Rata Percentages to the extent not reimbursed by the Companies or from the proceeds of Collateral. The provisions of this Paragraph 13.5 of Section 13 shall not apply to any suits, actions, proceedings or claims that (a) are filed or asserted prior to the Closing Date or (b) are based on transactions, actions or omissions occurring prior to the Closing Date.

13.6 The Companies authorize each Lender, and each Lender shall have the right, after the occurrence of an Event of Default, without notice, to set off and apply against any and all property or assets of any Company held by, or in the possession of such Lender, any of the Obligations owed to such Lender. Promptly after the exercise of any right to set off, the Lender exercising such right irrevocably agrees to purchase for cash (and the other Lenders irrevocably agree to sell) participation interests in each other Lender’s outstanding Revolving Loans as would be necessary to cause such Lender to share the amount of the property set off with the other Lenders based on each Lender’s Pro Rata Percentage. The Companies agree, to the fullest extent permitted by law, that any Lender also may exercise its right to set off with respect to amounts in excess of such Lender’s Pro Rata Percentage of the Obligations then outstanding, and may purchase participation interests in the amounts so set off from the other Lenders, and upon doing so shall deliver such excess to Agent, for distribution to the other Lenders in settlement of the participation purchases described above in this Paragraph 13.6 of Section 13.

13.7 For the purposes of this Paragraph 13.7 of Section 13, “Confidential Information” means all financial projections and all other information delivered to the Agent or any Lender by or on behalf of the Companies or Parent in connection with the transactions contemplated by or otherwise pursuant to this Financing Agreement that is proprietary in nature and that is clearly marked or labeled (or otherwise adequately identified) as being confidential information of the Companies or Parent, provided that such term does not include information that (a) was publicly known or otherwise known to the Agent or any of the Lenders prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Agent or the Lenders or any person acting on their behalf, (c) otherwise becomes known to the Agent or the Lenders other than through disclosure by the Companies or Parent or (d) constitutes financial statements delivered to the Agent hereunder that are otherwise publicly available. The Agent and the Lenders will maintain the confidentiality of such Confidential Information in accordance with commercially reasonable procedures adopted by the Agent and the Lenders in good faith to protect confidential information of third parties delivered to them, provided that the Agent and the Lenders may deliver or disclose Confidential Information to:

(a) their respective directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the Revolving Line of Credit);

(b) their respective financial advisors and other professional advisors who are advised to hold confidential the Confidential Information substantially in accordance with the terms of this Paragraph 13.7 of Section 13;

(c) any other Lender;

(d) a commercial bank, commercial finance lender or other financial institution to which the Agent or a Lender sells or offers to sell a portion of its rights and obligations under this Financing Agreement or any participation therein, provided that so long as no Event of Default shall have occurred and is continuing, such entity agrees in writing prior to their receipt of such Confidential Information to be bound by the provisions of this Paragraph 13.7 of Section 13; or

(e) any other person or entity (including bank auditors and other regulatory officials) to which such delivery or disclosure may be necessary or appropriate (i) to comply with any applicable law, rule, regulation or order, (ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which the Agent or a Lender is a party or (iv) if an Event of Default shall have occurred and is continuing, to the extent the Agent may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Financing Agreement.

Each Lender becoming a Lender subsequent to the initial execution and delivery of this Financing Agreement, by its execution and delivery of an Assignment and Transfer Agreement, will be deemed to have agreed to be bound by, and to be entitled to the benefits of, this Paragraph 13.7 of Section 13.

SECTION 14.    Agency

14.1 Each Lender hereby irrevocably designates and appoints CIT to act as the Agent for such Lender under this Financing Agreement and the other Loan Documents, and irrevocably authorizes CIT, as Agent for such Lender, to take such action on its behalf under the provisions of this Financing Agreement and the other Loan Documents, and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Financing Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In performing its functions under this Financing Agreement, the Agent is acting solely as an agent of the Lenders, and the Agent does not assume, and shall not be deemed to have assumed, an agency or other fiduciary relationship with the Companies. The Agent shall not have any (a) duty, responsibility, obligation or liability to any Lender, except for those duties, responsibilities, obligations and liabilities expressly set forth in this Financing Agreement, or (b) fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Financing Agreement or the other Loan Documents, or otherwise exist against the Agent. No Lender that also is designated as a “Documentation Agent” or a “Syndication Agent” hereunder shall have any right, power, duty, responsibility, obligation or liability under this Financing Agreement, except for the duties, responsibilities, obligations and liabilities of a Lender hereunder.

14.2 The Agent may execute any of its duties under this Financing Agreement and all ancillary documents by or through agents or attorneys, and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

14.3 Neither the Agent nor any of its officers, directors, employees, agents, or attorneys shall be liable to any Lender for any action lawfully taken or not taken by the Agent or such person under or in connection with this Financing Agreement and the other Loan Documents (except for the Agent’s or such person’s gross negligence or willful misconduct). Without limiting the generality of the foregoing, the Agent shall not be liable to the Lenders for (i) any recital, statement, representation or warranty made by the Companies or Parent or any officer thereof contained in (x) this Financing Agreement, (y) any other Loan Document or (z) any certificate, report, audit, statement or other document referred to or provided for in this Financing Agreement or received by the Agent under or in connection with this Financing Agreement, (ii) the value, validity, effectiveness, enforceability or sufficiency of this Financing Agreement, the other Loan Documents or the Agent’s security interest in the Collateral, (iii) any failure of the Companies or Parent to perform their respective obligations under this Financing Agreement and the other Loan Documents, (iv) any loss or depreciation in the value of, delay in collecting the Proceeds of, or failure to realize on, any Collateral, (v) the Agent’s delay in the collection of the Obligations or enforcing the Agent’s rights against the Companies or Parent, or the granting of indulgences or extensions to the Companies or Parent or any account debtor of the Companies, or (vi) for any mistake, omission or error in judgment in passing upon or accepting any Collateral. In addition, the Agent shall have no duty or responsibility to ascertain or to inquire as to the observance or performance of any of the terms, conditions, covenants or other agreements of the Companies or Parent contained in this Financing Agreement or the other Loan Documents, or to inspect, verify, examine or audit the assets, books or records of the Companies or Parent at any time.

14.4 The Agent shall be entitled to rely, and shall be fully protected in relying, upon legal counsel, independent public accountants and experts selected by Agent, and shall not be liable to the Lenders for any action taken or not taken in good faith based upon the advice of such counsel, accountants or experts. In addition, the Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document believed by the Agent in good faith to be genuine and correct, and to have been signed, sent or made by the proper person or persons. The Agent shall be fully justified in taking or refusing to take any action under this Financing Agreement and the other Loan Documents unless the Agent (a) receives the advice or consent of the Lenders or the Required Lenders, as the case may be, in a manner that the Agent deems appropriate, or (b) is indemnified by the Lenders to the Agent’s satisfaction against any and all liability, cost and expense which may be incurred by the Agent by reason of taking or refusing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Financing Agreement and the other Loan Documents in accordance with a request of all Lenders or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

14.5 The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from the Companies or a Lender describing such Default or Event of Default with specificity. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to all Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders or Required Lenders, as the case may be, provided that (a) if appropriate, the Agent may require indemnification from the Lenders under Paragraph 14.4 of this Section 14 prior to taking such action, (b) under no circumstances shall the Agent have an obligation to take any action that the Agent believes in good faith would violate any law or any provision of this Financing Agreement or the other Loan Documents, and (c) unless and until the Agent shall have received direction from the Lenders or Required Lenders, as the case may be, the Agent may (but shall not be obligated to) take such action or refrain from taking action with respect to such Default or Event of Default as the Agent shall deem advisable and in the best interests of the Lenders.

14.6 Each Lender expressly acknowledges that neither the Agent, nor any of its officers, directors, employees or agents, has made any representation or warranty to such Lender regarding the transactions contemplated by this Financing Agreement or the financial condition of the Companies or Parent, and such Lender agrees that no action taken by the Agent hereafter, including any review of the business or financial affairs of the Companies or Parent, shall be deemed to constitute a representation or warranty by the Agent to any Lender. Each Lender also acknowledges that such Lender has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as such Lender has deemed appropriate, made its own credit analysis, appraisal of and investigation into the business, operations, property, financial condition and creditworthiness of the Companies or Parent, and made its own decision to enter into this Financing Agreement. Each Lender agrees, independently and without reliance upon the Agent or any other Lender and based on such documents and information as such Lender shall deem appropriate at the time, (a) to continue to make its own credit analyses and appraisals in deciding whether to take or not take action under this Financing Agreement and (b) to make such investigations as such Lender deems necessary to inform itself as to the business, operations, property, financial condition and creditworthiness of the Companies and Parent.

14.7 THE LENDERS AGREE TO INDEMNIFY THE AGENT (TO THE EXTENT NOT REIMBURSED BY THE COMPANIES AND WITHOUT LIMITING THE OBLIGATION OF THE COMPANIES TO DO SO), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND WHATSOEVER WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF (A) THIS FINANCING AGREEMENT OR ANY OTHER LOAN DOCUMENT, (B) THE TRANSACTIONS CONTEMPLATED HEREBY OR (C) ANY ACTION TAKEN OR NOT TAKEN BY THE AGENT UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT OF ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING SOLELY FROM THE AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

14.8 The Agent and any Lender may make loans to and generally engage in any kind of business with the Companies, as though the Agent or such Lender were not the Agent or a Lender hereunder. With respect to loans made by the Agent under this Financing Agreement as a Lender, the Agent shall have the same rights and powers, duties and liabilities under this Financing Agreement and the other Loan Documents as any other Lender, and may exercise the same as though it was not the Agent, and the term “Lender” and “Lenders” shall include the Agent in its individual capacity as such.

14.9 The Agent may resign as the Agent upon 30 days notice to the Lenders, and such resignation shall be effective on the earlier of (a) the appointment of a successor Agent by the Lenders or (b) the date on which such 30-day period expires. If the Agent provides the Lenders with notice of its intention to resign as Agent, the Lenders agree to appoint a successor to the Agent as promptly as possible thereafter, whereupon such successor shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor effective upon its appointment. Upon the effective date of an Agent’s resignation, such Agent’s rights, powers and duties as Agent hereunder immediately shall terminate, without any other or further act or deed on the part of such former Agent or any of the parties to this Financing Agreement. After an Agent’s resignation hereunder, the provisions of this Section 14 shall continue to inure to such Agent’s benefit as to any actions taken or not taken by such Agent while acting as the Agent.

14.10 Notwithstanding anything contained in this Financing Agreement to the contrary, without the prior written consent of all Lenders, the Agent will not agree to:

(a) amend or waive the Companies’ compliance with any term or provision of this Financing Agreement, if the effect of such amendment or waiver would be to (i) increase the Revolving Line of Credit, the Acquisition Term Loan Line of Credit or the Line of Credit, (ii) reduce the principal of, or rate of interest on, the Revolving Loans, the Initial Term Loan or the Acquisition Term Loans, (iii) reduce or waive the payment of any fee in which all Lenders share hereunder or (iv) extend the maturity date of any of the Obligations or the date fixed for payment of any installment thereof;

(b) alter or amend (i) this Section 14.10 or (ii) the definition of “Pro Rata Percentage” or “Required Lenders”;

(c) amend the definition of “Borrowing Base”, “Eligible Accounts Receivable”, “Eligible Card-Lock Inventory”, “Eligible Equipment Based Amount”, or “Eligible Inventory”, if the effect thereof would be to increase Availability;

(d) except as otherwise expressly permitted or required hereunder, (i) during any fiscal year of the Companies release Collateral having an aggregate value (as determined by the Agent in its reasonable business judgment) of more than five percent (5.00%) of the Line of Credit, or (ii) Guarantor of its liabilities under its Guaranty; or

(e) knowingly make any Revolving Loan to the Companies if after giving effect thereto the principal amount of all outstanding Revolving Loans plus the undrawn amount of all outstanding Letters of Credit would exceed the lesser of (i) the Revolving Line of Credit or (ii) one hundred ten percent (110%) of the Borrowing Base of the Companies; provided that in no event shall the Agent continue to knowingly make Overadvances under this Paragraph 14.10(e) of Section 14 for a period in excess of ninety (90) consecutive days without the consent of all Lenders, and provided further that after the occurrence of an Event of Default, the Agent in its sole discretion shall have the right to make Overadvances in excess of the limitation set forth in clause (ii) above (but within the Revolving Line of Credit) in order to preserve, protect and realize upon the Collateral; or

(f) waive any Event of Default arising under any provision of this Financing Agreement that would require the approval of all Lenders if such provision were amended.

In all other respects the Agent is authorized to take or to refrain from taking any action which the Agent, in the exercise of its reasonable business judgment, deems to be advisable and in the best interest of the Lenders, unless this Financing Agreement specifically requires the Companies or the Agent to obtain the consent of, or act at the direction of, the Required Lenders. Without limiting the generality of the foregoing sentence, and notwithstanding any other provision of this Financing Agreement to the contrary, the Agent shall have the right in its sole discretion to (i) determine whether the requirements for eligibility set forth in the definitions of “Eligible Accounts Receivable”, “Eligible Card-Lock Inventory”, “Eligible Inventory”, “Eligible Equipment”, “Eligible Life Insurance Policy,” and “Eligible Cash Collateral” are satisfied, (ii) establish, adjust and release the amount of reserves provided for in the definitions of “Availability Reserve”, “Eligible Accounts Receivable” and “Eligible Inventory”, (iii) make Overadvances in accordance with Paragraph 14.10(e) of this Section 14, (iv) release any Collateral having a value (as determined by the Agent in its reasonable business judgment) of up to two percent (2.00%) of the Line of Credit in each fiscal year of the Companies and (v) amend any provision of this Financing Agreement or the other Loan Documents in order to cure any error, ambiguity, defect or inconsistency set forth herein or therein. In the event the Agent terminates this Financing Agreement pursuant to the terms hereof, the Agent agrees to cease making additional loans or advances upon the effective date of termination, except for loans or advances which the Agent in its sole discretion determines are reasonably required to preserve, protect or realize upon the Collateral.

14.11 If a Lender’s consent to a waiver, amendment or other course of action is required under the terms of this Financing Agreement and such Lender does not respond to any request by the Agent for such consent within ten (10) Business Days after the date of such request, such failure to respond shall be deemed a consent to the requested course of action. In addition, in the event that any Lender declines to give its consent to any request by the Agent for consent to a waiver, amendment or other course of action requiring the consent of such Lender, each Lender agrees that that any other Lender (or any combination of Lenders) shall have the right (but not the obligation) to purchase such Lender’s Pro Rata Percentage of the Commitments for the full amount thereof as of the date of such purchase, plus accrued interest to the date of such purchase. No other fee to which such Lender may be entitled hereunder (including, without limitation, any Termination Fee, Prepayment Premium or any LIBOR breakage costs) shall be payable with respect to such purchase, notwithstanding the date of such purchase.

14.12 The obligations of the Lenders set forth in Paragraphs 13.3, 13.5, 13.6 of Section 13, and Paragraphs 14.4 and 14.7 of this Section 14 shall survive the termination of this Financing Agreement.

SECTION 15.    Joint and Several Liability of Companies

15.1 All loans made to the Companies shall be deemed jointly funded to, and received by, the Companies. Each Company jointly and severally agrees to pay, and shall be jointly and severally liable for payment and performance of, all Obligations. Each Company acknowledges and agrees that the joint and several liability of the Companies is provided as an inducement to Agent and Lenders to provide loans and other financial accommodations to the Companies, and that each such loan or other financial accommodation shall be deemed to have been done or extended by Agent and Lenders in consideration of, and reliance upon, the joint and several liability of the Companies. The joint and several liability of each Company hereunder is absolute, unconditional and continuing, regardless of the validity or enforceability of any of the Obligations, or the fact that a security interest or lien in any Collateral may not be enforceable or may be subject to the equities or defenses or prior claims of others, or may be invalid or defective in any way and for any reason. Each Company hereby waives, to the full extent permitted by applicable laws, (i) all notices to which such Company may be entitled as co-obligor with respect to the Obligations, including, without limitation, notice of (x) acceptance of this Financing Agreement, (y) the making of loans or other financial accommodations under this Financing Agreement, or the creation or existence of the Obligations, and (z) presentment, demand, protest, notice of protest, and notice of non-payment; and (ii) all defenses based on (w) any modification (or series of modifications) of this Financing Agreement or the other Loan Documents that may create a substituted contract, or that may fundamentally alter the risks imposed on such Company hereunder, (x) the release of any other Company from its duties this Financing Agreement or the other Loan Documents, or the extension of the time of performance of any other Company’s duties hereunder or thereunder, (y) the taking, releasing, impairment or abandonment of any Collateral, or the settlement, release or compromise of the Obligations or any other Company’s liabilities with respect to all or any portion of the Obligations, or (z) any other act (or failure to act) that fundamentally alters the risks imposed on such Company by virtue of its joint and several liability hereunder. It is the intent of each Company by this paragraph to waive any and all suretyship defenses available to such Company with respect to the Obligations, whether or not specifically numerated above.

15.2 Each Company hereby agrees that until the full and final payment and satisfaction of the Obligations and the termination of this Financing Agreement, such Company will not exercise any subrogation, contribution or other right or remedy against the other Company or security for any of the Obligations arising by reason of such Company’s performance or satisfaction of its joint and several liability hereunder. In addition, each Company agrees that (i) such Company’s right to receive any payment of amounts due with respect to such subrogation, contribution or other rights is subordinated to the full and final payment and satisfaction of the Obligations, and (ii) such Company agrees not to demand, sue for or otherwise attempt to collect any such payment until the full and final payment and satisfaction of the Obligations and the termination of this Financing Agreement.

15.3 Notwithstanding any provisions of this Financing Agreement to the contrary, it is the intent of the parties hereto that the joint and several nature of the obligations of the Companies, and the security interests granted by the Companies to secure the Obligations, not constitute a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended, or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance, fraudulent transfer or similar law of any state, nation or other governmental unit, as in effect from time to tome. Accordingly, Agent, Lenders and the Companies agree that if the Obligations of any Company hereunder, or the security interests granted by such Company securing the Obligations would, but for the application of this sentence, constitute a fraudulent conveyance or fraudulent transfer under applicable law, the Obligations of such Company hereunder, as well as the security interests serving such Obligations, shall be valid and enforceable only to the maximum extent that would not cause such obligations, liabilities or security interests to constitute a fraudulent conveyance or fraudulent transfer under applicable law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Financing Agreement to be effective, executed, accepted and delivered at Dallas, Texas, by their proper and duly authorized officers as of the date set forth above.

UNITED FUEL & ENERGY CORPORATION

By:

Title:

THREE D OIL CO. OF KILGORE, INC.

By:

Title:

THE CIT GROUP/BUSINESS CREDIT, INC., as the Agent, the Swingline Lender and a Lender

By:

Title:	Vice President
Amount of Commitment: $30,000,000

SUNTRUST BANK, as Documentation Agent and a Lender

By:

Title:	Vice President

Amount of Commitment: $20,000,000 Address: 303 Peachtree Street - 2nd Floor GA - ATL 1981 Atlanta, Georgia 30308

PNC BANK NATIONAL ASSOCIATION, as a Lender

By:

Title:

Amount of Commitment: $20,000,000 Address: 2100 Ross Avenue Suite 1850 Dallas, Texas 75201

WACHOVIA BANK, N.A., as a Lender

By:

Title:

Amount of Commitment: $20,000,000 Address: 5001 LBJ Freeway, Suite 1050 Dallas, TX 75244

EXHIBIT A

Form of Assignment and Transfer Agreement

ASSIGNMENT AND TRANSFER AGREEMENT

Reference is made to the Second Amended and Restated Financing Agreement dated as of March ___, 2007 (as amended, restated supplemented or otherwise modified and in effect from time to time, the “Financing Agreement”) among United Fuel & Energy Corporation, a Texas corporation (“United”) and Three D Oil Co. of Kilgore, Inc. a Texas corporation (“Three D”, and together with United, individually, a “Company” and collectively the “Companies”), the financial institutions from time to time party thereto, as lenders (collectively, the “Lenders”, and individually, each a “Lender”), and The CIT Group/Business Credit, Inc, a New York corporation, as agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used in this Assignment and Transfer Agreement (this “Agreement”) and not otherwise defined shall have the meanings given to such terms in the Financing Agreement. This Agreement, between the Assignor (as defined and set forth on Schedule 1, which is made a part of this Agreement) and the Assignee (as defined and set forth on Schedule 1) is effective as of Effective Date (as set forth on Schedule 1).

1. The Assignor hereby irrevocably sells and assigns to the Assignee, without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor, without recourse to the Assignor, as of the Effective Date, an undivided interest (the “Assigned Interest”) in and to all of the Assignor’s rights and obligations under the Financing Agreement respecting those, and only those, portions of the financing facilities contained in the Financing Agreement as are set forth on Schedule 1 (collectively, the “Assigned Facilities”), in an amount for each of the Assigned Facilities as set forth on Schedule 1.

2. The Assignor: (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Financing Agreement or any other instrument, document or agreement executed or delivered in connection therewith (collectively the “Loan Documents”), or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreement, any Collateral thereunder or any of the other Loan Documents, other than a representation and warranty that the Assignor is the legal and beneficial owner of the Assigned Interest and that the Assigned Interest is free and clear of any adverse claim; and (ii) makes no representation or warranty and assumes no responsibility with respect to (x) the financial condition of the Companies or any Guarantor, or (y) the performance or observance by the Companies or any Guarantor of any of its respective obligations under the Financing Agreement or any of the Loan Documents.

3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Agreement, (ii) confirms that it has received a copy of the Financing Agreement as amended through the Effective Date, together with the copies of the most recent financial statements of the Companies, and such other documents and information as the Assignee has deemed appropriate to make its own credit analysis, (iii) agrees that the Assignee will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as the Assignee shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Agreement, (iv) appoints and authorizes the Agent to take such action as agent on the Assignee’s behalf and to exercise such powers under the Financing Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (v) agrees that the Assignee will be bound by the provisions of the Financing Agreement and will perform in accordance with its terms all the obligations which by the terms of the Financing Agreement are required to be performed by it as Lender, and (vi) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Financing Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4. Following the execution of this Assignment and Transfer Agreement, such agreement will be delivered to the Agent for acceptance by the Agent, effective as of the Effective Date.

5. Upon such acceptance, from and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee, whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all other appropriate adjustments in payments for periods prior to the Effective Date made by the Agent or with respect to the making of this assignment directly between themselves.

6. From and after the Effective Date, (i) the Assignee shall be a party to the Financing Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations under the Financing Agreement.

7. THIS ASSIGNMENT AND TRANSFER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its respective duly authorized officers on Schedule 1 hereto.

2

Schedule 1 to Assignment and Transfer Agreement

Name of Assignor: __________________________

Name of Assignee: __________________________

Effective Date of Assignment:  ________, 200__

Assigned Facilities	Percentage of Facilities Assigned	Dollar Amount Assigned

Revolving Line of Credit	_____%	$________
Initial Term Loan	_____%	$________
Acquisition Term Loan Line of Credit	_____%	$________

ASSIGNOR:	ASSIGNEE:

_____________________________	_____________________________

By: ___________________________	By: ___________________________
Its: ___________________________	Its: ___________________________

Accepted by the Agent:

THE CIT GROUP/BUSINESS CREDIT,
INC., as Agent as aforesaid

By: ___________________________
Its: ___________________________

EXHIBIT B

EXHIBIT C

EXHIBIT D

EXHIBIT E

EXHIBIT F

Schedule 1—Existing Liens

Schedule 7(1)—Company Information

Exact Name of each Company in its State of Organization:

State of Organization:

Federal Tax I.D. No.:

Chief Executive Office(s):

Tradenames:

Prior Names:

Charter No.:

Schedule 7(15)(e)—Permitted Indebtedness; Other Lending Agreements

Schedule 7(15)(g)—Real Property Owned and Leased/Collateral Locations

Location of Owned Real Property

Location of Leased Real Property	Owner

Schedule 7(15)(h)—Litigation

Schedule 7(15)(l)—Environmental Matters

Schedule 7(15)(q)—Subsidiaries

Schedule 7(15)(r)—Intellectual Property

Owned

Licenses